UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

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FOOT LOCKER, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Annual Meeting
of Shareholders

Proxy Statement

Foot Locker, Inc.

PHADE APPEARANCE AT THE ARTS COLLECTIVE, NEW YORK CITY

FOOT LOCKER STORE OPENING, PARIS

CAM NEWTON WITH 2 CHAINZ AT CHAMPS SPORTS

foot locker
FOOT LOCKER STORE OPENING, ROME, ITALY

kids foot locker
NYC
Foot Locker
APPROVED.
FOOT LOCKER STORE OPENING, TIMES SQUARE, NEW YORK CITY

Foot Locker
APPROVED.
FOOT LOCKER STORE OPENING, ROTTERDAM, NETHERLANDS

JOEL EMBIID AT CHAMPS SPORTS

89
FLY 89 GRAFFITI IN AMSTERDAM

JAMES HARDEN FOOT LOCKER AD

BE LIKE
MIKE
JUMPMAN STORE OPENING, TORONTO

Connecting With Our Customers

330 West 34th Street

New York, New York 10001

Letter from our Chairman and Chief Executive Officer

April 13, 2018

Dear Fellow Shareholder:

While 2017 proved to be a year with many challenges for Foot Locker, Inc., we remained a highly profitable company and I am proud of the way our team handled the dramatic shifts influencing our customers’ preferences and shopping patterns. Against this challenging backdrop, let me describe some of the significant steps we took in 2017. Our Board of Directors took a critical look at governance to assess how we can more effectively protect and increase the value of your investment:

•	Board Refreshment and Diversity. We know that refreshing the Board is a priority for our shareholders. We have refreshed our Board over the past seven years, as seven highly-qualified directors were added to the Board and six directors will have retired as of the 2018 Annual Meeting. Our Board is diverse in terms of gender, age, ethnicity, skills, business experience, tenure, and viewpoints. In particular, the majority of our Board is female or ethnically diverse and most directors serve on the board of another public company.

•	Majority Voting in the Election of Directors. At our 2017 Annual Meeting, shareholders approved an amendment to our By-Laws to implement a majority voting standard in uncontested director elections.

•	Director Qualifications and Skills Matrix. Our directors are highly qualified for service on the Board due to a variety of factors reflected in each director’s education, areas of expertise, and management and board experience, as reflected in the updated director skill-set matrix, which is included in the Proxy Statement.

•	Proxy Access. Our Board adopted amendments to our By-Laws to implement proxy access.

•	Shareholder Engagement. We extended our proactive shareholder engagement program with a specific focus on corporate governance. We believe that this engagement program promotes transparency between the Board and our shareholders and builds informed and productive relationships.

We also made key changes to position the Company for a dynamic future:

•	Investments in Our Future Growth. We invested approximately $270 million in our business to drive future growth. We concentrated a significant portion of this capital spending on enhancing our digital capabilities, and will accelerate our efforts in this area in 2018.

•	Organizational Changes. We made several strategic organizational changes. We realigned our organizational structure to give all-channel sales and profit responsibility (direct-to-customer and stores) to our division leaders to eliminate channel barriers and we expanded the Chief Information Officer role to Chief Information and Customer Connectivity Officer, recognizing the critical role that technology and data play in the customer’s engagement and our omnichannel evolution.

Letter from our Chairman and Chief Executive Officer

The Notice of 2018 Annual Meeting of Shareholders and Proxy Statement contain details of the business to be conducted at the 2018 Annual Meeting.

Your vote is important to us, so regardless of whether you attend the meeting, please vote your shares.

On behalf of the Board and the management team, I want to thank you for your patience and support as we navigate through the turbulence that defines the retail industry today. I look forward to greeting as many of you as possible at the 2018 Annual Meeting.

Sincerely,

Richard A. Johnson

Chairman, President and Chief Executive Officer

330 West 34th Street

New York, New York 10001

Notice of 2018 Annual Meeting of Shareholders

Date and Time:	May 23, 2018 at 9:00 a.m., Eastern Daylight Time (“EDT”)

Location:	NYC33, 125 West 33rd Street, New York, New York 10001
(please see Page 82 for directions to the location of the 2018 Annual Meeting)

Record Date:	Shareholders of record as of March 26, 2018 can vote at this meeting

Items of Business:	• Elect ten members to the Board of Directors (the “Board”) to serve for one-year terms

• Approve, on an advisory basis, our named executive officers’ (“NEOs”) compensation

• Ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2018 fiscal year

• Transact such other business as may properly come before the meeting and at any adjournment or postponement of the meeting

Proxy Voting:	Your vote is important to us. Please exercise your right to vote. Whether or not you plan to attend the 2018 Annual Meeting in person, please promptly vote by telephone, scanning, ballot, Internet, or mail,so your shares will be represented at the 2018 Annual Meeting (please see Page 80 for instructions for voting your shares).

Sheilagh M. Clarke
Senior Vice President, General Counsel and Secretary

April 13, 2018

Important Notice Regarding the Availability of Proxy Materials for

the Annual Meeting of Shareholders to be Held on May 23, 2018

The Company’s Proxy Statement and 2017 Annual Report on Form 10-K are available at http://materials.proxyvote.com/344849.

330 West 34th Street New York, New York 10001

Proxy Statement Summary	Proxies are being solicited by the Board of Directors of Foot Locker, Inc. (NYSE: FL) (“Foot Locker,” the “Company,” “we,” “our,” or “us”) to be voted at our 2018 Annual Meeting. As this is a summary of our Notice of 2018 Annual Meeting of Shareholders and Proxy Statement, please refer to the complete Proxy Statement.

2018 Annual Meeting of Shareholders

Date and Time: May 23, 2018 at 9:00 a.m. EDT Location: NYC33 125 West 33rd Street New York, New York 10001 Record Date: March 26, 2018		Board’s Voting
	Proposal	Recommendation	Page

	Proposal 1	FOR EACH NOMINEE	1
	Elect ten directors to serve for one-year terms

	Proposal 2	FOR	27

	Approve, on an advisory basis, our NEOs’ compensation

	Proposal 3	FOR	74

	Ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2018 fiscal year

On or about April 13, 2018, we started mailing a Notice Regarding the Internet Availability of Proxy Materials to our shareholders.

2018 Proxy Statement	i

Summary

Director Nominees

Ten directors are standing for election at the 2018 Annual Meeting for one-year terms. Jarobin Gilbert, Jr. will be retiring from the Board when his term expires at the conclusion of the meeting in accordance with the director retirement policy. The table below provides summary information about each of the nominees for director. Please see Pages 2 through 7 for additional information about each nominee and Pages 17 through 19 for additional information about the Committees of the Board.

					Committee Membership(2)
Name and Primary Occupation	Age(1)	Director Since	Independent	Other Public Company Boards	A	F	C	N	E
Maxine Clark
Founder, Retired Chairman and Chief Executive Bear of Build-A-Bear Workshop, Inc.	69	2013		Build-A-Bear Workshop, Inc.
Alan D. Feldman
Retired Chairman, President and Chief Executive Officer of Midas, Inc.	66	2005		GNC Holdings, Inc. John Bean Technologies Corporation
Richard A. Johnson
Chairman, President and Chief Executive Officer of Foot Locker, Inc.	60	2014		H&R Block Inc.
Guillermo G. Marmol
President of Marmol & Associates	65	2011		Vitamin Shoppe, Inc.
Matthew M. McKenna
Executive in Residence of Georgetown University, McDonough School of Business	67	2006		None
Steven Oakland
Chief Executive Officer and President of TreeHouse Foods, Inc.	57	2014		TreeHouse Foods, Inc.
Ulice Payne, Jr.
President and Managing Member of Addison-Clifton, LLC	62	2016		ManpowerGroup Inc. The Northwestern Mutual Life Insurance Company WEC Energy Group, Inc.
Cheryl Nido Turpin
Retired President and Chief Executive Officer of the Limited Stores	70	2001		None
Kimberly Underhill
Global President of Kimberly-Clark Professional	53	2016		None
Dona D. Young(3)
Retired Chairman, President and Chief Executive Officer of The Phoenix Companies, Inc.	64	2001		Aegon N.V.

Committees:	A = Audit	F = Finance	C = Compensation	N = Nominating and Governance	E = Executive

Committee Chair
Committee Member
(1)	The ages shown are as of April 13, 2018.
(2)	See Pages 17 through 19 for additional information about the Committees of the Board.
(3)	Lead Director

ii	2018 Proxy Statement

Summary

Board Attendance Over 96% Attendance of Directors at Board and Committee Meetings in 2017	Independence* All directors are independent, except the CEO (9 out of 10 directors are independent)

Diversity*

of Board is female or ethnically diverse	4 are women	1 is African American
1 is Hispanic

Refreshment*	Tenure*	Age*

7 New Directors Added Over Past Seven Years 6 Directors Retired Over Past Seven Years	Years of Service 1-5 6-10 >10	53 Years

Median: 65

70 Years

* As of May 23, 2018.	Foot Locker Policy: Retirement Age 72

2018 Proxy Statement	iii

Summary

Named Executive Officers

Name	Position
Richard A. Johnson	Chairman, President and Chief Executive Officer
Lauren B. Peters	Executive Vice President and Chief Financial Officer
Stephen D. Jacobs	Executive Vice President and Chief Executive Officer—North America
Lewis P. Kimble	Executive Vice President and Chief Executive Officer—International
Pawan Verma	Executive Vice President and Chief Information and Customer Connectivity Officer

Fiscal 2017 Results

We were a highly profitable company in 2017, and despite the challenges and disruptive retail environment we faced during the year, we produced some notable achievements. Highlights include the following:

•	Sales totaled $7.8 billion, slightly higher than 2016 and the most in our history as an athletic company;

•	Cash flow from operations totaled $813 million;

•	Earned net income of $2.22 per share ($3.99 per share on a non-GAAP* basis), a solid performance given the disruption taking place in retail;

•	Invested approximately $270 million in our business to drive future growth; and

•	Returned $624 million to shareholders between the share repurchase program and dividends, spending $467 million to repurchase 12.4 million shares, and paying $157 million in dividends.

*	A reconciliation to GAAP is provided on Page 18 of our 2017 Annual Report on Form 10-K.

iv	2018 Proxy Statement

Proposal 1: Election of Directors

General

There are currently 11 directors on our Board. Jarobin Gilbert, Jr. will be retiring when his term expires at the conclusion of this Annual Meeting, and the Board has fixed the number of directors at 10 effective at such time. All current directors other than Mr. Gilbert are standing for election for a one-year term at this meeting.

We have refreshed our Board over the past seven years, as seven highly-qualified directors were added to the Board and six directors will have retired as of the Annual Meeting. We believe that the Board possesses the appropriate mix of diversity in terms of gender, age, ethnicity, skills, business experience, service on our Board and the boards of other organizations, and viewpoints.

Nominees

Maxine Clark, Alan D. Feldman, Richard A. Johnson, Guillermo G. Marmol, Matthew M. McKenna, Steven Oakland, Ulice Payne, Jr., Cheryl Nido Turpin, Kimberly Underhill, and Dona D. Young will be considered for election as directors to serve for one-year terms expiring at the 2019 Annual Meeting. Each nominee has been nominated by the Board for election and has consented to serve. If, prior to the 2018 Annual Meeting, any nominee is unable to serve, then the persons designated as proxies for this meeting (Sheilagh M. Clarke, John A. Maurer, and Lauren B. Peters) will have full discretion to vote for another person to serve as a director in place of that nominee, unless the Board decides to reduce the size of the Board.

Director Qualifications

The Nominating and Corporate Governance Committee (the “Nominating and Governance Committee”) reviewed and updated the director skill-set matrix in light of the Company’s long-term strategic plan and evaluated the directors’ skills, experience, and qualifications under the updated matrix, which is shown on Page 7.

The Board, acting through the Nominating and Governance Committee, considers its members, including those directors being nominated for reelection to the Board at the 2018 Annual Meeting, to be highly qualified for service on the Board due to a variety of factors reflected in each director’s education, areas of expertise, and experience serving on the boards of directors of other organizations during the past five years. Generally, the Board seeks individuals with broad-based experience, and who have the background, judgment, independence, and integrity to represent the shareholders in overseeing the Company’s management in their operation of the business. Within this framework, specific items relevant to the Board’s determination for each director are listed in each director’s biographical information beginning on Page 2. The ages shown are as of April 13, 2018. There are no family relationships among our directors or executive officers.

The Board recommends that shareholders vote
FOR the election of each of the
ten identified nominees to the Board.

2018 Proxy Statement	1

Proposal 1

Maxine Clark Independent Director Age: 69 Director since: 2013 Committees: Compensation, Finance

Ms. Clark served as Chief Executive Bear of Build-A-Bear Workshop, Inc. (retail merchants) from her founding the company in 1997 until her retirement in June 2013, and served as its Chairman from April 2000 until November 2011. Following her retirement, Ms. Clark served as a consultant to Build-A-Bear Workshop until January 2014. Ms. Clark is a director of Build-A-Bear Workshop, Inc. She serves as chairwoman of the St. Louis Regional Educational and Public Television Commission (KETC/-Channel 9 Public Television), a director of PBS, a director of the Barnes-Jewish Hospital in St. Louis, and a director of the Goldfarb School of Nursing at Barnes-Jewish College. She was a director of Gymboree Corp. from November 2014 to September 2017 and a trustee of the International Council of Shopping Centers.

Skills and Qualifications

Ms. Clark has extensive experience in both domestic and international retailing, including founding and leading Build-A-Bear Workshop, serving as President of Payless ShoeSource, Inc., and serving for 19 years as an executive of The May Department Stores Company. She adds significant experience to our Board in strategic planning, real estate, digital technology, and marketing. Her retail and business background, as well as her financial expertise, are particularly useful for her service as a member of the Finance and Strategic Planning Committee (the “Finance Committee”).

Alan D. Feldman Independent Director Age: 66 Director since: 2005 Committees: Compensation (Chair), Executive, Finance

Mr. Feldman served as Chairman, President and Chief Executive Officer of Midas, Inc. (automotive repair and maintenance services) from May 2006 to April 2012, and as President and Chief Executive Officer of Midas, Inc. from January 2003 to April 2006. He was an independent consultant from March 2002 to January 2003. Mr. Feldman previously served as an executive at PepsiCo, Inc., Pizza Hut, Inc., and McDonald’s Corporation. Mr. Feldman is a director of John Bean Technologies Corporation and GNC Holdings, Inc., the Chair of the Foundation Board of the University of Illinois, and a member of the Governing Council of Good Samaritan Hospital. He was a director of Midas, Inc. from January 2003 to April 2012.

Skills and Qualifications

Mr. Feldman is a recognized business leader with a broad base of experience in franchised retail operations, brand management, and customer relations. He previously served as Chairman, President and Chief Executive Officer of Midas, Inc. and currently serves on the boards of two other public companies, John Bean Technologies Corporation and GNC Holdings, Inc. Mr. Feldman’s leadership skills, retail knowledge, financial expertise, and executive experience provide particularly useful background for his service as a member of the Finance Committee and as Chair of the Compensation and Management Resources Committee (the “Compensation Committee”).

2	2018 Proxy Statement

Proposal 1

Richard A. Johnson Chairman, President and Chief Executive Officer Age: 60 Director since: 2014 Committee: Executive (Chair)

Mr. Johnson has served as the Company’s Chairman of the Board since May 2016, and President and Chief Executive Officer since December 2014. Mr. Johnson served as Executive Vice President and Chief Operating Officer from May 2012 to November 2014. He served as Executive Vice President and Group President-Retail Stores from July 2011 to May 2012; President and Chief Executive Officer of Foot Locker U.S., Lady Foot Locker, Kids Foot Locker, and Footaction from January 2010 to June 2011; President and Chief Executive Officer of Foot Locker Europe from August 2007 to January 2010; and President and Chief Executive Officer of Footlocker.com/Eastbay from April 2003 to August 2007. Mr. Johnson has been a director of H&R Block Inc. since September 2015 and was previously a director of Maidenform Brands, Inc. from January 2013 to October 2013.

Skills and Qualifications

Mr. Johnson has extensive experience as a retail company executive, including 21 years at the Company. He serves as our Chairman, President and Chief Executive Officer. Mr. Johnson has led all of the Company’s major businesses in the United States, International, and Direct-to-Customer and has extensive knowledge of all facets of the Company’s business. He has played an integral role in developing and executing the Company’s strategic plans. He also has experience serving as a director of a public company through his current service as a director of H&R Block Inc. (including on the audit and compensation committees) and past service at Maidenform Brands, Inc.

Guillermo G. Marmol Independent Director Age: 65 Director since: 2011 Committees: Audit (Chair), Executive, Finance

Mr. Marmol has served as President of Marmol & Associates (consulting firm that provides advisory services and investment capital to early stage technology companies) since March 2007 and, prior to that, from October 2000 to May 2003. He served as Division Vice President and a member of the Executive Committee of Electronic Data Systems Corporation (global technology services company) from June 2003 to February 2007, and as a director and Chief Executive Officer of Luminant Worldwide Corporation (internet professional services company) from July 1998 to September 2000. He served as Vice President and Chair of the Operating Committee of Perot Systems Corporation (information technology and business solutions company) from December 1995 to June 1998. He began his career at McKinsey & Company (management consulting firm) from 1990 to 1995, rising to Senior Partner, and was a leader of the organization and business process redesign practices. Mr. Marmol is a director of Vitamin Shoppe, Inc. and Principal Solar Inc., and he is a member of the Board of Trustees and Chair of the Finance Committee of the Center for a Free Cuba. Mr. Marmol was a director of Information Services Group, Inc. from 2012 to 2013 and KERA/KXT North Texas Public Broadcasting Inc. from 2015 to 2017.

Skills and Qualifications

Mr. Marmol has a significant background in information technology and systems, which continues to be highly important to the Company as we enhance our technology and systems and build a more powerful digital business to connect with our customers. He also serves as a director and Chair of the Nomination and Governance Committee of another public company, Vitamin Shoppe, Inc. Through his long tenure as a management consultant focusing on strategic analysis and business processes, he brings valuable knowledge and expertise to his service on the Board, as Chair of the Audit Committee and as a member on the Finance Committee.

2018 Proxy Statement	3

Proposal 1

Matthew M. McKenna Independent Director Age: 67 Director since: 2006 Committees: Audit, Executive, Finance (Chair)

Mr. McKenna has served as Executive in Residence of Georgetown University’s McDonough School of Business since February 2017. He served as Senior Advisor to the U.S. Secretary of Agriculture from July 2013 to January 2017; President and Chief Executive Officer of Keep America Beautiful, Inc. (non-profit community improvement and educational organization) from January 2008 to June 2013; and Senior Vice President of Finance of PepsiCo, Inc. (global snack and beverage company) from August 2001 through December 2007. Mr. McKenna serves on the board of MTC Productions, Inc., a non-profit affiliate of the Manhattan Theater Club. He is also an adjunct professor at Fordham University School of Law in New York City. Mr. McKenna was a director of PepsiAmericas, Inc. from 2001 to 2010.

Skills and Qualifications

Mr. McKenna has extensive legal, corporate taxation, and financial expertise, having served as a partner at an international law firm in New York City, and as a senior financial officer of PepsiCo, Inc., which is particularly useful background for his service as Chair of the Finance Committee and as a member of the Audit Committee. In addition, Mr. McKenna has government experience based on his experience as Senior Advisor to the U.S. Secretary of Agriculture. He also brings the perspective of the non-profit sector from his previous positions as President and Chief Executive Officer of Keep America Beautiful, Inc. and Chairman of Ignatian Volunteer Corps., as well as his current position as Executive in Residence of Georgetown University and adjunct professor at Fordham University.

Steven Oakland Independent Director Age: 57 Director since: 2014 Committees: Compensation, Executive, Nominating and Governance (Chair)

Mr. Oakland has served as Chief Executive Officer and President of TreeHouse Foods, Inc. (manufacturer of packaged foods and beverages) since March 2018. He previously served as Vice Chair and President, U.S. Food and Beverage of The J.M. Smucker Company (“Smucker’s”) (manufacturer of packaged foods and beverages) from May 2016 to March 2018; President, Coffee and Foodservice of Smucker’s from April 2015 to April 2016; President, International Food Service of Smucker’s from May 2011 to March 2015; and President, U.S. Retail-Smucker’s Jif, and Hungry Jack from August 2008 to May 2011. He also serves on the board of MTD Products, Inc., a privately-held manufacturing company.

Skills and Qualifications

Mr. Oakland brings to our Board a broad-based business background and extensive experience in domestic and international consumer products operations, with particular strength in customer engagement, marketing, brand-building, and strategic planning. Additionally, Mr. Oakland is actively involved in management resources issues and governance matters as the chief executive of a public company, providing him with relevant expertise as a member of the Compensation Committee and Chair of the Nominating and Governance Committee. Mr. Oakland also has risk management, business development, and mergers and acquisitions experience.

4	2018 Proxy Statement

Proposal 1

Ulice Payne, Jr. Independent Director Age: 62 Director since: 2016 Committees: Audit, Nominating and Governance

Mr. Payne has served as President and Managing Member of Addison-Clifton, LLC (global trade compliance advisory services provider) since May 2004. He previously served as a Partner, from February 1998 to September 2002, and as Managing Partner, from 2001 to 2002, of Foley & Lardner, LLP, a Milwaukee-based law firm; and President and Chief Executive Officer of the Milwaukee Brewers Baseball Club from September 2002 to December 2003. Mr. Payne presently serves as a director of ManpowerGroup Inc., The Northwestern Mutual Life Insurance Company, and WEC Energy Group, Inc. He previously served as a director of Badger Meter, Inc.

Skills and Qualifications

Mr. Payne brings to our Board significant managerial, operational, financial, public service, and global experience as a result of many senior positions he has held, including as President and Managing Member of Addison-Clifton, LLC, President and Chief Executive Officer of the Milwaukee Brewers Baseball Club, Managing Partner of Foley & Lardner, LLP, and the Wisconsin Commissioner of Securities. He also serves as a director of three other public companies, ManpowerGroup Inc., The Northwestern Mutual Life Insurance Company, and WEC Energy Group, Inc. As Foot Locker is a global company, the Board also benefits from his broad experience in, and knowledge of, international business and global trade compliance. In addition, Mr. Payne’s past and present experience on the boards of several public corporations includes service as a member of either the audit or finance committee at each of these companies, which is beneficial to the Board.

Cheryl Nido Turpin Independent Director Age: 70 Director since: 2001 Committees: Compensation, Nominating and Governance

Ms. Turpin served as President and Chief Executive Officer of the Limited Stores (retail merchants), a division of Limited Brands, Inc., from June 1994 to August 1997. Prior to that, she served as President and Chief Executive Officer of Lane Bryant, a subsidiary of The Limited Stores, Inc., from January 1990 to June 1994. Ms. Turpin served as a director of The Warnaco Group, Inc. from 2004 to February 2013, and as a director of Stage Stores, Inc. from 2010 to 2011.

Skills and Qualifications

Ms. Turpin brings to our Board long experience as a retail executive, most recently as President and Chief Executive Officer of Limited Stores, where she worked in a multi-divisional retail structure similar to our Company. She previously served as a director of two other public companies, The Warnaco Group, Inc. and Stage Stores, Inc., and she served as chair of the compensation committees of those companies. Her strong retail and brand marketing background strongly complements the expertise of the Board, and her past service as chair of the compensation committees of other public retail companies provides particularly useful background for her service on our Compensation Committee.

2018 Proxy Statement	5

Proposal 1

Kimberly Underhill Independent Director Age: 53 Director since: 2016 Committees: Compensation, Finance

Ms. Underhill has served as Global President of Kimberly-Clark Professional, a unit of Kimberly-Clark Corporation (global manufacturer of branded personal care, consumer tissue, and professional healthcare products) since April 2014. She previously served in other senior leadership positions with Kimberly-Clark, including President, Consumer Europe from August 2011 to April 2014; Vice President Country Manager, UK and Ireland from September 2009 to August 2011; and President, North America Group Products, Family Care from October 2006 to August 2009. She is also a member of the Board of Directors of the Network of Executive Women (women’s leadership organization serving retail and consumer goods industries).

Skills and Qualifications

Ms. Underhill brings to our Board a broad-based business background and extensive experience in domestic and international consumer products operations, with particular strength in marketing, brand-building, strategic planning, and international business development. Additionally, Ms. Underhill is actively involved in management resources issues as a senior executive of a public company, which provides relevant expertise to both our Compensation Committee and Finance Committee, of which she is a member. Through her senior executive position at Kimberly-Clark, Ms. Underhill also has international and business development experience.

Dona D. Young Independent Lead Director Age: 64 Director since: 2001 Committees: Audit, Executive, Nominating and Governance

Mrs. Young retired in April 2009 as Chairman, President and Chief Executive Officer of The Phoenix Companies, Inc. (at the time an insurance and asset management company) after a nearly 30-year career. She currently engages in independent strategic advising and consulting, with a focus on corporate social responsibility and board governance issues, and CEO coaching and counseling. She is a member of the Supervisory Board of Aegon N.V. (multinational life insurance, pension, and asset management company), a trustee of the Saint James School in Saint James, Maryland, and a trustee of Save the Children (international non-profit organization) where she serves as Vice Chair of the Audit Committee. She has previously served as a director of The Phoenix Companies, Inc., Wachovia Corporation, Sonoco Products Company, and Wittenberg University in Springfield, Ohio.

Skills and Qualifications

Mrs. Young brings significant financial, business, governance, and legal experience to our Board. Her long experience in the financial services sector, including service as both Chief Executive Officer and General Counsel of Phoenix, has exposed Mrs. Young to a number of areas, including financial reporting, leadership and talent development, and risk management. As a director and former executive, she also has extensive transactional experience, including mergers and acquisitions, divestitures, spin-offs, and restructurings. Mrs. Young’s recognized leadership skills and broad corporate governance experience concerning board succession planning, board composition, and executive leadership, are useful for her service as Lead Director and a member of both the Nominating and Governance Committee and the Audit Committee. Mrs. Young serves as a member of the Supervisory Board, Chair of the Risk Committee, and a member of the Audit Committee of Aegon N.V. She also serves as a director of Save the Children US, where she serves as Chair of the Audit Committee. She is also a director of Save the Children International and Save the Children Association. Mrs. Young is a faculty member of the NACD Board Advisory Services, was named to the NACD Directorship 100 for 2015, and has been an NACD Board Leadership Fellow since 2013. She was a 2012 Advanced Leadership Fellow at Harvard University. Mrs. Young recently completed the NACD Cyber-Risk Oversight Program and earned a CERT Certificate in Cybersecurity Oversight issued by Carnegie Mellon University.

6	2018 Proxy Statement

Proposal 1

Summary of Director Qualifications and Experience

	Maxine Clark	Alan D. Feldman	Jarobin Gilbert, Jr.(1)	Richard A. Johnson	Guillermo G. Marmol	Matthew M. McKenna	Steven Oakland	Ulice Payne, Jr.	Cheryl Nido Turpin	Kimberly Underhill	Dona D. Young
Leadership
Chief Executive experience is important because directors who have served as CEOs of public or substantial privately-held or non-profit companies have experience working, communicating, and engaging with a variety of important stakeholder groups, including shareholders, bondholders, and investment analysts
Strategy
Broad-Based Business expertise provides a depth of experience to leverage in evaluating issues, and making business judgments
Digital and Channel Connectivity experience is important to the Company as we build a more powerful digital experience for our customers
Public Service experience is relevant to the Company as it is affected by government actions
Information Security experience is relevant given the importance of protecting both the Company’s and our customers’ information
International experience is important in understanding and reviewing our business and strategy outside of the United States, particularly in Europe as it is a strategic priority
Investment experience is important in evaluating our financial statements and investment strategy
Retail, Brand Marketing, and Social Media experience gives directors a practical understanding of assessing, developing, and implementing our marketing and customer engagement strategies
Strategic Planning and Analysis experience provides a practical understanding of assessing, developing, and implementing the metrics of our long-term financial objectives and strategic priorities
Target Market experience is important to understand our business and strategy as our brands keenly focus on their target customers
Technology and Systems experience is important given the importance of technology to the retail marketplace, our internal operations, and our customer engagement initiatives
Governance
Accounting or Financial expertise gained from experience as a CEO, audit professional, or finance executive is important because it assists our directors in understanding and overseeing our financial reporting and internal controls
Business Development / Mergers and Acquisitions experience is important because it helps in assessing potential growth opportunities
Corporate Governance experience is important because it supports our goals of strong Board and management accountability, transparency, and protection of shareholder interests
Risk Management experience is helpful to the Board’s role in overseeing the risks facing the Company

(1)	Mr. Gilbert is not standing for reelection as a director and will retire from the Board following the 2018 Annual Meeting of Shareholders.

2018 Proxy Statement	7

Corporate Governance

The Board is committed to good corporate governance and has adopted Corporate Governance Guidelines and other policies and practices to guide the Board and senior management.

Board Diversity

We believe that the Board possesses the appropriate mix of diversity in terms of gender, age, ethnicity, skills, business experience, service on our Board and the boards of other organizations, and viewpoints. We have refreshed our Board over the past seven years, as seven highly-qualified directors were added to the Board, and six directors will have retired as of this Annual Meeting.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines. The Board periodically reviews the guidelines and revises them, as appropriate. The Corporate Governance Guidelines are available on the corporate governance section of the Company’s corporate website at www.footlocker.com/corpgov. You may also obtain a printed copy of the guidelines by writing to the Secretary at the Company’s headquarters.

Global Sourcing Guidelines

The Company has adopted Global Sourcing Guidelines that set out standards applicable to the production of all products sold in our stores. The Company periodically reviews the guidelines and revises them, as appropriate. The Global Sourcing Guidelines are available on the corporate governance section of the Company’s corporate website at www.footlocker.com/corpgov. You may also obtain a printed copy of the guidelines by writing to the Secretary at the Company’s headquarters.

Committee Charters

The Board has adopted charters for each of the Audit Committee, the Compensation Committee, the Finance Committee, and the Nominating and Governance Committee. Copies of the charters for these committees are available on the corporate governance section of the Company’s corporate website at www.footlocker.com/corpgov. You may also obtain printed copies of these charters by writing to the Secretary at the Company’s headquarters.

Proxy Access

In February 2018, our Board adopted amendments to our By-Laws to implement proxy access. Under our proxy access bylaw, a shareholder, or a group of up to 20 shareholders, owning at least 3% of the Company’s outstanding common stock continuously for at least three years as of the date of the notice of nomination, may nominate and include in the Company’s proxy materials director nominees constituting up to two individuals or 20% of the Board, whichever is greater (subject to certain limitations set forth in the By-Laws), provided that the shareholder(s) and nominee(s) satisfy the requirements specified in the By-Laws.

The Board spent significant time evaluating the adoption of a proxy access bylaw. In crafting the bylaw, the Board considered a variety of views on proxy access, including feedback received from extensive discussions with our shareholders and independent advisors with expertise in corporate governance. A number of our shareholders have expressed support for proxy access provisions, and the Board believes the bylaw is in the best interest of all shareholders.

Majority Voting in the Election of Directors

At our 2017 Annual Meeting, shareholders approved an amendment to our By-Laws to implement a majority voting standard in uncontested director elections. Our By-Laws previously had provided for a plurality vote standard in director elections. Beginning with our 2018 Annual Meeting, directors must be elected by a majority of the votes cast in elections for which the number of

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Corporate Governance

nominees for election does not exceed the number of directors to be elected. A plurality vote standard will continue to apply to contested elections where the number of nominees exceeds the number of directors to be elected. Our Corporate Governance Guidelines provide that any incumbent director who does not receive a majority of the votes cast in an uncontested election is required to tender his or her resignation for consideration by the Nominating and Governance Committee. The Nominating and Governance Committee will make a recommendation to the Board whether to accept or reject the resignation, or whether other action should be taken. In determining its recommendation to the Board, the Nominating and Governance Committee will consider all factors that it deems relevant and, following such determination, the Company will promptly disclose publicly the Board’s decision, including, if applicable, the reasons for rejecting the tendered resignation.

Director Independence

The Board believes that a significant majority of its members should be independent, as determined by the Board based on the criteria established by the New York Stock Exchange (the “NYSE”). Each year, the Nominating and Governance Committee reviews any relationships between outside directors and the Company that may affect independence. Currently, one of the eleven members of the Board serves as an officer of the Company, and the remaining ten directors are independent under the criteria established by the NYSE. Please see Pages 16 through 17 for more information regarding director independence.

Committee Rotation

As a general principle, the Board believes that the periodic rotation of committee assignments on a staggered basis is desirable and provides an opportunity to foster diverse perspective and develop breadth of knowledge within the Board. In 2017, Ms. Clark rotated off of the Audit Committee and onto the Compensation Committee and Mrs. Young rotated off of the Compensation Committee and onto the Audit Committee.

Lead Director

The Board believes that when the positions of Chairman and Chief Executive Officer are held by the same person, an independent lead director should be appointed.

The Lead Director’s responsibilities include:

•	presiding at Board meetings at which the Chairman is not present;

•	presiding at executive sessions of the independent directors;

•	attending meetings of each of the Board committees;

•	encouraging and facilitating active participation by, and communication among, all directors;

•	serving as the liaison between the independent directors and the Chairman;

•	approving Board meeting agendas after conferring with the Chairman and other members of the Board, as appropriate, and adding agenda items in her discretion;

•	approving Board meeting schedules to ensure that there is sufficient time for discussion of all agenda items;

•	having the authority to call meetings of the independent directors;

•	leading the Board’s annual performance evaluation of the Chief Executive Officer, including an annual evaluation of the Chief Executive Officer’s interaction with the Board;

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Corporate Governance

•	being available to advise the Chairman and the committee chairs in fulfilling their designated roles and responsibilities to the Board; and

•	performing such other functions as the Board or other directors may request.

The Board considers the periodic rotation of the Lead Director from time to time, taking into account experience, continuity of leadership, and the best interests of the Company.

Dona D. Young currently serves as the Lead Director. The Board believes that Mrs. Young is well suited to serve as Lead Director, given her business, financial, and governance background, as well as her more than seventeen years of service on our Board.

Board Leadership Structure

Our Board evaluates, from time to time as appropriate, whether the same person should serve as Chairman and Chief Executive Officer, or whether the positions should be held by different persons, in light of all relevant facts and circumstances and what it considers to be in the best interests of the Company and our shareholders. Since May 2016, the positions of Chairman and Chief Executive Officer have been held by Richard A. Johnson, with Dona D. Young serving as independent Lead Director. The Board has utilized various leadership structures since 2001, as shown below:

Date	Leadership Structure
March 2001 – February 2004	Positions separated, with an independent director serving as Non-Executive Chairman
February 2004 – August 2009	Positions combined, with an independent Lead Director
August 2009 – January 2010	Positions separated, with the former Chairman and Chief Executive Officer serving as
Executive Chairman and an independent director serving as Lead Director
January 2010 – December 2014	Positions combined, with an independent Lead Director
December 2014 – May 2015	Positions separated, with the former Chairman and Chief Executive Officer serving as
Executive Chairman, and an independent director serving as Lead Director
May 2015 – May 2016	Positions separated, with an independent director serving as Non-Executive Chairman
May 2016 – Present	Positions combined, with an independent Lead Director

The Board believes that, based on the Company’s current facts and circumstances, its Board leadership structure is appropriate.

Executive Sessions of Non-Management Directors

The Board holds regularly scheduled executive sessions of non-management directors in conjunction with each quarterly Board meeting. Dona D. Young, as Lead Director, presides at these executive sessions.

Board Evaluations

Each year, the Board and its committees engage in a robust evaluation process consistent with the Board’s goal of continuous improvement. The Nominating and Governance Committee oversees the evaluation process and reviews the procedures, which may vary from year to year, in advance of each year’s evaluation. The process is designed to elicit candid feedback regarding the areas in which the Board and its committees could improve their effectiveness and utilizes surveys, individual interviews, and action planning. For the 2018 evaluation process, the Board has engaged an independent third party to facilitate individual director peer assessments.

Board Members’ Attendance at Annual Meetings

Directors are expected to attend annual meetings of shareholders. The annual meeting is normally scheduled on the same day as a quarterly Board meeting. In 2017, all of the directors attended the annual meeting.

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Director On-Boarding and Education

We have an on-boarding program for new directors that is intended to educate a new director on the Company and the Board’s practices. Over the course of the one-year on-boarding program, the newly-elected director meets with the Company’s Chief Executive Officer, Chief Financial Officer, General Counsel and Secretary, and other members of senior management, to review the Company’s business operations, financial matters, strategy, investor relations, risk management, corporate governance, composition of the Board and its committees, and succession and development plans. Additionally, he or she visits our stores near the Company’s New York headquarters, and elsewhere, with senior management for an introduction to store operations. During the on-boarding year, new directors periodically meet with the Lead Director and with the committee chairs for a deep dive into the work of the committees. We also provide the Board with educational training from time to time on subjects applicable to the Board and the Company, including with regard to retailing, accounting, financial reporting, and corporate governance, using both internal and external resources, and we encourage all directors to attend other continuing education programs to maintain their expertise.

Payment of Directors’ Fees in Stock

The non-employee directors receive one-half of their annual retainer fees, including committee chair retainer fees, in shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), with the balance payable in cash. Directors may elect to receive up to 100% of their annual retainer fees in stock.

Director Retirement

The Board has established a policy in its Corporate Governance Guidelines that directors retire from the Board at the annual meeting of shareholders following the director’s 72nd birthday.

Change in a Director’s Principal Employment

The Board has established a policy whereby a director is required to advise the Chair of the Nominating and Governance Committee of any change to his or her principal employment. If requested by the Chair of the Committee, after consultation with the members of the Committee, the director will submit a letter of resignation to the Chair of the Committee, and the Committee would then meet to consider whether to accept or reject the resignation.

Succession Planning

The Board engages in an effective planning process to identify, evaluate, and select potential successors to the Chief Executive Officer and other members of senior management. The Chief Executive Officer reviews senior management succession planning with the Board. Each director has complete and open access to any member of management. Members of management are invited regularly to make presentations at Board and committee meetings and meet with directors in informal settings to allow the directors to form a more complete understanding of the executives’ skills and character.

Risk Oversight

The Board has oversight responsibilities regarding risks that could affect the Company. This oversight is conducted primarily through the Audit Committee. The Audit Committee has established procedures for reviewing the Company’s risks. These procedures include regular risk monitoring by management to update current risks and identify potential new and emerging risks, quarterly risk reviews by management with the Audit Committee, and an annual risk report to the full Board. In addition, the Audit Committee receives regular briefings from our Chief Information and Customer Connectivity Officer, Chief Financial Officer, Chief Accounting Officer, General Counsel, head of our internal audit function, and outside experts on cybersecurity risks and cyber risk oversight. During these meetings, the Audit Committee and management discuss these risks, risk management activities and efforts, best practices, lessons learned from incidents at other companies, the effectiveness of our security measures, and other related matters. The Audit Committee Chair reports on the committee’s meetings, considerations, and actions to the full Board at the next Board meeting following each committee meeting. Also,

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Corporate Governance

the Compensation Committee considers risk in relation to the Company’s compensation policies and practices. The Compensation Committee’s independent compensation consultant provides an annual report to the committee on risk relative to the Company’s compensation programs.

The Company believes that this process for risk oversight is appropriate in light of the Company’s business, size, and active senior management participation, including by the Chief Executive Officer, in managing risk and holding regular discussions on risk with the Audit Committee, the Compensation Committee, and the Board.

Stock Ownership Guidelines

The Board has adopted Stock Ownership Guidelines applicable to the Board, the Chief Executive Officer, and other covered executives. The Guidelines are as follows:

Covered Position	Stock Ownership Guidelines
Non-employee Director	4x Annual Retainer Fee
Chief Executive Officer	6x Annual Base Salary
Executive Vice President	3x Annual Base Salary
Senior Vice President	2x Annual Base Salary
Senior Vice President and General Manager / President of Operating Division	2x Annual Base Salary
Vice President and General Manager	0.5x Annual Base Salary
Corporate Vice President	0.5x Annual Base Salary

Shares of unvested restricted stock, unvested restricted stock units (“RSUs”), and deferred stock units (“DSUs”) are counted towards ownership for purposes of the Stock Ownership Guidelines. Performance-based RSUs are counted once earned. Stock options and shares held through the Foot Locker 401(k) Plan are disregarded in calculating ownership for purposes of the Stock Ownership Guidelines.

Directors, the Chief Executive Officer, and other covered executives are required to be in compliance within five years of becoming subject to these guidelines. In the event of any increase in the required ownership level, whether as a result of an increase in the annual retainer fee or base salary or an increase in the required ownership multiple, the target date for compliance with the increased ownership guideline would be five years after the effective date of such increase.

All executives and continuing directors who were required to be in compliance with the guidelines as of the end of the 2017 fiscal year are in compliance. The Company measures compliance with the guidelines at the end of the prior fiscal year based on the market value of the Company’s stock at that time.

If a director, the Chief Executive Officer, or other covered executive fails to be in compliance with the guidelines as of the end of the prior fiscal year, he or she must hold the net shares obtained through future stock option exercises and restricted stock and RSU vestings, after payment of applicable taxes, until again regaining compliance with the guidelines. In order to take into consideration fluctuations in the Company’s stock price, any person who has been in compliance with the guidelines as of the end of at least one of the two preceding fiscal years and who has not subsequently sold shares will not be subject to this holding requirement. For non-employee directors, the Nominating and Governance Committee will consider a director’s failure to comply with the Stock Ownership Guidelines when considering that director for reelection.

Political Contributions

Our Code of Business Conduct prohibits making contributions on behalf of the Company to political parties, political action committees, political candidates, or holders of public office. The Company is a member of several trade associations which, as

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part of their overall activities, may engage in advocacy activities with regard to issues important to the retail industry or the business community generally.

Shareholder Engagement

We value our shareholders’ views and insights, which is why last year we extended our proactive shareholder engagement program with a specific focus on corporate governance and related areas. This program complements the ongoing dialogue throughout the year among our shareholders and our Chief Executive Officer, Chief Financial Officer, and Investor Relations team on financial and strategic performance. Our engagement program is designed to reach out to our shareholders and hear their perspectives about issues that are important to them, both generally and with regard to the Company, and gather feedback. We believe that this engagement program promotes transparency between the Board and our shareholders and builds informed and productive relationships.

In the fall of 2017, our Lead Director and a member of management met individually with five top shareholders, as well as a proxy advisory firm, and discussed topics such as board refreshment and composition, the board evaluation process, boardroom and company culture, and corporate responsibility. We shared the feedback gained from these meetings with the full Board and the Nominating and Governance Committee, as well as compensation-specific feedback with the Compensation Committee, and, as a result of the feedback, our Board adopted amendments to our By-Laws to implement proxy access, and enhancements have been made to this proxy statement to further improve transparency. As reflected in the following engagement cycle, the Company oversees a rigorous and comprehensive shareholder engagement process:

Summer
•	Board reviews the voting results of the Company’s annual shareholders’ meeting.

•	Board reviews governance trends and key topics from the proxy season and peer company practices.
Fall
•	We reach out to shareholders and proxy advisors to engage in conversations and hear their concerns and other feedback on our governance and compensation practices.

•	Our Lead Director shares the feedback with the Board.
Winter
•	The Board uses the feedback from our engagement meetings in its review of governance and compensation practices for the coming year.

•	We begin drafting the proxy statement and consider disclosure improvements based on the engagement feedback.
Spring
•	We file our proxy statement and reach out to shareholders to answer any questions they may have on the items being voted on at the annual shareholders’ meeting.

•	We hold our annual shareholders’ meeting.

Please continue to share your thoughts or concerns at any time. The Board has established a process to facilitate communication by shareholders with the Board. Please see Communications with the Board on Page 14.

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Corporate Governance

Communications with the Board

The Board has established a procedure for shareholders and other interested parties to send communications to the non-management members of the Board. Shareholders and other interested parties who wish to communicate directly with the non-management directors of the Company should send a letter to the Board of Directors, c/o Secretary, Foot Locker, Inc., 330 West 34th Street, New York, New York 10001.

The Secretary will promptly send a copy of the communication to the Lead Director, who may direct the Secretary to send a copy of the communication to the other non-management directors and may determine whether a meeting of the non-management directors should be called to review the communication.

A copy of the Procedures for Communications with the Board is available on the corporate governance section of the Company’s corporate website at www.footlocker.com/corpgov. You may obtain a printed copy of the procedures by writing to the Secretary at the Company’s headquarters.

Retention of Outside Advisors

The Board and all of its committees have authority to retain outside advisors and consultants that they consider necessary or appropriate in carrying out their respective responsibilities. The independent accountants are retained by, and report directly to, the Audit Committee. In addition, the Audit Committee is responsible for the selection, assessment, and termination of the internal auditors to which the Company has outsourced a portion of its internal audit function, which is ultimately accountable to the Audit Committee. Similarly, the consultant retained by the Compensation Committee to assist in the evaluation of senior executive compensation reports directly to that committee.

Code of Business Conduct

The Company has adopted a Code of Business Conduct for directors, officers, and other employees, including its Chief Executive Officer, Chief Financial Officer, and Chief Accounting Officer. The Company periodically reviews the Code of Business Conduct and revises it, as appropriate. A copy of the Code of Business Conduct is available on the corporate governance section of the Company’s corporate website at www.footlocker.com/corpgov. You may obtain a printed copy of the Code of Business Conduct by writing to the Secretary at the Company’s headquarters.

Any waivers of the Code of Business Conduct for directors and executive officers must be approved by the Audit Committee. The Company promptly discloses amendments to the Code of Business Conduct and any waivers of the Code of Business Conduct for directors and executive officers on the corporate governance section of the Company’s corporate website at www.footlocker.com/corpgov.

Related Person Transactions

We individually inquire of each of our directors and executive officers about any transactions in which the Company and any of these related persons or their immediate family members are participants. We also make inquiries within the Company’s records for information on any of these kinds of transactions. Once we gather the information, we then review all relationships and transactions of which we are aware in which the Company and any of our directors, executive officers, their immediate family members or five-percent shareholders are participants to determine, based on the facts and circumstances, whether the related persons have a direct or indirect material interest. The General Counsel’s office coordinates the related person transaction review process. The Nominating and Governance Committee reviews any reported transactions involving directors and their immediate family members in making its recommendation to the Board on the independence of the directors. The Company’s written policies and procedures for related person transactions are included within both the Corporate Governance Guidelines and the Code of Business Conduct. There were no related person transactions in 2017.

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Environmental, Social, and Governance Responsibility and Reputation

The Company recognizes that environmental, social, and governance (ESG) issues are of increasing importance to many investors. Managing and reporting ESG business practices helps the Company compete in a business environment characterized by finite natural resources, changing legislation, and heightened public expectations.

As a company, our commitment to community is stronger than ever. Giving back to those in need and enriching people’s lives is a deep-rooted philosophy ingrained in our corporate culture that extends to our associates around the world. Corporate social responsibility is a company-wide commitment informed by, and integrated into, our business strategy. In a year marked by devastation and tragedy, our associates vitalized our core value of community by uniting to effect positive change during an incredible time of need. In the aftermath of the storms and natural disasters that touched so many of our customers and associates, our teams rallied together to offer their support and provide hope in the face of despair. In addition to a monetary contribution from the Foot Locker Foundation, Inc. to the American Red Cross and our long-standing partner, the Two Ten Footwear Foundation, we donated footwear and apparel to families in need in the impacted areas. We also encouraged consumers to donate to the American Red Cross through a national fundraising campaign. In addition, we spearheaded an emergency response effort, providing early shipments of much-needed supplies, including water, food, and toiletries. We launched a philanthropic platform as part of our sixth annual Week of Greatness campaign centered on support for victims of Hurricane Maria. The herculean efforts of our associates during this difficult time is a reflection of the Company’s commitment to support the communities in which we serve—a key philosophy at Foot Locker.

The Company created the Foot Locker Foundation, Inc. in 2001 to channel our support to those in need through educational initiatives. A hallmark of such initiatives is the Foot Locker Scholar Athletes Program, which awards $20,000 college scholarships to 20 student athletes each year. Since its launch in 2011, the program has invested more than $2.5 million in the education and future of some of America’s most promising student athletes. Beyond this program, we have also raised millions of dollars in support of higher education through our annual “On Our Feet” fundraising gala, benefitting hundreds of students through a joint scholarship program with our partner, the United Negro College Fund, Inc. In 2014, Kids Foot Locker collaborated with the Boys & Girls Clubs of America to create the Kids Foot Locker Fitness Challenge, which promotes physical fitness among today’s youth. The Company dedicates significant resources to important social causes that connect with our customers, associates, suppliers, and shareholders around the world, such as the Fred Jordan Missions, the American Cancer Society’s Making Strides Against Breast Cancer Walk, the Pluryn Foundation (The Netherlands), the Starlight Children’s Foundation (Australia), and the Special Olympics (Canada).

The Company was recognized in 2017 with awards for Best Workplaces for Diversity, Best Workplaces in New York and Best Workplaces in Retail, each conferred by the Great Place to Work Institute.

Our Board regularly monitors and supports ESG efforts, including corporate philanthropy, volunteerism, diversity and inclusion, responsible sourcing practices, and stakeholder engagement.

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Board of Directors

Organization and Powers

The Board has responsibility for establishing broad corporate policies, reviewing significant developments affecting the Company, overseeing the business strategy, and monitoring the general performance of the Company. Our By-Laws provide for a Board consisting of between 7 and 13 directors. The exact number of directors is determined from time to time by the entire Board. There are currently 11 directors on our Board. Mr. Gilbert will be retiring at the conclusion of the Annual Meeting, and the Board has fixed the number of directors at 10 effective at such time.

The Board held seven meetings during 2017. All of our directors attended at least 75% of the aggregate of the meetings of the Board and of the committees on which they served in 2017.

Directors’ Independence

A director is not considered independent under NYSE rules if he or she has a material relationship with the Company that would impair his or her independence. In addition to the independence criteria established by the NYSE, the Board has adopted categorical standards to assist it in making its independence determinations regarding individual directors. These categorical standards are contained in the Corporate Governance Guidelines, which are posted on the Company’s corporate website at www.footlocker.com/corpgov.

The Board has determined that the following categories of relationships are immaterial for purposes of determining whether a director is independent under the NYSE listing standards:

Categorical Relationship	Description
Investment Relationships with the Company	A director and any family member may own equities or other securities of the Company.

Relationships with Other Business Entities	A director and any family member may be a director, employee (other than an executive officer), or beneficial owner of less than 10% of the shares of a business entity with which the Company does business, provided that the aggregate amount involved in a fiscal year does not exceed the greater of $1 million or 2% of either that entity’s or the Company’s annual consolidated gross revenue.

Relationships with Not-for-Profit Entities	A director and any family member may be a director or employee (other than an executive officer or the equivalent) of a not-for-profit organization to which the Company (including the Foot Locker Foundation) makes contributions, provided that the aggregate amount of the Company’s contributions in any fiscal year do not exceed the greater of $1 million or 2% of the not-for-profit entity’s total annual receipts.

The Board, upon the recommendation of the Nominating and Governance Committee, has determined that the following directors are independent under the NYSE rules because they have no material relationship to the Company that would impair their independence:

Maxine Clark	Matthew M. McKenna	Cheryl Nido Turpin
Alan D. Feldman	Steven Oakland	Kimberly Underhill
Jarobin Gilbert, Jr.	Ulice Payne, Jr.	Dona D. Young
Guillermo G. Marmol

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Board of Directors

Nicholas DiPaolo served as a director of the Company during 2017 until his retirement from the Board in May 2017. The Board determined that Mr. DiPaolo was independent under the NYSE rules through the end of his term as a director because he had no material relationship to the Company that would impair his independence.

In making its independence determination, the Board reviewed recommendations of the Nominating and Governance Committee and considered Dona D. Young’s and Ulice Payne, Jr.’s relationships as directors of companies with which we do business. The Board has determined that these relationships meet the categorical standard for Relationships with Other Business Entities and are immaterial with respect to determining independence.

The Board also considered, in making its independence determination, Alan D. Feldman’s relationship as a member of the Foundation Board of the University of Illinois, and Matthew M. McKenna’s relationship as an adjunct professor of Fordham University School of Law, because the Foot Locker Foundation awarded a $5,000 scholarship to a student at each of the University of Illinois and Fordham University in 2017. The Board has determined that these relationships meet the categorical standard for Relationships with Not-for-Profit Entities and are immaterial with respect to determining independence.

The Board has determined that all members of the Audit Committee, the Compensation Committee, the Finance Committee, and the Nominating and Governance Committee are independent as defined under the NYSE listing standards and the director independence standards adopted by the Board.

Committees of the Board

The Board has delegated certain duties to committees, which assist the Board in carrying out its responsibilities. There are five standing committees of the Board. Each independent director serves on at least two committees. The key oversight responsibilities of the committees, the current committee memberships, and the number of meetings held during 2017 are described below.

Audit Committee

Chair	Key Oversight Responsibilities
Guillermo G. Marmol Members Gilbert, Marmol, McKenna, Payne, Young 9 meetings in 2017	•	appoints the independent auditors
	•	approves the independent auditors’ compensation
	•	assists the Board in fulfilling its oversight responsibilities in the following areas:
		o	accounting policies and practices
		o	the integrity of the Company’s financial statements
		o	compliance with legal and regulatory requirements
		o	the Company’s risk assessment and risk management policies
		o	the qualifications, independence, and performance of the independent auditors
		o	the qualifications, performance, and compensation of the internal auditors
	•	reviews and monitors compliance with the Company’s Code of Business Conduct
	•	establishes procedures for the receipt, retention, and treatment of complaints regarding accounting, internal accounting controls, and auditing matters

This committee consists of five independent directors, as independence is defined under the U.S. Securities and Exchange Commission (the “SEC”) and NYSE rules applicable to audit committee members. All of the members meet the expertise requirements under the NYSE rules. The Board has determined that Mr. McKenna qualifies as an “audit committee financial expert,” as defined by the rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), through his relevant experience as a former senior financial executive of a large multinational corporation.

The Audit Committee Report appears on Pages 75 through 76.

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Board of Directors

Compensation and Management Resources Committee

Chair	Key Oversight Responsibilities
Alan D. Feldman Members Clark, Feldman, Oakland, Turpin, Underhill 5 meetings in 2017	•	determines the compensation of the Chief Executive Officer
	•	reviews and approves all compensation for the Company’s executive management group, which consists of the executive officers and corporate officers
	•	responsible for decisions regarding equity compensation for other employees
	•	assesses risk in relation to the Company’s compensation policies and practices
	•	administers the Company’s various compensation plans, including the incentive plans, the equity-based compensation plans, and the employees’ stock purchase plan; other than the Company’s 2007 Stock Incentive Plan (the “Stock Incentive Plan”), committee members are ineligible to participate in these compensation plans
	•	reviews and makes recommendations to the Board concerning executive development and succession
	•	meets jointly with the Nominating and Governance Committee to review non-employee directors’ compensation and makes recommendations to the Board concerning the form and amount of non-employee directors’ compensation

This committee consists of five independent directors, as independence is defined under the NYSE rules applicable to compensation committee members.

Please see the Compensation Discussion and Analysis (“CD&A”) on Pages 28 through 45 for a discussion of the Compensation Committee’s procedures for determining compensation, and the Compensation and Management Resources Committee Report on Page 45.

Finance and Strategic Planning Committee

Chair	Key Oversight Responsibilities
Matthew M. McKenna Members Clark, Feldman, Marmol, McKenna, Underhill 4 meetings in 2017	•	reviews the overall strategic and financial plans, including capital expenditure plans, proposed debt or equity issues, and the capital structure
	•	considers and makes recommendations to the Board concerning dividend payments and share repurchases
	•	reviews acquisition and divestiture proposals

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Board of Directors

Nominating and Corporate Governance Committee

Chair	Key Oversight Responsibilities
Steven Oakland Members Gilbert, Oakland, Payne, Turpin, Young 4 meetings in 2017	•	oversees corporate governance matters affecting the Company, including developing and recommending criteria and policies relating to service and tenure of directors
	•	establishes criteria for Board candidates
	•	retains the services of a third-party search firm from time to time to identify potential director candidates
	•	selects new director nominees to recommend to the Board
	•	considers the re-nomination of existing directors after conducting an annual review of each director’s qualifications, experience, and independence
	•	reviews membership on the Board committees and, after consultation with the Chief Executive Officer and the Lead Director, makes recommendations to the Board annually regarding committee members and committee chair assignments
	•	oversees the annual self-assessment process for the Board and committees
	•	meets jointly with the Compensation Committee to review non-employee directors’ compensation and make recommendations to the Board concerning the form and amount of non-employee directors’ compensation

Shareholders who wish to recommend candidates for Board membership may contact the Nominating and Governance Committee in the manner described on Page 14 under Communications with the Board. Shareholder nominations must be made according to the procedures required under, and within the timeframe described in, the By-Laws and under Deadlines and Procedures for Nominations and Shareholder Proposals on Page 77. Shareholder-recommended candidates and shareholder nominees whose nominations comply with these procedures will be evaluated by the Nominating and Governance Committee in the same manner as the Company’s nominees.

Executive Committee

Chair	Key Oversight Responsibilities
	•	shares all of the powers of the Board during intervals between Board meetings, except for certain matters reserved to the Board
Richard A. Johnson

Members
Feldman, Johnson,
Marmol, McKenna,
Oakland, Young

No meetings in 2017

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Board of Directors

Compensation and Management Resources Committee Interlocks and Insider Participation

Maxine Clark, Alan D. Feldman, Steven Oakland, Cheryl Nido Turpin, Kimberly Underhill, Dona D. Young, and Nicholas DiPaolo (who retired in 2017) served on the Compensation Committee during 2017. None of the committee members was an officer or employee of the Company or any of its subsidiaries, and there were no interlocks with other companies within the meaning of the SEC’s proxy rules.

Directors’ Compensation and Benefits

Non-employee directors are paid an annual retainer fee and meeting fees for attendance at each Board and committee meeting. The Lead Director and the committee chairs are each paid additional retainer fees for service in these capacities. We do not pay additional compensation to any director who is also a Company employee for service on the Board or any committee. The independent compensation consultant retained by the Compensation Committee conducts a review and analysis of the directors’ compensation program, considering overall trends and governance principles, market competitiveness of the program, and the mix of cash and equity provided under the program and makes recommendations to the Compensation Committee and Nominating and Governance Committee, jointly, with regard to the program structure. No changes to the compensation program were recommended or implemented in 2017, as the compensation approximates the peer group median and the pay mix is aligned with peer and broad market practice. Below is a summary of the fees paid to the non-employee directors in 2017:

Fee	Amount
Annual Retainer	$140,000 payable 50% in cash and 50% in Common Stock. Directors may elect to receive up to 100% of their annual retainer, including their committee chair retainer, in Common Stock. We calculate the number of shares paid to the directors for their annual retainer by dividing their retainer fee by the closing price of a share of Common Stock on the last business day preceding the July stock payment date.

Committee Chair Retainers	$25,000:	Audit Committee Chair
	$25,000:	Compensation Committee Chair
	$15,000:	Finance Committee Chair
	$15,000:	Nominating and Governance Committee Chair
	None:	Executive Committee Chair

The committee chair retainers are paid in the same form as the annual retainer.

Lead Director Retainer	$50,000 payable in cash.

Meeting Fees	$2,000 per Board and committee meeting attended.

RSUs	RSUs valued at $70,010 awarded to continuing directors following the 2017 Annual Meeting of Shareholders. In 2017, each director received an award of 988 RSUs. The number of RSUs granted was calculated by dividing $70,000 by the closing price of a share of Common Stock on the grant date ($70.86). The RSUs will vest in May 2018, one year following the grant date, provided that the director continues to serve on the Board through the vesting date. Each RSU represents the right to receive one share of Common Stock on the vesting date. No dividends are paid or accrued on the RSU awards.

20	2018 Proxy Statement

Board of Directors

Deferral Election

Non-employee directors may elect to receive all or a portion of the cash component of their annual retainer fee, including committee chair retainers, in the form of DSUs or to have these amounts placed in an interest account. Directors may also elect to receive all or part of the stock component of their annual retainer fee in the form of DSUs. The interest account is a hypothetical investment account bearing interest at the rate of 120% of the applicable federal long-term rate, compounded annually, and set as of the first day of each plan year. A stock unit is an accounting equivalent of one share of Common Stock.

Miscellaneous

We reimburse non-employee directors for reasonable expenses incurred in attending Board and committee meetings, other meetings with management, and continuing education programs, including their transportation, hotel accommodations, and meals. Directors and their immediate families are eligible to receive the same discount on purchases of merchandise from our stores, catalogs, and Internet sites that is available to employees.

Fiscal 2017 Director Compensation

The amounts paid to each non-employee director for fiscal 2017, including amounts deferred under the Company’s Stock Incentive Plan, and the RSUs granted to each director are reported in the tables below:

Directors’ Compensation

(a)	(b)	(c)		(d)
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)		Total ($)
M. Clark	98,189	139,988		238,177
N. DiPaolo	39,375	29,124		68,499
A. Feldman	105,630	185,965	(3)	291,595
J. Gilbert, Jr.	104,189	139,988		244,177
G. Marmol	113,630	152,505		266,135
M. McKenna	109,074	147,478		256,552
S. Oakland	65,569	188,084	(3)	253,653
U. Payne, Jr.	102,190	139,988		242,178
C. Turpin	96,190	193,600	(3)	289,790
K. Underhill	92,189	139,988		232,177
D. Young	141,088	224,271	(3)	365,359

2018 Proxy Statement	21

Board of Directors

Notes to Director Compensation Table

(1)	Column (c) reflects the following three items:

Retainer fees paid in stock or deferred by the director

The fiscal 2017 grant date fair value for the portion of the annual retainer fees, including committee chair retainer fees, paid in shares of Common Stock or deferred by the director, is shown in the following table:

Name	Shares (#)	DSUs (#)	Grant Date Fair Value ($)
M. Clark	1,420	—	69,978
N. DiPaolo	591	—	29,124
A. Feldman	1,674	—	82,495
J. Gilbert, Jr.	1,420	—	69,978
G. Marmol	1,674	—	82,495
M. McKenna	1,572	—	77,468
S. Oakland	2,358	—	116,202
U. Payne, Jr.	1,420	—	69,978
C. Turpin	1,420	—	69,978
K. Underhill	1,420	—	69,978
D. Young	—	1,642	80,655

Stock portion of retainer fee. We made the annual stock payment to each director on July 1, 2017. Under the terms of the Stock Incentive Plan, the stock payment was valued at the closing price of a share of Common Stock on June 30, 2017, which was $49.28. The 2017 grant date fair value is equal to the number of shares received or deferred by the director multiplied by $49.28, calculated in accordance with stock-based compensation accounting rules. One director, who deferred the stock portion of her annual retainer, was credited with DSUs on the annual payment date, valued at $49.28 per unit.

Cash portion of retainer fee. For fiscal 2017, one director deferred part of the cash portion of her annual retainer fee and was credited during the fiscal year with DSUs on the quarterly cash retainer payment dates, valued at the fair market value on the payment dates, as follows: January 1, 2017 ($71.73; pro rated for 2 months of 2017 fiscal year), April 1, 2017 ($74.35), July 1, 2017 ($50.64), October 1, 2017 ($34.75), and January 1, 2018 ($47.89; pro rated for one month of 2017 fiscal year). The 2017 grant date fair value is equal to the number of DSUs received multiplied by the fair market value on the payment dates, calculated in accordance with stock-based compensation accounting rules.

Dividend equivalents

The fiscal 2017 grant date fair values for dividend equivalents credited in the form of additional stock units to four directors during the year on the quarterly dividend payment dates, valued at the fair market value of the Common Stock on the dividend payment dates, are shown in the following table:

Name	04/28/17 FMV: $77.34 (#)	07/28/17 FMV: $46.02 (#)	10/27/17 FMV: $31.55 (#)	02/02/18 FMV: $48.38 (#)
A. Feldman	107	181	266	175
S. Oakland	6	10	15	10
C. Turpin	172	290	426	280
D. Young	231	400	588	388

22	2018 Proxy Statement

Board of Directors

The total number of DSUs credited to directors’ accounts for fiscal 2017, including the dividend equivalents and the units credited representing 2017 retainer fees reported in the above two tables, and the total number of units held at the end of fiscal 2017, are shown in the following table:

	Total DSUs
Name	Credited for 2017 (#)	Held at 2/3/18 (#)
A. Feldman	729	27,475
S. Oakland	41	1,537
C. Turpin	1,168	44,023
D. Young	3,249	60,916

Restricted Stock Units

The fiscal 2017 grant date fair value for the RSUs granted to the non-employee directors in 2017 is shown in the table below. The number of RSUs granted was calculated by dividing $70,000 by $70.86, which was the closing price of a share of Common Stock on the grant date. The RSUs will vest in May 2018. The amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions, please refer to Note 21 to the Company’s financial statements in our 2017 Annual Report on Form 10-K. The following table shows the aggregate number of RSUs granted in 2017 and the number of RSUs outstanding at the end of the 2017 fiscal year:

Name	RSUs Granted (#)	Grant Date Fair Value ($)	RSUs Outstanding on 2/3/18 (#)
M. Clark	988	70,010	988
A. Feldman	988	70,010	988
J. Gilbert, Jr.	988	70,010	988
G. Marmol	988	70,010	988
M. McKenna	988	70,010	988
S. Oakland	988	70,010	988
U. Payne, Jr.	988	70,010	988
C. Turpin	988	70,010	988
K. Underhill	988	70,010	988
D. Young	988	70,010	988

(2)	No stock options were granted to the non-employee directors in 2017. None of the non-employee directors held any stock options at the end of the 2017 fiscal year.
(3)	Stock payment deferred in the form of stock units under the Stock Incentive Plan.

Directors’ Retirement Plan

The Directors’ Retirement Plan was frozen as of December 31, 1995. Consequently, only Jarobin Gilbert, Jr., who is retiring from the Board in May 2018 following the Annual Meeting of Shareholders, is entitled to receive a benefit under this plan because he completed at least five years of service as a director prior to December 31, 1995. The retirement benefit under this plan is $24,000 per year, payable quarterly for the lesser of 10 years after the director leaves the Board or until his death.

2018 Proxy Statement	23

Board of Directors

Directors and Officers Indemnification and Insurance

We have purchased directors and officers liability and corporation reimbursement insurance from a group of insurers comprising ACE American Insurance Co., Zurich American Insurance Co., North American Specialty Insurance Co., Travelers Casualty and Surety Company of America, Freedom Specialty Insurance Co., Berkley Insurance Co., Argonaut Insurance Co., Beazley Insurance Company, Inc., XL Insurance Bermuda Ltd., Illinois National Insurance Co., and Endurance American Insurance Co. These policies insure the Company and all of the Company’s wholly-owned subsidiaries. They also insure all of the directors and officers of the Company and the covered subsidiaries. The policies were written for a term of 12 months, from October 12, 2017 until October 12, 2018. The total annual premium for these policies, including fees and taxes, is $903,220. Directors and officers of the Company, as well as all other employees with fiduciary responsibilities under the Employee Retirement Income Security Act of 1974, as amended, are insured under policies issued by a group of insurers comprising Zurich American Insurance Co., Travelers Casualty and Surety Company of America and ACE American Insurance Co., which have a total premium, including fees and taxes, of $330,250 for the 12-month period ending October 12, 2018.

The Company has entered into indemnification agreements with its directors and officers, as approved by shareholders at the 1987 Annual Meeting.

24	2018 Proxy Statement

Beneficial Ownership of the Company’s Stock

Directors and Executive Officers

The table below shows the number of shares of Common Stock reported to us as beneficially owned by each of our directors and NEOs as of March 26, 2018. The table also shows beneficial ownership by all directors, NEOs, and executive officers as a group as of that date, including shares of Common Stock that they have a right to acquire within 60 days after March 26, 2018 by the exercise of stock options.

No director or NEO beneficially owned 1% or more of the total number of outstanding shares as of March 26, 2018. Each person has sole voting and investment power for the number of shares shown unless otherwise noted.

Name	Common Stock Beneficially Owned Excluding Stock Options (#) (a)	Stock Options Exercisable Within 60 Days After 3/26/18 (#)	RSUs and DSUs (#) (b)	Total (#)
Maxine Clark	10,833	—	988	11,821
Alan D. Feldman	62,644	—	28,463	91,107
Jarobin Gilbert, Jr.	8,884	—	988	9,872
Stephen D. Jacobs	69,459	84,970	—	154,429
Richard A. Johnson	268,929	695,889	—	964,818
Lewis P. Kimble	36,958	68,634	—	105,592
Guillermo G. Marmol	30,148	—	988	31,136
Matthew M. McKenna	35,000	—	988	35,988
Steven Oakland	8,357	—	2,525	10,882
Ulice Payne, Jr.	1,420	—	988	2,408
Lauren B. Peters	137,048	246,703	—	383,751
Cheryl Nido Turpin	45,624	—	45,011	90,635
Kimberly Underhill	1,420	—	988	2,408
Pawan Verma	61,077	21,881	—	82,958
Dona D. Young	41,539	—	61,904	103,443
All 20 directors and executive officers as a group, including the NEOs	1,018,697	1,333,028	143,831	2,495,556	(c)

(a)	This column includes shares held in the Company’s 401(k) Plan and, where applicable, executives’ (i) unvested shares of restricted stock over which they have sole voting power but no investment power, and (ii) unvested time-vested RSUs over which they have no voting or investment power, as follows:

Name	Unvested Shares of Restricted Stock or RSUs (#)
L. Peters	18,812
S. Jacobs	23,515
L. Kimble	15,677
P. Verma	49,860

(b)	This column includes the number of DSUs credited as of March 26, 2018 to the accounts of the directors who elected to defer all or part of their annual retainer fee. The DSUs do not have current voting or investment power.
(c)	This number represents approximately 2.1% of the shares of Common Stock outstanding at the close of business on March 26, 2018.

2018 Proxy Statement	25

Beneficial Ownership of the Company’s Stock

Persons Owning More Than Five-Percent of the Company’s Common Stock

The table below provides information on shareholders who beneficially own more than 5% of our Common Stock as of December 31, 2017 according to reports filed with the SEC. To the best of our knowledge, there are no other shareholders who beneficially own more than 5% of a class of the Company’s voting securities.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (#)		Percent of Class
The Vanguard Group, Inc.	12,181,008	(a)	10.04	%(a)
100 Vanguard Boulevard
Malvern, Pennsylvania 19355
BlackRock, Inc.	7,364,726	(b)	6.1	%(b)
55 East 52nd Street
New York, New York 10055

(a)	Reflects shares beneficially owned as of December 31, 2017 according to Amendment No. 7 to Schedule 13G filed with the SEC. As reported in this schedule, The Vanguard Group, an investment adviser, holds sole voting power with respect to 145,393 shares, sole dispositive power with respect to 12,029,017 shares, and shared dispositive power with respect to 151,991 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 135,256 shares as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 26,137 shares as a result of its serving as investment manager of Australian investment offerings.
(b)	Reflects shares beneficially owned as of December 31, 2017 according to Amendment No. 8 to Schedule 13G filed with the SEC. As reported in this schedule, BlackRock, Inc., a parent holding company, holds sole voting power with respect to 6,385,783 shares and sole dispositive power with respect to 7,364,726 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that our directors, executive officers, and persons who own more than 10% of the Company’s Common Stock file reports of ownership and changes in ownership of the Company’s Common Stock with the SEC. Based solely on our review of copies of such forms furnished to the Company and written representations that no other reports were required during the 2017 fiscal year, we believe that during the 2017 fiscal year, the persons subject to Section 16(a) reporting complied with all applicable SEC filing requirements, except as follows: Paulette R. Alviti, Senior Vice President and Chief Human Resources Officer, filed a late Form 4 regarding an intra-plan transfer of approximately 49 shares held through the Company’s 401(k) Plan. This intra-plan transfer was executed on February 27, 2018. Promptly upon being informed of the intra-plan transfer on March 27, 2018, the Company reported it on a Form 4 on Ms. Alviti’s behalf.

26	2018 Proxy Statement

Proposal 2: Advisory Approval of Executive Compensation

The Board is asking our shareholders to approve, on a non-binding, advisory basis, the compensation of our NEOs, as described in this Proxy Statement on Pages 28 through 72. This advisory “Say-on-Pay” vote is required under Section 14A of the Exchange Act. Consistent with the preference expressed by a majority of our shareholders, we currently hold our Say-on-Pay vote every year. Shareholders will have an opportunity to cast an advisory vote on the frequency of Say-on-Pay votes at least every six years. The next advisory vote on the frequency of the Say-on-Pay vote is expected to occur at the 2022 Annual Meeting.

As described in detail under the CD&A beginning on Page 28, our compensation program is designed to attract, motivate and retain talented executives in order to maintain and enhance the Company’s performance and its return to shareholders. In order to accomplish this, we have a compensation program for our executives, including the NEOs, that ties pay closely to performance. A significant portion of the compensation provided to the NEOs is based upon the Company’s performance or the performance of our share price, and we believe this compensation structure closely aligns the interests of our NEOs with the interests of our shareholders. The more senior an executive’s position, the greater portion of his or her compensation that is tied to performance.

At the 2017 Annual Meeting, almost 92% of the votes cast on the advisory vote to approve the compensation of our NEOs were voted in favor of the proposal. The Compensation Committee believes this affirms our shareholders’ support for the Company’s approach to executive compensation. We believe you should read the CD&A and the compensation tables beginning on Page 28 in determining whether to approve this proposal.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our NEOs as a whole, as described in this Proxy Statement in accordance with the SEC’s compensation disclosure rules. The vote is advisory, which means that the vote is not binding on the Company, our Board or the Compensation Committee. Our Board and the Compensation Committee value the opinions of all of our shareholders. The Compensation Committee will review and consider the results of this advisory vote.

The Board recommends approval of the following resolution:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of our NEOs, as disclosed in the Company’s Proxy Statement for the 2018 Annual Meeting pursuant to the SEC’s compensation disclosure rules, including the CD&A, the 2017 Summary Compensation Table, and the other related tables and disclosures.”

The Board recommends a vote FOR Proposal 2.

2018 Proxy Statement	27

Executive Compensation

Compensation Discussion and Analysis

This Compensation Discussion and Analysis, or CD&A, describes our compensation philosophy and objectives and provides context for compensation decisions for our NEOs, and discusses how our 2017 compensation is linked to performance against the goals that were established for the annual and long-term incentive compensation programs. For 2017, our NEOs were as follows:

NEO	Position
Richard A. Johnson	Chairman, President and Chief Executive Officer
Lauren B. Peters	Executive Vice President and Chief Financial Officer
Stephen D. Jacobs	Executive Vice President and Chief Executive Officer—North America
Lewis P. Kimble	Executive Vice President and Chief Executive Officer—International
Pawan Verma	Executive Vice President and Chief Information and Customer Connectivity Officer

28	2018 Proxy Statement

Executive Compensation

Executive Summary

Our Compensation Committee, comprised of five independent directors, oversees the executive compensation program. We design our executive compensation program to attract, motivate, and retain talented executives responsible for leading the Company’s short- and long-term strategic priorities and, in turn, deliver value to our shareholders. The centerpiece of our program is our pay-for-performance philosophy that aligns pay outcomes to the achievement of our annual operating plan and long-term strategy, and the creation of shareholder value. This is especially true at senior levels of the Company where a significant portion of compensation is tied to Company performance. As shown in the charts below, 85% of the CEO’s target compensation mix and 70%, on average, of the other NEOs’ target compensation mix represented performance-based compensation for 2017.

CEO’s	Average of Other NEOs’
2017 Target Compensation Mix	2017 Target Compensation Mix

85% Performance-Based Compensation	70% Performance-Based Compensation

Our Key Compensation Governance Policies

What We Do
Closely align executive pay with performance
Set rigorous, objective performance goals
Maintain a clawback policy
Impose and monitor meaningful stock ownership guidelines
Require a one-year time-based vesting period for earned long-term incentive plan payouts following attainment of performance goals
Include double-trigger change in control provisions in employment agreements and equity awards
Mitigate undue risk in compensation programs
Provide reasonable perquisites
Retain independent compensation consultant to advise the Compensation Committee
Hold annual “Say-on-Pay” advisory vote
Conduct shareholder outreach

What We Do Not Do
No tax gross-ups for perquisites or change in control payments
No hedging of the Company’s stock
No repricing of stock options without shareholder approval
No stock options granted below fair market value
No dividends or dividend equivalents on time-vested or unearned performance RSUs
No excessive severance benefits

2018 Proxy Statement	29

Executive Compensation

Organizational Changes

We made several strategic organizational changes in 2017 intended to position the Company for success in a dynamic retail environment. Importantly, we realigned our organizational structure to give all-channel sales and profit responsibility (direct-to-customer and stores) to Mr. Jacobs for North America and Mr. Kimble for International to eliminate channel barriers. In addition, we expanded the Chief Information Officer’s role by promoting Mr. Verma to Chief Information and Customer Connectivity Officer, recognizing the critical role that technology and data play in the customer’s engagement and our omnichannel evolution.

Performance Highlights

We were a highly profitable company in 2017, and despite the challenges and disruptive retail environment we faced during the year, we produced some notable achievements. Highlights include the following:

•	Sales totaled $7.8 billion, slightly higher than 2016 and the most in our history as an athletic company;

•	Cash flow from operations totaled $813 million;

•	Earned net income of $2.22 per share ($3.99 per share on a non-GAAP* basis), a solid performance given the disruption taking place in retail;

•	Invested approximately $270 million in our business to drive future growth; and

•	Returned $624 million to shareholders between the share repurchase program and dividends, spending $467 million to repurchase 12.4 million shares, and paying $157 million in dividends.

*	A reconciliation to GAAP is provided on Page 18 of our 2017 Annual Report on Form 10-K.

Impact of Company Performance on Annual and Long-Term Incentive Pay

Foot Locker strives to be a consistently high-performing company, with a history of setting very challenging performance goals. When we achieve our goals, incentive payouts are earned. While we were highly profitable in 2017, our performance did not measure up to the rigorous performance goals that were established under the Annual Bonus Plan for 2017 or the Long-Term Incentive Plan (“LTIP”) for the 2016-17 performance period. As a result, the NEOs did not earn any incentive payouts for these performance periods.

	Annual Bonus Plan	LTIP
Performance Metric	Adjusted Pre-Tax Profit	Average Annual Net Income	Two-Year Average ROIC
	(weighted 100% for corporate executives)	(weighted 70%)	(weighted 30%)
Target	$1,086.4 million	$700.5 million	16.3%
Actual	$750.5 million	$580.8 million	13.1%
Payout	0% of Target Award	0% of Target Award

Please see Pages 33 through 36 for more details on these incentive programs and performance goals.

30	2018 Proxy Statement

Executive Compensation

Say-on-Pay Shareholder Vote

At our 2017 Annual Meeting, almost 92% of shareholders voting on the advisory vote on executive compensation supported the executive compensation program. The Compensation Committee considered the results of the 2017 Say-on-Pay vote and our shareholders’ strong support of our executive compensation program in reviewing the executive compensation program for 2018. In light of this support, the Compensation Committee decided to retain the general program design, which ties executive pay closely with Company performance. In the future, the Compensation Committee will continue to assess the executive compensation program against changing business conditions and shareholder feedback. Our Say-on-Pay vote is currently held on an annual basis, consistent with the preference expressed by a majority of our shareholders.

2017 Compensation Decisions

The Compensation Committee made compensation decisions for our NEOs in 2017, including setting and approving incentive compensation performance goals. In making its decisions, the Committee considered (i) each executive’s compensation components in light of his or her position and responsibilities, (ii) internal peer pay comparisons, (iii) relevant market data for comparable positions and, where applicable, year-over-year changes in market data, and (iv) retention and succession planning.

NEOs’ Compensation Changes in 2017

In its annual review of compensation for 2017, the Compensation Committee’s objective was to maximize the core compensation program to deliver target compensation, enhance the focus on achieving long-term strategic objectives, and further strengthen the retentive elements of the overall program. This resulted in the Committee adjusting the form of LTIP payment for Mr. Johnson and the value of the incentive and stock option components for Mr. Jacobs and Ms. Peters.

•	The Committee made no changes to the target compensation program of our CEO, Mr. Johnson, except for changing the form of earned LTIP payout to 100% RSUs beginning with the 2017-18 performance period, rather than 75% RSUs and 25% cash that was applicable to the prior performance period, in order to further align his compensation with the interests of our shareholders.

•	Beginning with the 2018-19 performance period for the NEOs other than Mr. Johnson, 100% of any earned LTIP payout will be made in RSUs.

•	The Committee recognized Mr. Jacobs’ significant P&L responsibilities and full-channel management of the North America division by increasing Mr. Jacobs’ target annual incentive and LTIP target awards to 100% from 75% and increased the grant date value of his stock option award to $500,000 from $450,000. These core changes shift the mix of his compensation to increase the variable components relative to the fixed components.

•	Similarly, the Committee recognized Ms. Peters’ significant responsibilities as CFO and increased her LTIP target award to 100% from 75% and the grant date value of her stock option award to $500,000 from $450,000, reflecting an increase in her variable compensation.

Later in the year, the Compensation Committee reviewed Mr. Verma’s compensation in connection with his promotion and made certain changes commensurate with his expanded role.

•	On October 1, 2017, Mr. Verma was promoted to Executive Vice President and Chief Information and Customer Connectivity Officer, expanding his role to include responsibility for supply chain and sourcing, customer connectivity, and marketing services.

•	The Committee considered the increased scope and responsibilities of Mr. Verma’s new role and, as a result, effective October 1, 2017, increased his annual base salary from $465,000 to $550,000, increased his annual incentive target award to 75% from 50%, and granted him a time-based RSU award valued at $1.5 million for retention purposes.

2018 Proxy Statement	31

Executive Compensation

Our Compensation Program Design and Structure

Components of Our Executive Compensation Program

Another goal of the Compensation Committee is to align the compensation program with our business strategy and our shareholders’ interests. In order to achieve these objectives, our executive compensation program includes a mix of annual and long-term compensation, as well as a mix of cash and equity compensation. The key components of our executive compensation program are described in the following chart:

Compensation Component	Description and Purpose
Annual
Base Salary	Annual fixed compensation supports the objective of attracting and retaining talented executives.

Provides executives with market-competitive fixed compensation appropriate to their position, experience, and responsibilities.

Performance-Based Annual Cash Bonus	Links annual cash compensation to attainment of short-term performance goals based on the Company’s pre-tax income and division profit.
Long-Term
LTI Program	Comprises the performance-based LTIP, stock options, and RSUs. These long-term incentives and awards, which are linked to multi-year performance goals and the Company’s stock price, provide an incentive to work towards achievement of long-term strategic objectives. Long-term incentives support executive retention.

Performance-Based LTIP	Two-year performance goals based on net income (70%) and ROIC (30%), with an additional one-year vesting period for earned awards. A significant percentage of earned awards is payable in equity versus cash. Beginning with the 2017-18 performance period for the CEO and the 2018-19 performance period for the other NEOs, 100% of earned awards will be payable in equity.

Stock Options	Provide the opportunity to purchase stock at the exercise price over a ten-year period from the grant date, subject to applicable vesting and exercisability conditions.

Link realized compensation over long-term appreciation in stock price and represent value to executives only if the stock prices increases.

RSUs	Time-based RSUs align executives’ and shareholders’ interests with value that fluctuates based on stock price performance. These awards normally are only made in special circumstances, such as promotions, recruitment, and for retention.
Other
Retirement Benefits	Provide pension and retirement savings benefits, which align with the objective of attracting and retaining talented executives.

Perquisites	Offer reasonable perquisites similar to our peer companies, which also aid in attracting and retaining talented executives.

32	2018 Proxy Statement

Executive Compensation

Base Salaries

As part of its annual review, the Compensation Committee did not approve any base salary increases for the NEOs for 2017, given the continued market competitiveness of their salaries as well as the Committee’s desire to provide accountability for the Company’s below-target performance in 2016. However, the Committee approved an increase in Mr. Verma’s annual base salary to $550,000 from $465,000, effective October 1, 2017, in connection with his promotion.

Name	2016 Base Salary	2017 Base Salary
R. Johnson	$1,100,000	$1,100,000
L. Peters	$675,000	$675,000
S. Jacobs	$850,000	$850,000
L. Kimble	$650,000	$650,000
P. Verma	$465,000	$550,000	*

*	Salary increase effective October 1, 2017.

Annual Bonus Plan

The Compensation Committee establishes targets under the Annual Bonus Plan that are based upon the business plan and budget reviewed and approved each year by our Finance Committee and the Board. Pursuant to the Annual Bonus Plan, the Compensation Committee established a corporate performance target for Mr. Johnson, Ms. Peters, and Mr. Verma for 2017 based upon the Company’s achievement of a prescribed level of pre-tax profit, and established performance targets for Mr. Jacobs and Mr. Kimble for 2017 based on division profit. The Annual Bonus Plan for the NEOs makes bonus payments based upon the Company’s or relevant division’s results, without individual performance adjustments. Executives who receive a “not meeting performance” rating in their annual performance review are ineligible to receive an annual bonus payment. All bonus targets and calculations are based on the results of continuing operations through the end of the 2017 fiscal year. The payment of performance-based annual cash bonuses is calculated as a percentage of actual base salary earned by the executive during the year. Beginning in 2017, the maximum payout under this plan was increased from 175% to 200% of target, with a maximum payout in any year for any participant capped at $6 million.

The 2017 annual bonus target awards approved by the Compensation Committee are set out in the table below.

Name	2016 Annual Target Award	2017 Annual Target Award
R. Johnson	150%	150%
L. Peters	75%	75%
S. Jacobs	75%	100%
L. Kimble	75%	75%
P. Verma	50%	75%*
		50%*

*	50% target award through September 30, 2017; 75% target award as of October 1, 2017 in connection with Mr. Verma’s promotion.

2018 Proxy Statement	33

Executive Compensation

At the beginning of 2017, the Compensation Committee established annual bonus performance targets under the Annual Bonus Plan for the NEOs. The targets applicable to Mr. Johnson, Ms. Peters, and Mr. Verma were based on the Company achieving adjusted pre-tax income of $1,086.4 million for 2017, a 7.4% increase over 2016 adjusted pre-tax income, in line with the Company’s financial plan and strategic objectives. However, no annual bonuses were earned by these executives for 2017 because we did not achieve the threshold performance required for a payout based on the performance goals established for the period.

Total Company	Threshold	Target	Maximum	Actual
Adjusted Pre-Tax Profit	$977.8 million	$1,086.4 million	$1,303.7 million	$750.5 million
Payout as Percentage of Target Award	25%	100%	200%	0%

Bonus payouts are calculated on the basis of straight-line interpolation between the threshold, target, and maximum points. If the Company does not achieve threshold performance, then no annual bonus is paid, as was the case for 2017.

As division executives, the annual bonus targets for Mr. Jacobs and Mr. Kimble were based on division profit targets for the North America division and the International division, respectively, which include both store and direct-to-customer operations for these regions. The North America division comprises the store and direct-to-customer operations of Foot Locker U.S., Lady Foot Locker, Kids Foot Locker, SIX:02, Champs Sports, Footaction and Foot Locker Canada, as well as the direct-to-customer business Eastbay. The International division comprises the store and direct-to-customer operations of Foot Locker Europe, Foot Locker Asia Pacific, Runners Point, and Sidestep. Based on the actual profit achieved by each of the divisions for 2017, neither Mr. Jacobs nor Mr. Kimble earned an annual bonus payout for 2017. For competitive reasons, we do not disclose the profit targets for the North America or International divisions, as we do not publicly disclose results of these divisions on a separate basis, and we consider it competitively harmful to make that information public. Consistent with our objective of setting challenging goals for executives throughout the Company, we believe that the achievement of the profit goals for these divisions was demanding, as evidenced by the fact that neither executive earned an annual bonus for 2017.

Long-Term Incentive Program

Our long-term incentive program includes the performance-based LTIP awards and other long-term equity awards granted under the Stock Incentive Plan in the form of stock options, time-based restricted stock, and RSUs. Performance-based LTIP awards and stock options are granted annually, while time-vested restricted stock and RSU awards normally are granted only in special circumstances, such as promotions, recruitment, and for retention.

LTIP

The LTIP is designed to reward executives for achieving multi-year performance targets. Our LTIP is formula-driven, with targets established by the Compensation Committee based upon financial targets included in the business plan reviewed and approved each year by our Finance Committee and the Board. The LTIP pays out based upon the Company’s results, without individual performance adjustments. Key design features of the LTIP are:

Increased Equity Component. The payout structure of the LTIP award has been a mix of cash payable under the LTIP, and equity in the form of RSUs payable under the Stock Incentive Plan. Beginning with the 2017-18 long-term performance period for the CEO and the 2018-19 performance period for the other NEOs, 100% of earned payouts will be made in equity under the Stock Incentive Plan.

For the completed 2016-17 performance period (as further described below), all of the LTIP awards were denominated 25% in cash and 75% in RSUs.

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Two-Year Performance Period and Additional One-Year Vesting Period. The performance period is two years; however, while award payouts are calculated following the end of the two-year performance period, payments require continued employment and are subject to forfeiture, as well as stock price fluctuations, for another year—that is, payments are not made until the end of a three-year period.

Net Income and ROIC Targets. The performance targets are based on net income (70%) and ROIC (30%) that are contained in the business and financial plan adopted by the Finance Committee and the Board for the performance period.

Target Awards are a Percentage of Base Salary. The target awards are expressed as a percentage of initial base salary—that is, the base salary paid to the executive following any salary adjustments that take place on May 1 of the first year of the performance period, adjusted only for promotion-related salary increases. The target awards for the NEOs are listed in the following table:

Name	LTIP Target Award
R. Johnson	250%
L. Peters	100%
S. Jacobs	100%
L. Kimble	75%
P. Verma	75%

Determination of Payout for 2016-17 LTIP Awards. Consistent with our high-performance culture, the Compensation Committee established rigorous net income and ROIC targets at the beginning of 2016 for the 2016-17 LTIP performance period and set a “performance floor” for each performance measure. The targets the Compensation Committee established were based on the Company achieving two-year average annual net income of $727.2 million (which accounts for 70% of the payout) and ROIC of 15.5% (which accounts for 30% of the payout). The Company achieved two-year average annual net income of $580.8 million and ROIC of 13.1% for this performance period, which were below the threshold performance floor. As a result, no payouts were earned for this performance period. The targets, along with the adjusted actual performance for the period, and the calculation of ROIC are shown in the charts below:

	Threshold	Target	Maximum	Actual
Average Annual Net Income (weighted 70%)	$595.4 million	$700.5 million	$840.6 million	$580.8 million
Two-Year Average ROIC (weighted 30%)	14.2%	16.3%	19.2%	13.1%
Payout as Percentage of Target Award	25%	100%	200%	0%

Determination of Performance Targets for 2017-18 LTIP Awards. In 2017, the Compensation Committee established LTIP performance targets for the 2017-18 performance period, which are also based on two-year average annual net income (70%) and ROIC (30%). Since this performance period is still on-going, the Committee will determine whether payouts have been earned following the end of the Company’s 2018 fiscal year. If awards are earned for the current 2017-18 performance period, payment will be made to participating executives in 2020, following the completion of a one-year time-based vesting period.

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Executive Compensation

ROIC Calculation for LTIP. Return on Invested Capital, or ROIC, is a non-GAAP financial measure. For purposes of calculating this long-term incentive, we define ROIC as follows:

ROIC =	Operating Profit After Taxes
Average Invested Capital

Operating Profit after Taxes (Numerator) =	Average Invested Capital (Denominator) =
Pre-tax income	Average total assets
+/– interest expense/income	– average cash and cash equivalents
+ implied interest portion of operating lease payments	– average year-end inventory
+/– Unusual/non-recurring items	– non-interest-bearing current liabilities
+ LTIP award expense	+ 13-month average inventory
= Earnings before LTIP award expense, interest and taxes	+ average estimated asset base of capitalized operating leases
– Estimated income tax expense
= Operating Profit After Taxes	= Average Invested Capital

Certain items used in the calculation of ROIC for bonus purposes, such as the implied interest portion of operating lease payments, certain unusual or non-recurring items, average estimated asset base of capitalized operating leases, and 13-month average inventory, while calculated from our financial records, cannot be calculated from our audited financial statements. Prior to the Compensation Committee determining whether bonus targets have been achieved, the Company’s independent registered public accounting firm, at the request and for the restricted use of the Compensation Committee, reviews the bonus calculations to ensure that the payout is calculated in accordance with the plan. There is a calculation of basic ROIC, which is not precisely the same as the calculation used for incentive compensation purposes because of the exclusion of certain items (please see Page 44 for a discussion of disregarded items, and a reconciliation to GAAP on Pages 17 through 19, of our 2017 Annual Report on Form 10-K).

Stock Options

The Compensation Committee granted stock options in 2017 to each of the NEOs. In deciding to grant the stock options and determining the value of the awards, the Compensation Committee considered each executive’s position and the competitive market for equivalent talent. For Mr. Johnson, the approximate grant date value of his stock option award was equivalent to 200% of his base salary. These awards are shown in the chart below. The option exercise price is equal to the closing price of the Company’s common stock on the grant date. Stock options normally vest at the rate of one-third of the total grant per year over the first three years of the ten-year option term, subject to continuous service through each vesting date and accelerated vesting in certain limited circumstances. The Compensation Committee does not normally consider an executive’s gains from prior stock awards in granting new awards. The Committee determines the number of options granted based on a fixed value, using the Black-Scholes value on the grant date. The values shown below for the stock option grants are based on a Black Scholes value of $15.58 on the grant date.

Name	Stock Options (#)	Grant Date Fair Value ($)
R. Johnson	141,207	2,200,005
L. Peters	32,093	500,009
S. Jacobs	32,093	500,009
L. Kimble	28,884	450,013
P. Verma	14,442	225,006

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Executive Compensation

Special RSU Award

We normally make restricted stock or time-vested RSU awards only in special circumstances, such as related to promotions, recruitment, and retention, rather than as part of an executive’s normal compensation. Restricted stock and RSUs are valued based upon the share price on the grant date.

The Compensation Committee granted a special award of 43,030 RSUs to Mr. Verma valued at $1.5 million in connection with his promotion during the year. In deciding to grant this award and determining the value of the award, the Compensation Committee considered Mr. Verma’s expanded scope and responsibilities in his new role, the competitive market for equivalent talent, and the desire to retain Mr. Verma’s services as we execute our long-term strategic initiatives. Mr. Verma’s award will vest 50% on September 28, 2020 and 50% on September 28, 2021 and is subject to his continuous service through the vesting dates. The value of the RSU award is based on the closing stock price of $34.86 on the grant date.

Other than with regard to this special award, no awards of time-vested restricted stock or RSUs were granted to the NEOs in 2017.

Retirement Plan and Excess Cash Balance Plan

All U.S.-based associates and expatriate U.S. employees of the Company who meet the eligibility requirements are participants in the Foot Locker Retirement Plan (the “Retirement Plan”). The Retirement Plan and the method of calculating benefits payable under it are described on Page 59. All of the NEOs are participants in the Retirement Plan. The Internal Revenue Code (“IRC”) limits the amount of compensation that may be taken into consideration in determining an individual’s retirement benefits. Therefore, those participants in the Retirement Plan whose compensation exceeds the IRC limit are also participants in the Excess Cash Balance Plan, described on Page 59, which provides a benefit equal to the difference between the amount a participant receives from the Retirement Plan and the amount the participant would have received were it not for the IRC limits. The Retirement Plan and Excess Cash Balance Plan take into account only base salary and annual bonus in determining pension benefits. Therefore, long-term incentives, stock options, and stock awards have no effect on the calculation of benefits or payments under these plans.

401(k) Plan

The Company has a 401(k) Plan that is available to employees whose primary place of employment is in the United States, as well as to expatriate U.S. employees. Prior to January 1, 2018, the 401(k) Plan limited participation to employees who had attained at least the age of 21 and had completed one year of service consisting of 1,000 hours. Effective January 1, 2018, eligible associates may contribute to the 401(k) Plan following 28 days of employment and are eligible for Company matching contributions upon completion of one year of service consisting of at least 1,000 hours. All of the NEOs participate in the 401(k) Plan, other than Mr. Kimble. As of January 1, 2018, the 401(k) Plan allows eligible employees to contribute up to 40% of their compensation on a pre-tax basis, subject to a maximum of $18,500. The Company matches 25% of employees’ pre-tax contributions on up to the first 4% of the employees’ compensation (subject to certain limitations). The matching contribution is made in cash. Matching contributions are vested incrementally over the first five years of participation. Please see Note 8 to the Summary Compensation Table on Pages 48 through 49 for the amount of the Company match for each of the NEOs.

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Executive Compensation

Supplemental Executive Retirement Plan

The Company maintains a Supplemental Executive Retirement Plan (the “SERP”), described on Page 60, for certain senior officers of the Company and other key employees, including the NEOs. The SERP is an unfunded plan that sets an annual target for each participant consisting of a percentage of base salary and annual bonus based on the Company’s performance against target. This is the same target as set under the Annual Bonus Plan. Contributions range from 4% to 12% of salary and annual bonus, depending on the Company’s performance against an established target, with an 8% contribution being made for target performance. The Compensation Committee establishes the SERP target each year, and it is normally the same as the performance target under the Annual Bonus Plan. In addition, performance-based participant accounts accrue interest at the rate of 6% annually. The SERP also provides for the continuation of medical and dental insurance benefits following retirement to vested participants who were participants in the SERP prior to the start of the 2014 fiscal year when this benefit was closed to new participants.

Based upon the Company’s performance in 2017, a credit of 4% of 2017 base salary was made to the SERP for each of the NEOs. Credits to the SERP are based only on base salary and annual bonus, if paid; therefore, long-term incentives, stock options, and stock awards have no effect on the calculation of benefits or payments under this plan. As of the end of 2017, the account balances of the NEOs ranged from $106,092 for Mr. Verma to $2,106,636 for Mr. Johnson. Under the terms of the SERP, executives are vested in their account balances based upon a combination of age and service. As of the end of 2017, all of the NEOs, other than Mr. Verma who has not yet met the age and service requirements, were vested in the SERP.

International Assignment Compensation

We provide expatriate employees, such as Mr. Kimble, with additional benefits and allowances that are designed to minimize any financial detriment or gain to the employee from the international assignment. For Mr. Kimble, who was the only NEO who was an expatriate employee in 2017, we provided benefits and allowances for certain home leave, goods and services differential, dependent education, housing, relocation, automobile costs, and tax preparation assistance.

Perquisites

We provide the NEOs with certain perquisites, which the Compensation Committee believes to be reasonable and consistent with its overall objective of attracting and retaining talented executives. The Company provides the NEOs with an automobile allowance, financial planning, medical expense allowance, supplemental long-term disability insurance, and life insurance. In addition, the Company reimburses Mr. Johnson for reasonable expenses of using car service for transportation in the New York metropolitan area. In addition, we provide for continuation of medical and dental insurance benefits following retirement to vested participants in the SERP prior to the start of the 2014 fiscal year when the benefit became closed to new participants. We do not provide a gross-up to executives for the income tax liability they incur due to their receipt of these perquisites.

Executive Employment Agreements

As more fully described on Pages 49 through 52, we have employment agreements with each of our NEOs. Other than the agreements with Mr. Johnson as CEO, the agreements are in the same form.

Our employment agreements with the NEOs provide for severance payments to the executive if we terminate the executive’s employment without cause or if the executive terminates his or her employment for good reason. These payments to the NEOs, calculated as if termination of employment occurred at the end of our last fiscal year, are set out in the tables on Pages 61 through 71.

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Executive Compensation

The NEOs would receive an enhanced severance payment if the executive’s employment is terminated without cause or if the executive terminates employment for good reason within two years following a change in control. For an executive to receive the enhanced severance payment, two events must occur: first, employment must be terminated for one of the specified reasons, and second, this termination must occur within two years following a change in control. We believe that these provisions, which we have had in place for a number of years, provide appropriate protection to our executives, comparable to that available at other public companies, and, with regard to the enhanced severance following a change in control, protect us from losing key executives during a period when a change in control may be threatened or pending. None of the NEOs is entitled to a gross-up payment for any excise taxes that may become payable in connection with a change in control.

All of the NEOs have agreed in their employment contracts not to compete with the Company for two years following their termination of employment and not to hire Company employees during that same period. This restriction does not apply following a change in control.

Procedures for Determining Compensation

Setting Compensation, Establishing Goals, and Evaluating Performance

As reflected in the following timeline, the Compensation Committee oversees a rigorous and comprehensive compensation approval, goal setting, and performance review process:

Annual Review
and Approvals
(Jan. - March)
•	The Compensation Committee reviews any feedback from shareholder engagement meetings regarding the compensation program.

•	At its February meeting, the Committee discusses further refined planning and preliminary recommendations for the next fiscal year’s compensation program.

•	At its March meeting, final recommendations are presented, and the Committee approves the executive compensation design, components, and awards for each executive, and establishes the applicable annual and LTIP performance goals.

•	The Committee meets privately with the independent consultant to review and approve the CEO’s compensation.
Compensation
Planning
(May - Nov.)
•	During its meetings over this period, the Committee has preliminary discussions with management and compensation consultants regarding the compensation program design for the following year, including reviewing compensation trends, peer group composition, a competitive analysis of individual executives’ compensation relative to market, preliminary pay recommendations, and the current incentive payout forecast. The Committee provides feedback and direction regarding the program design for the next fiscal year.

•	The Committee meets privately with the independent consultant regarding the CEO’s compensation.
Additional
Reviews
(During Year)
•	The Compensation Committee meets at other times during the year with management and privately with the independent consultant to review performance against the established performance goals, discuss developments, emerging trends, and talent updates.

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Executive Compensation

Each year, in advance of making compensation decisions for the forthcoming year, the Compensation Committee meets with management and reviews the Company’s overall executive compensation program in light of the Company’s long-term strategy and financial objectives approved by the Finance Committee and the Board. The Committee meets with management, the Company’s compensation consultant, and the Committee’s independent compensation consultant to review the executive compensation environment, including recent developments and trends in executive compensation relative to the Company’s executive compensation program, and a historical view of the pay-for-performance correlation in the program and any changes to the program being recommended by management or either of the consultants.

After the financial results for the prior year have been finalized and audited, the Compensation Committee meets to review and approve bonus and incentive compensation payments for the prior year and to review and approve compensation arrangements—base salaries, stock awards, and incentive plan targets—for the upcoming year. The Compensation Committee meets privately with its independent compensation consultant for the purpose of establishing the compensation of the CEO, including establishing target awards under the Annual Bonus Plan and the LTIP, and making stock awards to him under the Stock Incentive Plan. Except in the case of promotions or other unusual circumstances, the Compensation Committee considers granting stock awards only at this meeting, which is normally held within a few weeks following the issuance of the Company’s full-year earnings release for the prior year.

The Compensation Committee may hold other meetings during the year to review specific issues related to executive compensation, new developments in executive compensation, or other issues related to management resources. The Compensation Committee also has responsibility, along with the Nominating and Governance Committee, for annually reviewing compensation paid to non-employee directors and making recommendations to the full Board regarding the directors’ compensation program.

Benchmarking Approach

We have established benchmarks for compensation, including cash and equity, for each NEO. These benchmarks are reviewed annually and are based upon compensation for comparable positions in a peer group consisting of publicly-traded athletic footwear and apparel retailers and other specialty retail companies having revenues of approximately one-third to two and one-half times the Company’s revenue. We also use the peer group data to assess the competitiveness of total direct compensation awarded to our senior executives and as a data point in designing compensation plans, benefits, and perquisites.

The Compensation Committee has determined that the following companies comprise the appropriate peer group for executive compensation purposes based upon the nature of their businesses, revenues, and the pool from which they recruit their executives. The companies included in our peer group for 2017 compensation decisions were:

Abercrombie & Fitch Co.	Dick’s Sporting Goods Inc.	Genesco Inc.
American Eagle Outfitters, Inc.	DSW Inc.	L Brands, Inc.
Ascena Retail Group, Inc.	The Finish Line Inc.	Ross Stores, Inc.
Autozone, Inc.	GameStop Corp.	Signet Jewelers Limited
Bed, Bath & Beyond Inc.	The Gap Inc.	Williams-Sonoma, Inc.
Caleres, Inc.

40	2018 Proxy Statement

Executive Compensation

One goal of the Compensation Committee is to provide competitive total compensation opportunities for the NEOs that vary with Company performance. The Compensation Committee uses the peer group benchmark information as a reference point in evaluating executive compensation, assessing the competitiveness of total direct compensation awarded to our senior executives, and designing compensation plans, benefits, and perquisites; it does not, however, attempt to match the compensation of each executive position in the Company precisely with that of an equivalent position in the peer group. In general, the Compensation Committee looks to position an executive’s total compensation between the median and 75th percentile of comparable positions at peer companies, consistent with the Company’s revenue in relation to peer companies. The Compensation Committee also considers other factors, including performance, responsibility, experience, tenure, internal equity, and market positioning, when determining compensation.

Use of Compensation Consultants

The Compensation Committee has retained as its advisor a nationally-recognized executive compensation consultant—Compensation Advisory Partners (“CAP”)—that is independent and performs no work for management. CAP reports directly to the Compensation Committee, meets with the Committee privately without management present, and regularly communicates privately with the Committee Chair. The Compensation Committee has assessed the independence of CAP based on standards promulgated by the SEC and concluded that no conflict of interest exists that would prevent it from serving as an independent consultant to the Committee. Each year, the Committee’s compensation consultant reviews a report on risk in relation to the Company’s compensation policies and practices, provides a pay-for-performance analysis of our executive compensation program, and reviews the CEO’s compensation. In addition, each year the Compensation Committee’s consultant reviews the compensation program for non-employee directors, and the Compensation Committee, together with the Nominating and Governance Committee, consider the consultant’s report on the program. Management utilizes the services of ClearBridge Compensation Group, a nationally-recognized compensation consultant, to provide advice on the executive compensation program and plan design.

Management Involvement in Developing the Compensation Program

Management is involved in various aspects of developing the executive compensation program. Our Senior Vice President and Chief Human Resources Officer, Vice President—Global Total Rewards, and staff in the Human Resources Department work with our CEO to develop compensation recommendations for all corporate and executive officers other than the CEO. The CEO or the Senior Vice President and Chief Human Resources Officer reviews these proposals with the Compensation Committee Chair, and may make changes to the recommendations based upon his input, before the recommendations are presented to the Compensation Committee for review. Our Senior Vice President and General Counsel also attends meetings of the Compensation Committee and participates in some of these discussions and preparations.

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Executive Compensation

Additional Information

Key Compensation Governance Policies

Independent Compensation Consultant

With regard to executive and director compensation matters, our Compensation Committee directly retains, and is advised by, an independent compensation consultant who performs no other work for the Company.

Clawback Policy

We have adopted a clawback policy that provides for the recovery of incentive compensation—paid in cash or equity—if the Compensation Committee determines that an executive engaged in fraud or gross misconduct which results in an accounting adjustment, whether or not the adjustment results in a restatement of our financial statements. The Compensation Committee is closely monitoring the proposed SEC rules regarding recoupment of incentive-based compensation and will amend the policy if necessary when the final rules are adopted.

Stock Ownership Guidelines

We have meaningful stock ownership guidelines for our senior executives. These are set at six times annual base salary for the CEO three times annual base salary for executive vice presidents, two times annual base salary for senior vice presidents, and a multiple of annual base salary for other covered executives. If an executive has not met the ownership requirements following a five-year phase-in period, the executive is required to hold 100% of net shares acquired from the vesting of restricted stock or RSUs or the exercise of stock options until they comply with the stock ownership guidelines. At the end of 2017, all of the NEOs met or exceeded their applicable ownership guidelines.

No Tax Gross-Ups

We do not provide a tax gross-up with regard to any compensation, benefit, or perquisite paid by the Company, other than our relocation program that is applicable to all employees. We also do not provide tax gross-ups for any amount paid to an executive upon termination of employment or in connection with a change in control.

Anti-Hedging Policy

We do not permit our executives to take short positions in our shares or to hedge their economic interest in their shares.

No Stock Option Repricing

Our Stock Incentive Plan does not permit the repricing of stock options without shareholder approval.

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Executive Compensation

Compensation Plans and Risk

We believe that our compensation program encourages our NEOs to take energetic action to improve the Company’s performance without encouraging them to take undue risk. The performance-based annual cash bonus and LTIP elements of the program are paid based upon performance as compared to the Company’s annual and two-year financial plans, which are prepared each year by the Company’s management and reviewed and approved by the Finance Committee and the Board. No bonuses are paid unless the applicable performance goals are achieved. We believe that, on balance, the plans are reasonably achievable under normal business conditions. This encourages our executives to manage the business well without pressuring them to take undue risks in order to obtain a bonus payment.

Our equity-based compensation for the NEOs is designed with a similar goal in mind. We believe that our equity grants are reasonable in relation to overall compensation. Stock options normally vest ratably over a three-year period and have a 10-year term, reducing the risk that an executive will take short-term action to inflate the price of the Company’s stock for a brief period.

LTIP payouts are calculated at the conclusion of a two-year performance period, but are not actually paid to the participant until after an additional year of vesting has been satisfied. In addition to serving as a retention vehicle, this also requires that the executive continue to have the value of the stock portion of his or her award at risk, dependent on fluctuations in stock price, for an additional year. It also allows a year to pass in which any issues concerning the Company’s operating or financial performance may come to light before payments are made.

In addition, there are certain other factors related to our compensation programs for the NEOs that we believe help reduce the likelihood that our compensation programs will encourage our executives to take undue risk, as described below. Please also see Page 45 for a discussion of compensation and risk in our compensation plans more generally, and the procedures we followed to evaluate this.

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Executive Compensation

Factor	Description

ROIC as Bonus Measurement	As a retail company, we believe that one of the potential risks we have is that management will attempt to achieve profit targets without taking into account the capital used, particularly working capital invested in inventory and operating leases. We have, therefore, designed our LTIP for senior management, including the NEOs, to take into account ROIC as well as net income in determining whether a bonus will be paid.

No Bonus Payments to Executives with Poor Performance Ratings	We have designed our plans so that executives who receive a “Not Meeting Performance” rating under the Company’s annual performance appraisal process are not eligible to receive an annual bonus payment. This helps prevent an individual executive from taking any action inconsistent with the business plan or otherwise exposing the Company to undue risk.

Bonus Targets	Bonus targets are based on the financial plan that is reviewed and approved by the Board.

Incentive Payments Proportional to Base Salary	We believe that our cash incentive payments are not outsized in relation to base salary. Mr. Johnson, as CEO, has the opportunity to earn at target 150% of his base salary in annual bonus and 250% of his base salary in LTIP. Comparable percentages for the other NEOs currently range from 75% to 100% for annual bonus and LTIP.

Bonus Caps	Annual cash bonus and the cash portion of the LTIP awards to executives are capped and do not include excessive leverage.

Mix of Components	We use a mix of annual and long-term incentive components, as well as a mix between the use of cash and equity.

Delegation of Authority

The Compensation Committee currently has delegated authority to its Chair to approve, between committee meetings, time-vested RSU awards up to 7,500 RSUs per individual award and stock option awards up to 25,000 shares per individual award, in both cases only to executives who are not corporate or executive officers of the Company, division chief executive officers, or general managers. It is expected that the Chair would use this authority to approve awards made during the course of the year in connection with promotions, new hires, or special retention purposes. Options are priced at fair market value on the date the Chair signs the approval, which is the grant date for awards made under this delegation authority. Similarly, the value of RSU awards is based on the fair market value on the date the Chair signs the approval. The Chair did not use this authority in 2017. The Compensation Committee has not delegated authority to management to make stock option, restricted stock, RSU, or other equity-based awards.

Items Disregarded for Bonus Calculations

Annual Bonus and LTIP payments are formula-driven based upon Company performance, and our 2017 program for the NEOs does not provide for discretionary adjustments based upon individual performance. The Compensation Committee may, however, in its sole discretion, determine to eliminate or reduce the amounts payable under these incentive programs, but has no discretion to increase Annual Bonus or LTIP payments. When establishing the targets, the Compensation Committee normally specifies certain items that it considers to be unusual or non-recurring, and these events, if they occur, are excluded when calculating payments. All of the references in this CD&A to target and actual performance levels refer to amounts after taking these adjustments into consideration.

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Executive Compensation

Accounting and Tax Considerations of Executive Compensation

While we review both the accounting and tax effects of various components of compensation, these effects are not a significant factor in the Compensation Committee’s allocation of compensation among the different components. With respect to awards made before the 2017 tax reform legislation, it was the Committee’s intent that compensation paid to executive officers should generally be fully deductible for U.S. tax purposes, and, consistent with this intent, the Committee structured our bonus, long-term incentive, and stock option programs so that payments made under them may qualify for the performance-based exception of Section 162(m) of the IRC (“Section 162(m)”). However, the Committee believes that in certain instances it is in the Company’s and our shareholders’ best interests to have the flexibility to pay compensation that is not deductible so that we may provide compensation consistent with our program and objectives.

The amendments to Section 162(m) that were made by the 2017 tax reform legislation are generally effective for tax years after December 31, 2017, but subject to a transition rule under which those amendments will not apply to compensation payable pursuant to a written binding contract that was in effect on November 2, 2017, and is not materially modified after that date. Pursuant to the 2017 tax reform legislation, Section 162(m) will apply to each employee who serves as the Company’s principal executive officer or principal financial officer during the taxable year, each other employee of the Company who is among the three most highly compensated officers during such taxable year, and any other employee who was a covered employee of the Company for any preceding taxable year beginning after December 31, 2016. In addition, the 2017 tax reform legislation amended Section 162(m) to eliminate the “performance-based compensation” exception effective for tax years after December 31, 2017. The Committee continues to assess the impact of the amendments to Section 162(m) and other changes contained in the 2017 tax reform legislation on the Company’s executive compensation programs in the future. Notwithstanding the change in the tax law, the Committee is committed to the principles of linking executive pay closely to the Company’s strategy and performance, establishing challenging and measureable performance goals, and providing payout limits under annual and long-term incentive plans. Further, the Compensation Committee reserves the right to modify compensation that was initially intended to be exempt from Section 162(m) if it determines that such modifications are consistent with the Company’s business needs.

Compensation and Management Resources Committee Report

The Compensation Committee has reviewed and discussed the CD&A with management and, based on that review and discussion, has recommended to the Board that the CD&A be included in this Proxy Statement.

Members of the Compensation Committee

Alan D. Feldman, Chair	Cheryl Nido Turpin	Steven Oakland
Maxine Clark		Kimberly Underhill

Compensation and Risk

The Company has completed a risk-related review and assessment of our compensation program and considered whether our executive compensation is reasonably likely to result in a material adverse effect on the Company. As part of this review, the independent compensation consultant to the Compensation Committee reviewed risk in relation to the Company’s compensation policies and practices with the Company’s human resources executives directly involved in compensation matters. The consultant reviewed the compensation policies and practices in effect for corporate and division employees through the manager level, store managers, and store associates, and reviewed the features we have built into the compensation programs to discourage excessive risk taking by employees, including a balance between different elements of compensation, differing time periods for different elements, consistent Company-wide programs, plan performance targets based on the corporate budgeting process, and stock ownership guidelines for senior management.

2018 Proxy Statement	45

Executive Compensation	Executive Compensation

Summary Compensation Table

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name and Principal Position (1)	Year	Salary ($)(2)	Bonus ($)(3)	Stock Awards ($)(4)(5)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(6)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)(7)	All Other Compensation ($)(8)	Total ($)

Richard A. Johnson	2017	1,100,000	—	2,750,061	2,200,005	—	294,161	48,995	6,393,222
Chairman, President and	2016	1,087,500	—	2,062,522	2,200,016	2,599,932	403,443	572,455	8,925,868
Chief Executive Officer	2015	1,037,500	—	918,793	3,328,479	2,866,278	420,164	49,353	8,620,567

Lauren B. Peters	2017	675,000	—	506,314	500,009	—	174,281	7,646	1,863,250
Executive Vice President	2016	657,500	—	1,579,759	450,010	714,088	205,626	84,011	3,690,994
and Chief Financial Officer	2015	595,000	—	226,888	512,320	857,976	196,559	20,404	2,409,147

Stephen D. Jacobs	2017	850,000	—	637,554	500,009	—	179,511	32,924	2,199,998
Executive Vice President and	2016	844,445	—	2,654,792	450,010	952,238	222,934	117,513	5,241,932
Chief Executive Officer—North America

Lewis P. Kimble	2017	650,000	—	365,679	450,013	—	263,152	386,641	2,115,485
Executive Vice President and	2016	642,460	—	1,365,680	450,010	635,262	326,186	235,970	3,655,568
Chief Executive Officer—International

Pawan Verma	2017	493,333	—	1,785,721	225,006	—	49,737	43,855	2,597,652
Executive Vice President and	2016	461,250	—	261,603	225,005	360,252	70,795	239,928	1,618,833
Chief Information and Customer	2015	216,071	455,095	1,665,162	225,105	208,958	49,650	80,988	2,901,029
Connectivity Officer

Notes to Summary Compensation Table

(1)	Richard A. Johnson has served as Chairman of the Board since May 2016, and President and Chief Executive Officer since December 2014. Mr. Johnson previously served as Executive Vice President and Chief Operating Officer from May 2012 to November 2014; Executive Vice President and Group President—Retail Stores from July 2011 to May 2012; President and Chief Executive Officer of Foot Locker U.S., Lady Foot Locker, Kids Foot Locker, and Footaction from January 2010 to June 2011; President and Chief Executive Officer of Foot Locker Europe from August 2007 to January 2010; and President and Chief Executive Officer of Footlocker.com/Eastbay from April 2003 to August 2007.

Lauren B. Peters has served as Executive Vice President and Chief Financial Officer since July 2011.

Stephen D. Jacobs has served as Executive Vice President and Chief Executive Officer—North America since February 2016 and has been an executive officer of the Company as of this date. Mr. Jacobs previously served as Executive Vice President and Chief Executive Officer Foot Locker—North America from December 2014 through February 2016; and President and Chief Executive Officer of Foot Locker U.S., Lady Foot Locker, Kids Foot Locker, and Footaction from July 2011 to November 2014.

Lewis P. Kimble has served as Executive Vice President and Chief Executive Officer—International since February 2016 and has been an executive officer of the Company as of this date. Mr. Kimble previously served as President and Chief Executive Officer of Foot Locker Europe from February 2010 to February 2016.

Pawan Verma has served as Executive Vice President and Chief Information and Customer Connectivity Officer since September 2017. Mr. Verma previously served as Senior Vice President and Chief Information Officer from August 2015 to September 2017.

(2)	The amounts in columns (c) and (g) reflect the annual base salaries and non-equity incentive plan compensation, respectively, earned by our NEOs for the designated years. For 2017, because no non-equity incentive plan compensation was earned, the amount of earned base salary represented the following percentage of the NEOs’ total compensation:
Mr. Johnson (17.2%), Ms. Peters (36.2%), Mr. Jacobs (38.6%), Mr. Kimble (30.7%), and Mr. Verma (19.0%). Information on the NEOs’ employment agreements appears beginning on Page 49.

(3)	For 2015, the amount in this column reflects (i) the sign-on bonus of $300,000 that Mr. Verma received in connection with the commencement of his employment in August 2015 plus (ii) the difference between Mr. Verma’s prorated annual bonus paid to him under the Annual Bonus Plan for 2015 and the annual bonus payment that would have been paid to him under the Annual Bonus Plan if he had been a participant for the entire 2015 fiscal year.

(4)	The amounts in these columns reflect the stock and option awards granted in the designated years. The amounts represent the aggregate grant date fair value of the awards granted in each respective year calculated in accordance with stock-based compensation accounting rules. A discussion of the assumptions used in computing the award values may be found in Note 21 to our financial statements in our 2017 Annual Report on Form 10-K. As provided under the SEC’s rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions and include, for restricted stock awards, expected dividend payments at the same rate as paid on our shares of Common Stock. Please see the Grants of Plan-Based Awards Table beginning on Page 52 for additional information on awards granted in 2017. The amounts shown in the table do not necessarily reflect the actual value that may be recognized by the NEOs.

(5)	The amounts in this column include the grant date fair value of performance-based RSUs granted for the long-term performance measurement periods of 2017-18, 2016-17, and 2015-16, valued at grant date based upon the probable outcome of meeting the performance conditions, which is based on the target performance level. The amounts are consistent with the estimates of the aggregate compensation cost to be recognized over the service period determined at the grant date under stock-based compensation accounting rules, and exclude the effect of estimated forfeitures. Assuming the maximum performance level, the grant date fair value of the performance-based RSUs granted for the long-term performance measurement period of 2017-18 would be $5,500,049 for Mr. Johnson, $1,012,555 for Ms. Peters, $1,275,035 for Mr. Jacobs, $731,286 for Mr. Kimble, and

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Executive Compensation

$555,012 for Mr. Verma. This column also includes restricted stock or time-based RSU awards, where applicable. Please see the Grants of Plan-Based Awards Table beginning on Page 52 for additional information on the awards granted in 2017.

(6)	For 2017, there were no cash incentive payouts made under the Annual Bonus Plan for 2017 and no LTIP payouts were earned for the 2016-17 performance measurement period. For 2016, this column reflects the sum of the cash incentive payouts made in 2017 under the Annual Bonus Plan for 2016 and the cash portion of the earned LTIP payout for the 2015-16 performance measurement period that was paid in 2018, as shown in Table I below. For 2015, this column reflects the sum of the cash incentive payouts made in 2016 under the Annual Bonus Plan for 2015 and the cash portion of the earned LTIP payout for the 2014-15 performance measurement period that was paid in 2017, as shown in Table II below.

I—Cash Incentive Payouts for 2016

	Payout in 2017	Payout in 2018
Name	Annual Bonus Plan Cash Payment for 2016 ($)	LTIP 2015-16 Performance Period (Cash Payout Earned— Paid in 2018) ($)	Total As Shown in Summary Compensation Table ($)
R. Johnson	1,301,738	1,298,194	2,599,932
L. Peters	393,514	320,574	714,088
S. Jacobs	521,867	430,371	952,238
L. Kimble	318,018	317,244	635,262
P. Verma	184,039	176,213	360,252

II—Cash Incentive Payouts for 2015

	Payout in 2016	Payout in 2017
Name	Annual Bonus Plan Cash Payment for 2015 ($)	LTIP 2014-15 Performance Period (Cash Payout Earned— Paid in 2017) ($)	Total As Shown in Summary Compensation Table ($)
R. Johnson	1,719,656	1,146,622	2,866,278
L. Peters	512,831	345,145	857,976
P. Verma	143,255	65,703	208,958

(7)	The amounts in this column represent the annual change in pension value during each of our last three fiscal years. Please see Page 58 for more information on 2017 pension benefits.

(8)	The amounts in this column represent perquisites and other compensation attributable to the executives for 2017, valued at the incremental cost to the Company of providing them, which represents the actual cost:
	•	The amounts shown under Universal Life Insurance Premiums reflect the total amounts paid for the insurance premiums and fees.
	•	The amounts shown under Medical Expense Reimbursement reflect amounts reimbursed in 2017, which may also include reimbursement of amounts submitted in 2017 for expenses incurred in 2016.
	•	The amounts shown under Accrual for Post-Retirement Medical reflect the amounts accrued in 2017 for the actuarial present value of the future cost of providing this benefit to these individuals. These benefit accruals reflect adjustments in premiums, a decrease in the applicable discount rate and the adoption of the RPH 2017 Generational Mortality Table Projected using Scale MP 2017.
	•	The amounts shown under 401(k) Match reflect the Company’s matching contribution under the Foot Locker 401(k) Plan made to the NEO’s account.
	•	For Mr. Kimble, the amounts shown under Foreign Earnings and Expatriate Tax Payments reflect expatriate compensation for 2017 in his position as Executive Vice President and Chief Executive Officer—International in Vianen, The Netherlands. Under Foreign Earnings, the amount shown includes expatriate benefits and allowances for certain home leave, goods and services differential, dependent education, housing, relocation, automobile costs, and tax preparation assistance in connection with his international assignment. Mr. Kimble received the majority of these benefits and allowances under the Company’s international assignment policy (“IAP”), which applies to employees on international assignment and is designed to minimize any financial

48	2018 Proxy Statement

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detriment or gain to the employee from the assignment. Under Expatriate Tax Payments, the amount shown includes tax equalization payments, and U.S. and foreign tax payments net of hypothetical tax deductions, in connection with his international assignment. These payments are made under the IAP and are designed to facilitate these assignments by holding these employees responsible for the tax liabilities they would have incurred had they remained in their home countries. The amount reported under Expatriate Tax Payments represents the sum of the actual tax payments and other tax items associated with his assignment less his hypothetical tax withholding.

Name	Auto. Allow. ($)	Car Service Reimb. ($)	Univ. Life Ins. Prem. ($)	Med. Expense Reimb. ($)	Exec. Physical ($)	Supp. LTD Ins. Prem. ($)	Accrual for Post- Ret. Med.	Financial Planning ($)	401(k) Match ($)	Foreign Earnings ($)	Expatriate Tax Payments ($)	Total ($)
R. Johnson	9,487	11,706	5,186	5,025	978	4,913	—	9,000	2,700	—	—	48,995
L. Peters	—	—	2,897	1,007	1,042	—	—	—	2,700	—	—	7,646
S. Jacobs	26,648	—	—	43	—	—	3,533	—	2,700	—	—	32,924
L. Kimble	—	—	3,733	765	—	—	—	—	—	171,274	210,869	386,641
P. Verma	15,094	—	2,540	5,000	749	5,523	—	12,249	2,700	—	—	43,855

Employment Agreements

We have employment agreements with each of the NEOs, and we describe the material terms of each of these agreements below. Information on estimated potential payments and benefits upon termination of the agreements is described under Potential Payments Upon Termination or Change in Control beginning on Page 61.

Richard A. Johnson

Position. We entered into an employment agreement with Mr. Johnson on November 6, 2014 in connection with his promotion to serve as our Chief Executive Officer.

Term. The term of this agreement began on December 1, 2014 and ends on January 31, 2019. The agreement contains an “evergreen” renewal provision that provides for additional one-year renewals of the employment term, unless either party gives notice of non-renewal one year prior to the end of the then-current term.

Base Salary and Bonus. During the term of the agreement, the Company shall pay Mr. Johnson an annual base salary of not less than $1,000,000. Mr. Johnson’s 2017 base salary rate was $1,100,000. As Chief Executive Officer, for 2017, Mr. Johnson’s annual bonus at target under the Annual Bonus Plan was 150% of his base salary, and his annual bonus at target under the LTIP was 250% of his base salary at the start of the performance period.

Stock Awards. Mr. Johnson’s agreement provided for certain restricted stock and stock option awards effective December 1, 2014, with vesting subject to his continued employment with the Company.

Benefit Plans and Perquisites. Mr. Johnson is entitled to participate in all bonus, incentive, and equity plans offered to senior executives. He is also eligible to participate in all pension, welfare, and fringe benefit plans and perquisites offered to senior executives. The benefits and perquisites available to Mr. Johnson include:

•	Company-paid life insurance in the amount of his annual base salary;

•	Long-term disability insurance coverage of $25,000 per month;

•	Annual out-of-pocket medical expense reimbursement of up to $7,500;

•	Reimbursement for financial planning expenses of up to $9,000 per year; and

•	Automobile expense reimbursement for up to $40,000 annually and reimbursement of reasonable expenses for car service for transportation within the New York metropolitan area.

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Executive Compensation

Non-Compete Provision. Mr. Johnson’s agreement provides that he may not compete with the Company or solicit our employees for two years following the termination of his employment agreement.

Certain Defined Terms in the Agreement:

“Cause” means with regard to Mr. Johnson:

•	his refusal or willful failure to substantially perform his duties;

•	his dishonesty, willful misconduct, misappropriation, breach of fiduciary duty or fraud with regard to the Company, its business or assets;

•	his willful breach of any material provision of the agreement, which is not cured; or

•	his conviction for a felony (other than a traffic violation) or any other crime involving moral turpitude.

“Change in Control” means any of the following:

•	the Company merges with another company or sells all (or substantially all) of its assets. This event would exclude, for example, mergers (or similar transactions) in which shareholders of the Company prior to the transaction continue to represent a majority of the stock outstanding after the transaction;

•	the acquisition of 35% or more of the outstanding stock; or

•	during any period of not more than 12 months, the directors at the start of the period, plus any new director whose election or nomination for election was approved by at least two-thirds of the directors then remaining on the Board who either were directors at the beginning of the period or whose election or nomination was approved in this manner, do not comprise at least a majority of the Board.

“Good Reason” means,

•	prior to a Change in Control, (A) a reduction in his rate of base salary, other than a reduction that occurs in connection with, and in the same percentage as, an across-the-board reduction over any 3-year period in the base salaries of all senior executives and where the reduction is less than 20% of his base salary; or (B) a material and adverse change in the nature and status of his authority or responsibilities.

•	on or after a Change in Control, (A) a reduction in his rate of base salary; (B) a failure to continue, or a reduction in, the benefits applicable to him without providing a substitute plan(s) providing materially similar benefits; or (C) any material demotion or reduction in his authority or responsibility.

•	at any time, (A) a reduction in his annual bonus classification level; (B) any successor’s failure to assume in writing the Company’s obligations under the agreement; or (C) the Company’s failure to renew the agreement.

Lauren B. Peters, Stephen D. Jacobs, Lewis P. Kimble, and Pawan Verma

Position/Term/Base Salary. We have substantially identical employment agreements with these executives in their current positions, as follows:

Name	Position	Current Term End Date	Current Base Salary Rate ($)
L. Peters	Executive Vice President and Chief Financial Officer	1/31/2019	675,000
S. Jacobs	Executive Vice President and Chief Executive Officer—North America	1/31/2019	850,000
L. Kimble	Executive Vice President and Chief Executive Officer—International	1/31/2019	650,000
P. Verma	Executive Vice President and Chief Information and Customer Connectivity Officer	1/31/2019	550,000

50	2018 Proxy Statement

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The terms of the agreements will automatically be extended for another year unless notice of non-renewal is given by the October 31 prior to the then-current expiration of the term. We pay these executives annual base salaries at rates not less than their salaries at the start of their agreements. The executives’ base salaries for 2017 are shown in the table above.

Benefit Plans and Perquisites. These executives are entitled to participate in all benefit plans and arrangements in effect at the start of the agreement, including retirement plans, Annual Bonus Plan, LTIP, medical, dental, and disability plans, and any other plans subsequently offered to our senior executives.

Non-Compete Provision. The executives’ agreements provide that they may not compete with the Company or solicit our employees for two years following the termination of their employment agreements.

Certain Defined Terms in the Agreements:

“Cause” means each executive’s:

•	refusal or willful failure to substantially perform his or her duties;

•	dishonesty, willful misconduct, or fraud with regard to the Company’s business or assets;

•	willful breach of his or her employment agreement and the executive does not correct the breach; or

•	conviction for a felony (other than a traffic violation) or any other crime involving moral turpitude.

“Change in Control” means any of the following:

•	the Company merges with another company or sells all (or substantially all) of its assets. This event would exclude, for example, mergers (or similar transactions) in which shareholders of the Company prior to the transaction continue to represent a majority of the stock outstanding after the transaction;

•	the acquisition of 35% or more of the outstanding stock; or

•	during any period of not more than 12 months, the directors at the start of the period, plus any new director whose election or nomination for election was approved by at least two-thirds of the directors then remaining on the Board who either were directors at the beginning of the period or whose election or nomination was approved in this manner, do not comprise at least a majority of the Board.

“Disability” means:

•	The executive is incapacitated due to physical or mental illness and, as a result, has not performed his or her duties on a full-time basis for six months, and does not return to perform his or her duties after the Company gives notice.

“Good Reason” means:

Prior to a Change in Control,

•	a reduction in base salary, other than an across-the-board reduction in senior executive salaries over a three-year period and the reduction is less than 20% of the executive’s salary from the beginning of the three-year period; or

•	a material change in the executive’s authority or responsibilities, except temporarily as a result of illness or other absence;

Following a Change in Control,

•	any reduction in base salary;

•	failure to continue the benefit plans and programs that apply to the executive, or the reduction of his or her benefits, without providing substitute comparable plans and benefits; or

•	a material demotion or reduction in executive’s authority or responsibility (except temporarily because of illness or other absence);

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Executive Compensation

At any time,

•	a reduction in the executive’s annual bonus classification level, other than in connection with a redesign that affects all other employees in the executive’s bonus level;

•	failure by a successor to the Company to confirm in writing that it will assume the Company’s obligations under the agreement; or

•	failure by the Company to renew the agreement.

Grants of Plan-Based Awards Table

The following table shows the awards made to the NEOs in 2017 under the Annual Bonus Plan and the LTIP, as well as the RSU and stock option awards under the Stock Incentive Plan:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
									All
								All	Other		Grant
								Other	Option		Date
								Stock	Awards:		Fair
								Awards:	Number of	Exercise	Value of
								Number of	Securities	or Base	Stock
								Shares	Under-	Price of	and
								of Stock	lying	Option	Option
		Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	Awards
Name	Grant Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	($)(5)
R. Johnson	03/22/17(1)	412,500	1,650,000	2,887,500
	03/22/17(2)	171,875	687,500	1,375,000
	03/22/17(2)				9,440	37,760	75,519				2,750,061
	03/22/17(3)								141,207	72.83	2,200,005
L. Peters	03/22/17(1)	126,563	506,250	885,938
	03/22/17(2)	42,188	168,750	337,500
	03/22/17(2)				1,738	6,952	13,903				506,314
	03/22/17(3)								32,093	72.83	500,009
S. Jacobs	03/22/17(1)	212,500	850,000	1,487,500
	03/22/17(2)	53,125	212,500	425,000
	03/22/17(2)				2,189	8,754	17,507				637,554
	03/22/17(3)								32,093	72.83	500,009
L. Kimble	03/22/17(1)	121,875	487,500	853,125
	03/22/17(2)	30,469	121,875	243,750
	03/22/17(2)				1,256	5,021	10,041				365,679
	03/22/17(3)								28,884	72.83	450,013
P. Verma	03/22/17(1)	38,384	153,538	268,691
	10/01/17(1)	35,024	140,094	245,165
	03/22/17(2)	7,266	29,063	58,125
	10/01/17(2)	17,188	68,750	70,047
	03/22/17(2)				898	3,592	7,183				261,605
	10/01/17(2)				113	452	905				15,919
	10/01/17(2)				57	232	465				8,171
	03/22/17(3)								14,442	72.83	225,006
	09/28/17(4)							43,030			1,500,026

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Notes to Grants of Plan-Based Awards Table

(1)	Annual Incentive Awards
Amounts shown reflect the payment levels at threshold, target, and maximum performance for the 2017 fiscal year under the Annual Bonus Plan and reflect the potential amounts that would be paid at the end of the period if the applicable performance goals were achieved. The estimated bonus payouts are based on a percentage of the executive’s base salary, as shown in the table below:

Name	Threshold	Target	Maximum
R. Johnson	37.5%	150%	300%
L. Peters and L. Kimble	18.75%	75%	150%
S. Jacobs	25%	100%	200%
P. Verma	18.75%*	75%*	150%*
	12.5%**	50%**	100%**

*	These estimated payment levels at threshold, target, and maximum performance for the 2017 fiscal year reflect Mr. Verma’s increased bonus opportunity for the period following his promotion, effective October 1, 2017.

**	These estimated payment levels at threshold, target, and maximum performance for the 2017 fiscal year reflect Mr. Verma’s bonus opportunity for the period prior to his promotion.

As shown in Note 6 to the Summary Compensation Table on Page 48, no annual bonuses were earned by the NEOs for 2017.

(2)	LTIP Awards
Provided the performance goals for the 2017-18 long-term performance measurement period are achieved, the payout structure of the executives’ awards is as follows: (a) for Mr. Johnson, 100% of the award would be payable in RSUs and for the other NEOs, 75% of the award would be payable in RSUs under the Stock Incentive Plan, (b) 25% of the award would be payable in cash under the LTIP, and (c) both the cash portion and the stock portion of any payout would be subject to a time-based, one-year vesting period following the end of the performance measurement period before payout to the executives. The amounts shown in the table reflect the estimated payment levels in cash and number of RSUs, as applicable, at threshold, target, and maximum performance for the 2017-18 performance measurement period. Columns (c), (d), and (e) show the estimated cash payments and columns (f), (g), and (h) show the number of RSUs that would be paid out at threshold, target, and maximum performance if the applicable performance goals are achieved.

The threshold, target, and maximum number of RSUs for each executive was calculated on the grant date on the basis of that day’s closing stock price of a share of Common Stock. The closing price on the grant date of March 22, 2017 for each of the NEOs was $72.83. The closing price on September 29, 2017 of $35.22 was used for the RSUs granted to Mr. Verma on Sunday, October 1, 2017. Similarly, the grant date fair values of the RSU awards are based on the closing stock price on these grant dates. The actual number of RSUs paid out will be based on the Company’s performance compared to targets. The value of the RSUs received by an executive will depend upon the Company’s stock price on the payment date in 2020. No dividends are paid or accrued for the RSUs.

The aggregate payout in cash and stock at threshold, target, and maximum performance for each of the NEOs is based on a percentage of the executive’s base salary in the first year of the performance period, adjusted for promotion-related salary increases. The percent of base salary for each executive at threshold, target, and maximum performance is shown in the table below:

Name	Threshold	Target	Maximum
R. Johnson	62.5%	250%	500%
L. Peters and S. Jacobs	25%	100%	200%
L. Kimble and P. Verma	18.75%	75%	150%

No amounts would be paid to the executives under the LTIP awards unless the performance goals for the performance measurement period are achieved.

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(3)	Stock Option Grants
The amounts in column (j) reflect the number of stock options granted in 2017 under the Stock Incentive Plan. The exercise price reflected in column (k) is equal to the closing price of a share of Common Stock on the grant date. In general, no portion of any stock option may be exercised until the first anniversary of its grant date. Vested options may be exercised for ten years following the grant date, unless the option is cancelled or exercised sooner. If the executive retires, becomes disabled, or dies while employed by the Company or one of its subsidiaries, all unexercised options that are then exercisable, plus those options that would have become exercisable on the next anniversary of the grant date, will remain (or become) exercisable as of that date. Options granted in 2017 will become exercisable upon a participant’s termination of employment on or within 24 months following a Change in Control. In general, options may remain exercisable for up to three years following a participant’s retirement or termination due to disability, and for up to one year for any other termination of employment for reasons other than cause.

The vesting schedule for options granted to the executives in 2017 is as follows:

			Vest Date:		Vest Date:		Vest Date:
Name	Grant Date	Shares (#)	Shares (#)		Shares (#)		Shares (#)
R. Johnson	03/22/17	141,207	03/22/18:	47,069	03/22/19:	47,069	03/22/20:	47,069
L. Peters	03/22/17	32,093	03/22/18:	10,697	03/22/19:	10,698	03/22/20:	10,698
S. Jacobs	03/22/17	32,093	03/22/18:	10,697	03/22/19:	10,698	03/22/20:	10,698
L. Kimble	03/22/17	28,884	03/22/18:	9,628	03/22/19:	9,628	03/22/20:	9,628
P. Verma	03/22/17	14,442	03/22/18:	4,814	03/22/19:	4,814	03/22/20:	4,814

(4)	Restricted Stock Units
The amount shown in the table represents the number of RSUs awarded to Mr. Verma under the Stock Incentive Plan on the grant date. The award will vest according to the schedule below, provided that he remains employed by the Company through the applicable vesting dates. No dividends are paid or accrued for RSU awards.

			Vest Date:		Vest Date:
Name	Grant Date	Shares (#)	Shares (#)		Shares (#)
P. Verma	09/28/17	43,030	09/28/20:	21,515	09/28/21:	21,515

(5)	Grant Date Fair Value
The amounts shown in column (l) reflect the aggregate grant date fair value of the RSU and stock option awards granted in 2017, calculated in accordance with stock-based compensation accounting rules. A discussion of the assumptions used in computing the award values may be found in Note 21 to our financial statements in our 2017 Annual Report on Form 10-K. As provided under the SEC’s rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For option awards, the value is calculated by multiplying the Black-Scholes value by the number of options granted. For RSUs, the fair value is calculated by multiplying the closing price of our Common Stock on the NYSE on the award date by the number of RSUs granted. For the performance-based RSUs awarded under the Stock Incentive Plan in connection with the 2017-18 long-term performance measurement period, the fair value is calculated based upon the probable outcome of meeting the performance conditions at the target performance level and multiplying the number of units that would be received at that level by the closing price of a share of our Common Stock on the grant date. This is consistent with the estimate of the aggregate compensation cost to be recognized over the service period determined at the grant date under stock-based compensation accounting rules. All of these values are shown in the table below.

	Black-Scholes
	Value for Stock	Performance-Based RSU	Time-Based RSU	Performance-Based RSU
	Options Granted on	Awards Granted on	Awards Granted on	Awards Granted on
	March 22, 2017	March 22, 2017	September 28, 2017	October 1, 2017
Name	($)	($)	($)	($)
R. Johnson	15.58	72.83	—	—
L. Peters	15.58	72.83	—	—
S. Jacobs	15.58	72.83	—	—
L. Kimble	15.58	72.83	—	—
P. Verma	15.58	72.83	34.86	35.22

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Assuming the maximum performance level, the grant date fair value of the performance-based RSUs granted for the long-term performance measurement period of 2017-18 would be $5,500,049 for Mr. Johnson, $1,012,555 for Ms. Peters, $1,275,035 for Mr. Jacobs, $731,286 for Mr. Kimble, and $555,012 for Mr. Verma.

Outstanding Equity Awards at Fiscal Year-End

The following table shows the number of outstanding stock options, both vested and unvested, and the number of unvested shares of restricted stock and RSUs held by the NEOs at the end of the 2017 fiscal year:

	Option Awards					Stock Awards
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
									Equity
									Incentive
								Equity	Plan Awards:
			Equity					Incentive	Market or
			Incentive					Plan Awards:	Payout
	Number of	Number of	Plan Awards:				Market	Number of	Value of
	Securities	Securities	Number of			Number	Value of	Unearned	Unearned
	Underlying	Underlying	Securities			of Shares	Shares or	Shares,	Shares,
	Unexercised	Unexercised	Underlying			or Units	Units of	Units or	Units or
	Options	Options	Unexercised	Option		of Stock	Stock	Other Rights	Other Rights
	(#)	(#)	Unearned	Exercise	Option	That Have	That Have	That Have	That Have
	Exercisable	Unexercisable	Options	Price	Expiration	Not Vested	Not Vested	Not Vested	Not Vested
Name	(1)	(1)	(#)	($)	Date	(#)(2)	($)(3)	(#)(2)	($)(3)
R. Johnson	80,000	—	—	15.10	03/23/2020	—	—	—	—
	80,000	—	—	18.84	03/23/2021	—	—	—	—
	49,000	—	—	30.92	03/21/2022	—	—	—	—
	47,000	—	—	34.24	03/28/2023	—	—	—	—
	37,000	—	—	45.08	03/26/2024	—	—	—	—
	55,000	—	—	56.35	12/01/2024	—	—	—	—
	138,600	69,300	—	62.11	03/25/2025	—	—	—	—
	46,460	92,920	—	63.79	03/23/2026	—	—	—	—
	—	141,207	—	72.83	03/22/2027	—	—	—	—
	—	—	—	—	—	20,902	1,011,239	—	—
	—	—	—	—	—	—	—	8,084	391,104
	—	—	—	—	—	—	—	9,440	456,707
L. Peters	25,000	—	—	9.93	03/25/2019	—	—	—	—
	40,000	—	—	24.75	05/26/2021	—	—	—	—
	44,000	—	—	30.92	03/21/2022	—	—	—	—
	42,000	—	—	34.24	03/28/2023	—	—	—	—
	34,000	—	—	45.08	03/26/2024	—	—	—	—
	21,333	10,667	—	62.11	03/25/2025	—	—	—	—
	9,503	19,007	—	63.79	03/23/2026	—	—	—	—
	—	32,093	—	72.83	03/22/2027	—	—	—	—
	—	—	—	—	—	18,812	910,125	—	—
	—	—	—	—	—	5,162	249,738	—	—
	—	—	—	—	—	—	—	1,489	72,038
	—	—	—	—	—	—	—	1,738	84,084
S. Jacobs	8,000	—	—	34.24	03/28/2023	—	—	—	—
	12,667	—	—	45.08	03/26/2024	—	—	—	—
	13,600	—	—	56.35	12/01/2024	—	—	—	—
	14,000	7,000	—	62.11	03/25/2025	—	—	—	—
	9,503	19,007	—	63.79	03/23/2026	—	—	—	—
	—	32,093	—	72.83	03/22/2027	—	—	—	—
	—	—	—	—	—	23,515	1,137,656	—	—
	—	—	—	—	—	6,910	334,306	—	—
	—	—	—	—	—	—	—	1,874	90,664
	—	—	—	—	—	—	—	2,189	105,904
L. Kimble	19,000	—	—	45.08	03/26/2024	—	—	—	—
	14,000	7,000	—	62.11	03/25/2025	—	—	—	—
	9,503	19,007	—	63.79	03/23/2026	—	—	—	—
	—	28,884	—	72.83	03/22/2027	—	—	—	—
	—	—	—	—	—	15,677	758,453	—	—
	—	—	—	—	—	5,093	246,399	—	—
	—	—	—	—	—	—	—	1,433	69,329
	—	—	—	—	—	—	—	1,256	60,765
P. Verma	7,564	3,782	—	73.21	08/10/2025	—	—	—	—
	4,751	9,504	—	63.79	03/23/2026	—	—	—	—
	—	14,442	—	72.83	03/22/2027	—	—	—	—
	—	—	—	—	—	6,830	330,435	—	—
	—	—	—	—	—	43,030	2,081,791	—	—
	—	—	—	—	—	2,407	116,451	—	—
	—	—	—	—	—	—	—	1,026	49,638
	—	—	—	—	—	—	—	898	43,445
	—	—	—	—	—	—	—	113	5,467
	—	—	—	—	—	—	—	57	2,758

2018 Proxy Statement	55

Executive Compensation

Notes to Table on Outstanding Equity Awards at Fiscal Year-End

(1)	The Vesting Schedules for the options shown in columns (b) and (c) are as follows:

Total
	Securities Underlying		Vesting Date for 1/3	Vesting Date for 1/3	Vesting Date for 1/3
Name	Unexercised Options (#)	Grant Date	of Total Grant	of Total Grant	of Total Grant
R. Johnson	80,000	03/23/2010	03/23/2011	03/23/2012	03/23/2013
	80,000	03/23/2011	03/23/2012	03/23/2013	03/23/2014
	49,000	03/21/2012	03/21/2013	03/21/2014	03/21/2015
	47,000	03/28/2013	03/28/2014	03/28/2015	03/28/2016
	37,000	03/26/2014	03/26/2015	03/26/2016	03/26/2017
	55,000	12/01/2014	12/01/2015	12/01/2016	12/01/2017
	207,900	03/25/2015	03/25/2016	03/25/2017	03/25/2018
	139,380	03/23/2016	03/23/2017	03/23/2018	03/23/2019
	141,207	03/22/2017	03/22/2018	03/22/2019	03/22/2020
836,487
L. Peters	25,000	03/25/2009	03/25/2010	03/25/2011	03/25/2012
	40,000	05/26/2011	05/26/2012	05/26/2013	05/26/2014
	44,000	03/21/2012	03/21/2013	03/21/2014	03/21/2015
	42,000	03/28/2013	03/28/2014	03/28/2015	03/28/2016
	34,000	03/26/2014	03/26/2015	03/26/2016	03/26/2017
	32,000	03/25/2015	03/25/2016	03/25/2017	03/25/2018
	28,510	03/23/2016	03/23/2017	03/23/2018	03/23/2019
	32,093	03/22/2017	03/22/2018	03/22/2019	03/22/2020
277,603
S. Jacobs	8,000	03/28/2013	03/28/2014	03/28/2015	03/28/2016
	12,667	03/26/2014	03/26/2015	03/26/2016	03/26/2017
	13,600	12/01/2014	12/01/2015	12/01/2016	12/01/2017
	21,000	03/25/2015	03/25/2016	03/25/2017	03/25/2018
	28,510	03/23/2016	03/23/2017	03/23/2018	03/23/2019
	32,093	03/22/2017	03/22/2018	03/22/2019	03/22/2020
115,870
L. Kimble	19,000	03/26/2014	03/26/2015	03/26/2016	03/26/2017
	21,000	03/25/2015	03/25/2016	03/25/2017	03/25/2018
	28,510	03/23/2016	03/23/2017	03/23/2018	03/23/2019
	28,884	03/22/2017	03/22/2018	03/22/2019	03/22/2020
97,394
P. Verma	11,346	08/10/2015	08/10/2016	08/10/2017	08/10/2018
	14,255	03/23/2016	03/23/2017	03/23/2018	03/23/2019
	14,442	03/22/2017	03/22/2018	03/22/2019	03/22/2020
40,043

(2)	The vesting dates for the restricted stock and RSU awards shown in columns (g) and (i) are set forth in the table below. The RSU awards shown in column (g) granted in 2015 were earned following the end of the 2016 fiscal year when the Compensation Committee certified the achievement of the performance goals at above-target performance for the 2015-16 long-term performance measurement period and vested in March 2018; the RSU awards shown in column (i) granted in 2016 were not earned following the end of the 2017 fiscal year because threshold performance for the 2016-17 performance measurement period was not achieved; and the RSU awards shown in column (i) granted in 2017 will be earned only if the threshold performance goals for the 2017-18 performance measurement period are achieved and, if earned, will vest in 2020.

56	2018 Proxy Statement

Executive Compensation

Name	Grant Date	Type of Award	Shares/RSUs (#)	Vesting Date
R. Johnson	03/25/2015	RSU	20,902	03/25/2018
	03/23/2016	RSU	8,084	03/23/2019
	03/22/2017	RSU	9,440	03/22/2020
L. Peters	03/25/2015	RSU	5,162	03/25/2018
	03/23/2016	RSU	9,406	03/23/2019
	03/23/2016	RSU	9,406	03/23/2020
	03/23/2016	RSU	1,489	03/23/2019
	03/22/2017	RSU	1,738	03/22/2020
S. Jacobs	03/25/2015	RSU	6,910	03/25/2018
	03/23/2016	RSU	11,757	03/23/2019
	03/23/2016	RSU	11,758	03/23/2020
	03/23/2016	RSU	1,874	03/23/2019
	03/22/2017	RSU	2,189	03/22/2020
L. Kimble	03/25/2015	RSU	5,093	03/25/2018
	03/23/2016	RSU	15,677	03/23/2019
	03/23/2016	RSU	1,433	03/23/2019
	03/22/2017	RSU	1,256	03/22/2020
P. Verma	08/10/2015	Restricted Stock	6,830	08/10/2018
	08/10/2015	RSU	2,407	03/22/2018
	03/23/2016	RSU	1,026	03/23/2019
	03/22/2017	RSU	898	03/22/2020
	09/28/2017	RSU	21,515	09/28/2020
	09/28/2017	RSU	21,515	09/28/2021
	10/01/2017	RSU	113	10/01/2020
	10/01/2017	RSU	57	10/01/2020

(3)	Value calculated by multiplying the number of unvested shares or units by the closing price of $48.38 on February 3, 2018, which was the last business day of the 2017 fiscal year. The values shown in columns (h) and (j) for the RSUs are based on:

•	the number of RSUs at above-target performance earned for the 2015-16 performance period, which vested in March 2018;

•	the number of RSUs at threshold performance for the 2016-17 performance period, which were not earned following the end of the 2017 fiscal year because threshold performance for the 2016-17 performance measurement period was not achieved; and

•	the number of RSUs that may be earned at threshold performance for the 2017-18 long-term performance period.

Option Exercises and Stock Vested

The following table provides information on the stock options exercised by the NEOs during 2017 and restricted stock and RSU awards that vested during the year:

	Options Awards		Stock Awards
(a)	(b)	(c)	(d)	(e)
	Number of Shares		Number of Shares
	Acquired on	Value Realized	Acquired on	Value Realized
Name	Exercise(#)	on Exercise($)	Vesting(#)	on Vesting($)
R. Johnson	25,000	1,003,000	78,520	5,157,501
L. Peters	25,000	1,646,250	20,000	1,451,800
S. Jacobs	—	—	10,000	748,100
P. Verma	—	—	6,830	335,285

2018 Proxy Statement	57

Executive Compensation

Pension Benefits

The following table provides the present value of the accumulated benefit payable to each of the NEOs and the years of service credited to each of them under the Retirement Plan, the Excess Plan, and the SERP determined using interest rate and mortality rate assumptions consistent with those used in our 2017 financial statements:

(a)	(b)	(c)	(d)	(e)
		Number of Years	Present Value of	Payments During
		Credited Service	Accumulated Benefit	Last Fiscal Year
Name	Plan Name	(#)(1)	($)(1)	($)
R. Johnson	Retirement Plan	19	195,938	—
	Excess Plan	19	738,209
	SERP	15	2,012,818
			2,946,965
L. Peters	Retirement Plan	19	211,863	—
	Excess Plan	19	381,444
	SERP	16	1,300,943
			1,894,250
S. Jacobs	Retirement Plan	18	181,517	—
	Excess Plan	18	377,188
	SERP	9	997,231
			1,555,936
L. Kimble	Retirement Plan	38	680,498	—
	Excess Plan	38	783,049
	SERP	8	670,757
			2,134,304
P. Verma	Retirement Plan	1	10,405	—
	Excess Plan	1	18,288
	SERP	3	141,489
			170,182

Notes to Pension Benefits Table

(1)	In general, the present value of accumulated benefits was determined using the same measurement date (February 4, 2018) and assumptions used for financial reporting purposes. Expected retirement age for the Retirement Plan and the Excess Plan is equal to normal retirement age as defined by the plans. For the SERP, the age at which participants become eligible for retirement under the plan is used as the expected retirement age. The following key assumptions were used in calculating the values in the table above:

•	ASC 715 discount rate of 3.7% for the Retirement Plan and ASC 715 discount rate of 3.4% for the Excess Plan and the SERP;

•	Retirement age is assumed to be 65 for the Retirement Plan and the Excess Plan; for the SERP, the retirement age is assumed to be when age plus years of service equals 65 for participants in the plan on May 26, 2011 and, for participants in the SERP after this date, when the participant reaches age 55 with 10 years of service; and

•	Form of payment for the Retirement Plan and the Excess Plan is a lump sum and form of payment for the SERP is 12 quarterly installments.

The years of service for the SERP reflect the number of years that the executive has been approved by the Compensation Committee as a participant in that plan.

58	2018 Proxy Statement

Executive Compensation

Defined Benefit Retirement Plans

Foot Locker Retirement Plan

The Retirement Plan is a defined benefit plan with a cash balance formula, which covers eligible employees of the Company and substantially all of its U.S. subsidiaries. All qualified employees who are at least 21 years old with one year of service are covered under the Retirement Plan. Plan participants become fully vested in their benefits under this plan generally upon completion of three years of service or upon reaching normal retirement age (age 65) while actively employed.

Under the cash balance formula, each participant has an account, for record keeping purposes only, to which credits are allocated annually based upon a percentage of the participant’s W-2 Compensation, as defined in the Retirement Plan. This percentage is determined by the participant’s years of service with the Company as of the beginning of each calendar year. The following table shows the percentages used to determine credits for each of the years of service indicated:

Years of Service	Percent of All W-2 Compensation (%)	+	Percent of W-2 Compensation Over $22,000 (%)
Fewer than 6	1.10		0.55
6–10	1.50		0.75
11–15	2.00		1.00
16–20	2.70		1.35
21–25	3.70		1.85
26–30	4.90		2.45
31–35	6.60		3.30
More than 35	8.90		4.45

In addition, all balances in the participants’ accounts earn interest at the fixed rate of 6%, which is credited annually. At retirement or other termination of employment, an amount equal to the vested balance then credited to the account under the Retirement Plan is payable to the participant in the form of a qualified joint and survivor annuity (if the participant is married) or a life annuity (if the participant is unmarried). The participant may elect to waive the annuity form of benefit and receive benefits under the plan upon retirement in an optional annuity form or an immediate or deferred lump sum, or, upon other termination of employment, in a lump sum. Additional optional forms of payment are available to participants who were participating in the Retirement Plan as of December 31, 1995.

Foot Locker Excess Cash Balance Plan

The IRC limits annual retirement benefits that may be paid to, and the compensation that may be taken into account in calculating benefits for, any person under a qualified retirement plan, such as the Retirement Plan. Accordingly, for any person covered by the Retirement Plan whose annual retirement benefit, calculated in accordance with the terms of the Retirement Plan, exceeds the limitations of the IRC, the Company has adopted the Foot Locker Excess Cash Balance Plan (the “Excess Plan”). The Excess Plan is an unfunded, non-qualified benefit plan, under which the individual is paid the difference between the IRC limitations and the retirement benefit to which he or she would otherwise be entitled under the Retirement Plan.

Early Retirement Eligibility

The Retirement Plan provides for a reduced benefit payment to a participant who retires after reaching early retirement age but prior to normal retirement age. Early retirement age is defined under the Retirement Plan and the Excess Plan as age 55 with at least 5 years of vesting service. Of the NEOs, Mr. Johnson, Ms. Peters, Mr. Jacobs, and Mr. Kimble are currently eligible for early retirement under these plans.

2018 Proxy Statement	59

Executive Compensation

Foot Locker Supplemental Executive Retirement Plan

In addition, the SERP, which is an unfunded, non-qualified benefit plan, provides for payment by the Company of supplemental retirement, death, and disability benefits to certain executive officers and certain other key employees of the Company and its subsidiaries who participate in this plan. The Compensation Committee sets an annual targeted incentive award under the SERP for each participant consisting of a percentage of salary and bonus based on the Company’s performance against the target. Achievement of the target causes an 8% credit to a participant’s account for that year. The applicable percentage for the year increases or decreases proportionately to the percentage of the Company’s performance in relation to the target, but may not be less than 4% or more than 12% in any year. Participants’ accounts accrue simple interest at the rate of 6% annually.

The NEOs and four other executive officers currently participate in the SERP. Participants in the SERP prior to May 26, 2011 are eligible to receive a benefit only if their age plus years of service at retirement equals at least 65. For persons who become participants in the SERP on or after this date, they would be eligible to receive a benefit only if they are at least age 55 at retirement with 10 years of service. Other than Mr. Verma, each of the NEOs participated in the SERP on May 26, 2011 and has age plus years of service totaling at least 65. Mr. Verma became a participant in the SERP upon his employment commencement date in August 2015 and he is not currently vested in the plan.

If a participant’s employment terminates due to death or disability, he (or his estate) would be entitled to payment of his SERP balance. A participant’s SERP benefit is paid in 12 quarterly installments following retirement, with the first two quarters payable no earlier than six months following retirement. Upon death or disability, a participant’s SERP benefit is paid in a lump sum. For participants in the plan prior to February 2, 2014, the SERP provides for the continuation of medical and dental insurance benefits if an executive meets the applicable age and service requirements when his employment terminates. The benefits would be substantially the same as those benefits to which senior executives are entitled under the Company’s medical and dental plans for active employees. The terminated executive would be required to pay the insurance premium applicable to actively employed senior executives, including any increases in the premiums, and the Company would pay the difference between the actual premium rate and the active employee rate.

Non-qualified Deferred Compensation

(a)	(b)	(c)	(d)	(e)	(f)
	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings	Withdrawals/	Balance at
	in Last FY	in Last FY	in Last FY	Distributions	Last FYE
Name	($)	($)(1)	($)	($)	($)(2)
R. Johnson	—	—	—	—	1,298,194
L. Peters	—	—	—	—	320,574
S. Jacobs	—	—	—	—	430,371
L. Kimble	—	—	—	—	317,244
P. Verma	—	—	—	—	176,213

(1)	No LTIP awards were earned for the 2016-17 performance measurement period.
(2)	These balances reflect the cash portion of the executives’ earned LTIP awards for the 2015-16 performance measurement period reported as 2016 compensation that was paid out in March 2018, as follows:

60	2018 Proxy Statement

Executive Compensation

Name	Earned Cash LTIP Award For the 2015-16 Performance Period Paid in March 2018 ($)
R. Johnson	1,298,194
L. Peters	320,574
S. Jacobs	430,371
L. Kimble	317,244
P. Verma	176,213

Potential Payments Upon Termination or Change in Control

The NEOs’ employment agreements and certain of the plans and programs that the NEOs participate in require the Company to pay compensation to the NEOs if their employment terminates under certain circumstances. Estimates of the compensation, benefits, and vesting of equity grants that may be payable to the NEOs upon termination of employment or change in control, including amounts already vested, are included in the tables below. These estimates reflect, as applicable, that there were no cash incentive payouts made under the Annual Bonus Plan for 2017 and no LTIP payouts were earned for the 2016-17 performance measurement period. The information in the tables assumes a termination date of February 3, 2018.

Richard A. Johnson

Reason for Termination	Severance Payment ($)	Vesting of RS, RSUs and Options ($)	LTIP Payout Eligibility ($)	SERP Benefit ($)	Excess Cash Balance Plan Benefit ($)	Continuation of Health Benefits ($)	Senior Executive Life Insurance ($)	Total ($)
By Company Without Cause or By Executive if Company Breaches Employment Agreement	2,225,000	1,924,653	1,641,944	2,106,636	653,855	866,779	—	9,418,867
	(1)	(2)	(2)	(3)	(4)
Executive Resigns Before End of Term	—	—	—	2,106,636	653,855	866,779	—	3,627,270
				(3)	(4)
Following Change in Control: By Executive for Good Reason or By Company Without Cause	5,525,000	1,924,653	1,641,944	2,106,636	653,855	866,779	—	12,718,867
(5)	(6)	(7)	(8)	(3)	(4)	(9)
Disability	—	1,924,653	1,641,944	2,106,636	653,855	866,779	—	7,193,867
		(10)	(11)	(12)	(4)	(9)(13)
Death	—	1,924,653	1,641,944	2,106,636	653,855	—	1,100,000	7,427,088
		(10)	(11)	(12)	(4)		(14)
Retirement	—	1,924,653	1,641,944	2,106,636	653,855	866,779	—	7,193,867
		(10)	(11)	(7)	(4)	(9)
Cause	—	—	—	—	653,855	—	—	653,855
					(4)

2018 Proxy Statement	61

Executive Compensation

Notes to Table on Richard A. Johnson

(1)	This severance amount includes the following items provided for under the executive’s employment agreement:

Salary continuation for 24 months. Payment of the first six months of salary continuation would be made six months following termination, and the remaining payments would then be made on a monthly basis ($2,200,000).

Annual Bonus for Year of Termination. For the fiscal year in which termination occurs, payment of the annual bonus that would have otherwise been earned if such termination had not occurred. No annual bonus was earned for 2017.

Outplacement. The approximate cost of one year of outplacement services ($25,000).

(2)	Pro Rata Payment of any Unearned LTIP Award.
Pursuant to the executive’s employment agreement, with respect to any non-completed performance period during which termination occurs, payment of any LTIP award (in cash or stock, as applicable) that would have otherwise been earned if such termination had not occurred, as prorated through the termination date.

Payment of any Earned and Unvested LTIP Award. Pursuant to the executive’s employment agreement, with respect to any completed performance period during which termination occurs, payment of any LTIP award (in cash or stock, as applicable) that is earned and unvested as of the termination date. The amount shown in the “Vesting of RS, RSUs and Options” column represents the sum of the (A) value of the RSUs that the executive would have been entitled to receive under the LTIP based on the (i) actual level of achievement of the performance goals for the 2015-16 performance measurement period (20,902 RSUs), and (ii) pro rated target level achievement of the performance goals for the 2017-18 performance measurement period (18,880 RSUs); and (B) intrinsic value on February 3, 2018 of 303,427 stock options that would vest. The RSUs would become immediately vested and payable. The RSUs were valued at $48.38. The RSU awards granted in respect of the 2016-2017 performance measurement period were not earned because threshold performance was not achieved. The amount shown in the “LTIP Payout Eligibility” column represents the cash portion of the LTIP award for the (i) 2015-16 performance measurement period at the actual payout level ($1,298,194), and (ii) 2017-18 performance measurement period at the target payout level pro rated to the termination date ($343,750).
(3)	This amount is the total benefit payable under the SERP. The payments would be made quarterly over a three-year period. The first two quarterly payments would be made on the first day of the calendar quarter that occurs six months following the executive’s termination date, with the remaining payments made quarterly during the remainder of the three-year period.

(4)	Benefit payable as of February 3, 2018 in a lump sum under the Foot Locker Excess Cash Balance Plan six months following the executive’s termination date. No information is provided with respect to the benefit under the Retirement Plan because that plan is available generally to all salaried employees and does not discriminate in terms of scope, terms, or operation in favor of the executive officers.

(5)	This covers termination by the Company without Cause or by the executive for Good Reason during the two-year period following a Change in Control.

(6)	The severance amount equals two times the sum of executive’s annual base salary ($1,100,000) plus annual bonus at target ($1,650,000). Payment would be made in a lump sum six months following termination. The severance amount also includes the approximate cost of one year of outplacement services ($25,000). If the payments or benefits received by the executive following a Change in Control are subject to the excise tax under Section 4999 of the IRC (“Section 4999”), then the Company would automatically reduce the executive’s payments and benefits to an amount equal to $1 less than the amount that would subject him to the excise tax, as long as the reduced amount would result in a greater benefit to him compared to the unreduced amount on a net after-tax basis.

(7)	The amount shown represents the sum of the (A) value of the RSUs that the executive would have been entitled to receive under the LTIP based on the (i) actual level of achievement of the performance goals for the 2015-16 performance measurement period (20,902 RSUs), and (ii) pro rated target level achievement of the performance goals for the 2017-18 performance measurement period (18,880 RSUs); and (B) intrinsic value on February 3, 2018 of 303,427 stock options that would vest. The RSUs would become immediately vested and payable. The RSUs were valued at $48.38. The fair market value of a share of the Company’s stock on February 3, 2018 was less than the exercise price of each of the unvested options that would be accelerated, so the intrinsic value of the option on that date was $0.

62	2018 Proxy Statement

Executive Compensation

(8)	Upon a Change in Control, the Compensation Committee may, but is not required to, approve a pro rata payment to a participant under the LTIP. The amount shown in the table assumes approval of a payout under the plan and represents the cash portion of the LTIP award for the (i) 2015-16 performance measurement period at the actual payout level ($1,298,194), and (ii) 2017-18 performance measurement period at the target payout level pro rated to the termination date ($343,750). The amounts would be payable to the executive on the date of the Change in Control, or as soon as practicable thereafter.

(9)	Executive would be entitled under the SERP to the continuation of medical and dental insurance benefits following termination. The benefits would be substantially the same as those benefits to which senior executives are entitled under the Company’s medical and dental plans for active employees. Executive would be required to pay the insurance premium applicable to actively employed senior executives, including any subsequent increases in the premiums. The amount shown in the table represents the actuarial present value of all future expected post-termination medical and dental benefits.

(10)	The amount shown represents the sum of the (A) value of the RSUs that the executive would have been entitled to receive under the LTIP based on the (i) actual level of achievement of the performance goals for the 2015-16 performance measurement period (20,902 RSUs), and (ii) target level achievement of the performance goals for the 2017-18 performance period, pro rated to the termination date (18,880 RSUs); and (B) intrinsic value on February 3, 2018 of 162,829 stock options that would vest. The RSUs would be paid out at the same time as the payouts are made to the other participants in the plan for these performance periods in 2018, 2019, and 2020, respectively. The RSUs were valued at $48.38. The actual value of the RSUs to the executive would depend upon the Company’s stock price on the payout dates in 2018, 2019, and 2020, respectively. The fair market value of a share of the Company’s stock on February 3, 2018 was less than the exercise price of each of the unvested options that would be accelerated, so the intrinsic value of the option on that date was $0.

(11)	The Compensation Committee may, but is not obligated to, approve a pro rata payment under the LTIP following the end of the applicable performance period, provided the performance goals for the period are met. The amount shown assumes the approval of a payout to the executive and represents the cash portion of the LTIP award for the (i) 2015-16 performance measurement period based on the actual level of achievement of the performance goals ($1,298,194), and (ii) 2017-18 performance measurement period, pro rated to the termination date, based on a target level of achievement of the performance goals ($343,750). The amounts would be payable to the executive at the same time as the payouts are made for these performance periods to the other participants in 2018, 2019, and 2020, respectively.

(12)	Benefit under the SERP payable in a lump sum following the determination of disability or the date of death.

(13)	The benefit amount assumes the executive does not qualify for disability benefits under Medicare.

(14)	Senior executive life insurance is payable following death in a lump sum to the executive’s beneficiary.

2018 Proxy Statement	63

Executive Compensation

Lauren B. Peters

Reason for Termination	Severance Payment ($)	Vesting of RS, RSUs and Options ($)	LTIP Payout Eligibility ($)	SERP Benefit ($)	Excess Cash Balance Plan Benefit ($)	Continuation of Health Benefits ($)	Senior Executive Life Insurance ($)	Total ($)
By Company Without Cause	1,012,500	—	—	1,361,579	310,312	1,031,084	—	3,715,475
	(1)			(2)	(3)	(4)
By Executive for Good Reason	1,012,500	—	—	1,361,579	310,312	1,031,084	—	3,715,475
	(1)	(5)		(2)	(3)	(4)
Executive Resigns Before End of Term	—	—	—	1,361,579	310,312	1,031,084	—	2,702,975
				(2)	(3)	(4)
Following Change in Control: By Executive for Good Reason or By Company Without Cause	1,856,250	1,328,031	383,855	1,361,579	310,312	1,031,084	—	6,271,111
(6)	(7)	(8)	(9)	(2)	(3)	(4)
Disability	—	1,328,031	383,855	1,361,579	310,312	1,031,084	—	4,414,861
		(10)	(11)	(12)	(3)	(4)(13)
Death	—	1,328,031	383,855	1,361,579	310,312	—	675,000	4,058,777
		(10)	(11)	(12)	(3)		(15)
Retirement	—	417,906	383,855	1,361,579	310,312	1,031,084	—	3,504,736
		(14)	(11)	(2)	(3)	(4)
Cause	—	—	—	—	310,312	—	—	310,312
					(3)

Notes to Table on Lauren B. Peters
(1)	The severance amount equals one-and-a-half times the executive’s annual salary.

(2)

This amount is the total benefit payable under the SERP. The payments would be made quarterly over a three-year period. The first two quarterly payments would be made on the first day of the calendar quarter that occurs six months following the executive’s termination date, with the remaining payments made quarterly during the remainder of the three-year period.

(3)	Benefit payable as of February 3, 2018 in a lump sum under the Foot Locker Excess Cash Balance Plan six months following the executive’s termination date. No information is provided with respect to the benefit under the Retirement Plan because that plan is available generally to all salaried employees and does not discriminate in terms of scope, terms, or operation in favor of the executive officers.
(4)	Executive would be entitled under the SERP to the continuation of medical and dental insurance benefits following termination. The benefits would be substantially the same as those benefits to which senior executives are entitled under the Company’s medical and dental plans for active employees. Executive would be required to pay the insurance premium applicable to actively employed senior executives, including any subsequent increases in the premiums. The amount shown in the table represents the actuarial present value of all future expected post-termination medical and dental benefits.

(5)	The amount shown represents the intrinsic value on February 3, 2018 of 30,867 stock options that would vest. The fair market value of a share of the Company’s stock on February 3, 2018 was less than the exercise price of each of the unvested options that would be accelerated, so the intrinsic value of the option on that date was $0.

64	2018 Proxy Statement

Executive Compensation

(6)	This covers termination by the Company without Cause or by the executive for Good Reason within 24 months following a Change in Control.

(7)	The severance amount equals two times the executive’s annual salary plus annual bonus at target under the Annual Bonus Plan or other annual incentive plan applicable to the executive. If the payments or benefits received by the executive following a Change in Control are subject to the excise tax under Section 4999, then the Company would automatically reduce the executive’s payments and benefits to an amount equal to $1 less than the amount that would subject her to the excise tax, as long as the reduced amount would result in a greater benefit to her compared to the unreduced amount on a net after-tax basis.

(8)	The amount shown represents the sum of the (A) value of 18,812 shares of restricted stock that would vest; (B) value of the RSUs that the executive would have been entitled to receive under the LTIP based on the (i) actual level of achievement of the performance goals for the 2015-16 performance period (5,162 RSUs), and (ii) pro rated target level achievement of the performance goals for the 2017-18 performance measurement period (3,476 RSUs); and (C) intrinsic value on February 3, 2018 of 61,767 stock options that would vest. The RSUs would become immediately vested and payable. The restricted stock and RSUs were valued at $48.38. The fair market value of a share of the Company’s stock on February 3, 2018 was less than the exercise price of each of the unvested options that would be accelerated, so the intrinsic value of the option on that date was $0.

(9)	Upon a Change in Control, the Compensation Committee may, but is not required to, approve a pro rata payment to a participant under the LTIP. The amount shown in the table assumes approval of a payout under the plan and represents the cash portion of the LTIP award for the (i) 2015-16 performance measurement period at the actual payout level ($320,574), and (ii) 2017-18 performance measurement period at the target payout level pro rated to the termination date ($63,281). The amounts would be payable to the executive on the date of the Change in Control, or as soon as practicable thereafter.

(10)	The amount shown represents the sum of the (A) value of 18,812 shares of restricted stock, which the Compensation Committee may, but is not obligated to, accelerate vesting of some or all of these shares; (B) value of the RSUs that the executive would have been entitled to receive under the LTIP based on the (i) actual level of achievement of the performance goals for the 2015-16 performance measurement period (5,162 RSUs), and (ii) target level achievement of the performance goals for the 2017-18 performance period, pro rated to the termination date (3,476 RSUs); and (C) intrinsic value on February 3, 2018 of 30,867 stock options that would vest. The RSUs would be paid out at the same time as the payouts are made to the other participants in the plan for these performance periods in 2018, 2019, and 2020, respectively. The restricted stock and RSUs were valued at $48.38. The actual value of the RSUs to the executive would depend upon the Company’s stock price on the payout dates in 2018, 2019, and 2020, respectively. The fair market value of a share of the Company’s stock on February 3, 2018 was less than the exercise price of each of the unvested options that would be accelerated, so the intrinsic value of the option on that date was $0.

(11)	The Compensation Committee may, but is not obligated to, approve a pro rata payment under the LTIP following the end of the applicable performance period, provided the performance goals for the period are met. The amount shown assumes the approval of a payout to the executive and represents the cash portion of the LTIP award for the (i) 2015-16 performance measurement period based on the actual level of achievement of the performance goals ($320,574), and (ii) 2017-18 performance measurement period, pro rated to the termination date, based on a target level of achievement of the performance goals ($63,281). The amounts would be payable to the executive at the same time as the payouts are made for these performance periods to the other participants in 2018, 2019, and 2020, respectively.

(12)	SERP benefit payable in a lump sum following the determination of disability or the date of death.

(13)	The benefit amount assumes the executive does not qualify for disability benefits under Medicare.

(14)	The amount shown represents the sum of the (A) value of the RSUs that the executive would have been entitled to receive under the LTIP based on the (i) actual level of achievement of the performance goals for the 2015-16 performance measurement period (5,162 RSUs), and (ii) target level achievement of the performance goals for the 2017-18 performance period, pro rated to the termination date (3,476 RSUs); and (B) intrinsic value on February 3, 2018 of 30,867 stock options that would vest. The RSUs would be paid out at the same time as the payouts are made to the other participants in the plan for these performance periods in 2018, 2019, and 2020, respectively. The RSUs were valued at $48.38. The actual value of the RSUs to the executive would depend upon the Company’s stock price on the payout dates in 2018, 2019, and 2020, respectively. The fair market value of a share of the Company’s stock on February 3, 2018 was less than the exercise price of each of the unvested options that would be accelerated, so the intrinsic value of the option on that date was $0.

(15)	Senior executive life insurance benefit is payable following death in a lump sum to the executive’s beneficiary.
2018 Proxy Statement	65

Executive Compensation

Stephen D. Jacobs

Reason for Termination	Severance Payment ($)	Vesting of RS, RSUs and Options ($)	LTIP Payout Eligibility ($)	SERP Benefit ($)	Excess Cash Balance Plan Benefit ($)	Continuation of Health Benefits ($)	Senior Executive Life Insurance ($)	Total ($)
By Company Without Cause	1,275,000	—	—	1,043,713	294,444	1,219,681	—	3,832,838
	(1)			(2)	(3)	(4)
By Executive for Good Reason	1,275,000	—	—	1,043,713	294,444	1,219,681	—	3,832,838
	(1)	(5)		(2)	(3)	(4)
Executive Resigns Before End of Term	—	—	—	1,043,713	294,444	1,219,681	—	2,557,838
				(2)	(3)	(4)
Following Change in Control: By Executive for Good Reason or By Company Without Cause	2,337,500	1,683,721	510,059	1,043,713	294,444	1,219,681	—	7,089,118
(6)	(7)	(8)	(9)	(2)	(3)	(4)
Disability	—	1,683,721	510,059	1,043,713	294,444	1,219,681	—	4,751,618
		(10)	(11)	(12)	(3)	(4)(13)
Death	—	1,683,721	510,059	1,043,713	294,444	—	850,000	4,381,937
		(10)	(11)	(12)	(3)		(14)
Cause	—	—	—	—	294,444	—	—	294,444
					(3)

Notes to Table on Stephen D. Jacobs
(1)	The severance amount equals one-and-a-half times the executive’s annual salary.

(2)	This amount is the total benefit payable under the SERP. The payments would be made quarterly over a three-year period. The first two quarterly payments would be made on the first day of the calendar quarter that occurs six months following the executive’s termination date, with the remaining payments made quarterly during the remainder of the three-year period.

(3)	Benefit payable as of February 3, 2018 in a lump sum under the Foot Locker Excess Cash Balance Plan six months following the executive’s termination date. No information is provided with respect to the benefit under the Retirement Plan because that plan is available generally to all salaried employees and does not discriminate in terms of scope, terms, or operation in favor of the executive officers.

(4)	Executive would be entitled under the SERP to the continuation of medical and dental insurance benefits following termination. The benefits would be substantially the same as those benefits to which senior executives are entitled under the Company’s medical and dental plans for active employees. Executive would be required to pay the insurance premium applicable to actively employed senior executives, including any subsequent increases in the premiums. The amount shown in the table represents the actuarial present value of all future expected post-termination medical and dental benefits.

(5)	The amount shown represents the intrinsic value on February 3, 2018 of 27,200 stock options that would vest. The fair market value of a share of the Company’s stock on February 3, 2018 was less than the exercise price of each of the unvested options that would be accelerated, so the intrinsic value of the option on that date was $0.

(6)	This covers termination by the Company without Cause or by the executive for Good Reason within 24 months following a Change in Control.

(7)	The severance amount equals two times the executive’s annual salary plus annual bonus at target under the Annual Bonus Plan or other annual incentive plan applicable to the executive. If the payments or benefits received by the executive following a Change in Control

66	2018 Proxy Statement

Executive Compensation

are subject to the excise tax under Section 4999, then the Company would automatically reduce the executive’s payments and benefits to an amount equal to $1 less than the amount that would subject him to the excise tax, as long as the reduced amount would result in a greater benefit to him compared to the unreduced amount on a net after-tax basis.

(8)	The amount shown represents the sum of the (A) value of 23,515 shares of restricted stock that would vest; (B) value of the RSUs that the executive would have been entitled to receive under the LTIP based on the (i) actual level of achievement of the performance goals for the 2015-16 performance period (6,910 RSUs), and (ii) pro rated target level achievement of the performance goals for the 2017-18 performance measurement period (4,377 RSUs); and (C) intrinsic value on February 3, 2018 of 58,100 stock options that would vest. The RSUs would become immediately vested and payable. The restricted stock and RSUs were valued at $48.38. The fair market value of a share of the Company’s stock on February 3, 2018 was less than the exercise price of each of the unvested options that would be accelerated, so the intrinsic value of the option on that date was $0.

(9)	Upon a Change in Control, the Compensation Committee may, but is not required to, approve a pro rata payment to a participant under the LTIP. The amount shown in the table assumes approval of a payout under the plan and represents the cash portion of the LTIP award for the (i) 2015-16 performance measurement period at the actual payout level ($430,371), and (ii) 2017-18 performance measurement period at the target payout level pro rated to the termination date ($79,688). The amounts would be payable to the executive on the date of the Change in Control, or as soon as practicable thereafter.

(10)	The amount shown represents the sum of the (A) value of 23,515 shares of restricted stock, which the Compensation Committee may, but is not obligated to, accelerate vesting of some or all of these shares; (B) value of the RSUs that the executive would have been entitled to receive under the LTIP based on the (i) actual level of achievement of the performance goals for the 2015-16 performance measurement period (6,910 RSUs), and (ii) target level achievement of the performance goals for the 2017-18 performance period, pro rated to the termination date (4,377 RSUs); and (C) intrinsic value on February 3, 2018 of 27,200 stock options that would vest. The RSUs would be paid out at the same time as the payouts are made to the other participants in the plan for these performance periods in 2018, 2019, and 2020, respectively. The restricted stock and RSUs were valued at $48.38. The actual value of the RSUs to the executive would depend upon the Company’s stock price on the payout dates in 2018, 2019, and 2020, respectively. The fair market value of a share of the Company’s stock on February 3, 2018 was less than the exercise price of each of the unvested options that would be accelerated, so the intrinsic value of the option on that date was $0.

(11)	The Compensation Committee may, but is not obligated to, approve a pro rata payment under the LTIP following the end of the applicable performance period, provided the performance goals for the period are met. The amount shown assumes the approval of a payout to the executive and represents the cash portion of the LTIP award for the (i) 2015-16 performance measurement period based on the actual level of achievement of the performance goals ($430,371), and (ii) 2017-18 performance measurement period, pro rated to the termination date, based on a target level of achievement of the performance goals ($79,688). The amounts would be payable to the executive at the same time as the payouts are made for these performance periods to the other participants in 2018, 2019, and 2020, respectively.

(12)	SERP benefit payable in a lump sum following the determination of disability or the date of death.

(13)	The benefit amount assumes the executive does not qualify for disability benefits under Medicare.

(14)	Senior executive life insurance benefit is payable following death in a lump sum to the executive’s beneficiary.

2018 Proxy Statement	67

Executive Compensation

Lewis P. Kimble

Reason for Termination	Severance Payment ($)	Vesting of RS, RSUs and Options ($)	LTIP Payout Eligibility ($)	SERP Benefit ($)	Excess Cash Balance Plan Benefit ($)	Continuation of Health Benefits ($)	Senior Executive Life Insurance ($)	Total ($)
By Company Without Cause	975,000	—	—	702,020	690,618	866,779	—	3,234,417
(1)	(2)			(3)	(4)	(5)
By Executive for Good Reason	975,000	—	—	702,020	690,618	866,779	—	3,234,417
(1)	(2)	(6)		(3)	(4)	(5)
Executive Resigns Before End of Term	—	—	—	702,020	690,618	866,779	—	2,259,417
				(3)	(4)	(5)
Following Change in Control: By Executive for Good Reason or By Company Without Cause	1,787,500	1,126,311	378,182	702,020	690,618	866,779	—	5,551,410
(1)(6)	(8)	(9)	(10)	(3)	(4)	(5)
Disability	—	1,126,311	378,182	702,020	690,618	866,779	—	3,763,910
(1)		(11)	(12)	(13)	(4)	(5)(14)
Death	—	1,126,311	378,182	702,020	690,618	—	650,000	3,547,131
(1)		(11)	(12)	(13)	(4)		(16)
Retirement	—	367,857	378,182	702,020	690,618	866,779	—	3,005,456
(1)		(15)	(12)	(3)	(4)	(5)
Cause	—	—	—	—	690,618	—	—	690,618
					(4)

Notes to Table on Lewis P. Kimble
(1)	Executive would be entitled under the International Assignment Policy to certain benefits following the executive’s termination date.

(2)	The severance amount equals one-and-a-half times the executive’s annual salary.

(3)	This amount is the total benefit payable under the SERP. The payments would be made quarterly over a three-year period. The first two quarterly payments would be made on the first day of the calendar quarter that occurs six months following the executive’s termination date, with the remaining payments made quarterly during the remainder of the three-year period.

(4)	Benefit payable as of February 3, 2018 in a lump sum under the Foot Locker Excess Cash Balance Plan six months following the executive’s termination date. No information is provided with respect to the benefit under the Retirement Plan because that plan is available generally to all salaried employees and does not discriminate in terms of scope, terms, or operation in favor of the executive officers.
(5)	Executive would be entitled under the SERP to the continuation of medical and dental insurance benefits following termination. The benefits would be substantially the same as those benefits to which senior executives are entitled under the Company’s medical and dental plans for active employees. Executive would be required to pay the insurance premium applicable to actively employed senior executives, including any subsequent increases in the premiums. The amount shown in the table represents the actuarial present value of all future expected post-termination medical and dental benefits.

(6)	The amount shown represents the intrinsic value on February 3, 2018 of 26,131 stock options that would vest. The fair market value of a share of the Company’s stock on February 3, 2018 was less than the exercise price of each of the unvested options that would be accelerated, so the intrinsic value of the option on that date was $0.

(7)	This covers termination by the Company without Cause or by the executive for Good Reason within 24 months following a Change in Control.

68	2018 Proxy Statement

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(8)	The severance amount equals two times the executive’s annual salary plus annual bonus at target under the Annual Bonus Plan or other annual incentive plan applicable to the executive. If the payments or benefits received by the executive following a Change in Control are subject to the excise tax under Section 4999, then the Company would automatically reduce the executive’s payments and benefits to an amount equal to $1 less than the amount that would subject him to the excise tax, as long as the reduced amount would result in a greater benefit to him compared to the unreduced amount on a net after-tax basis.

(9)	The amount shown represents the sum of the (A) value of 15,677 shares of restricted stock that would vest; (B) value of the RSUs that the executive would have been entitled to receive under the LTIP based on the (i) actual level of achievement of the performance goals for the 2015-16 performance period (5,093 RSUs), and (ii) pro rated target level achievement of the performance goals for the 2017-18 performance measurement period (2,511 RSUs); and (C) intrinsic value on February 3, 2018 of 54,891 stock options that would vest. The RSUs would become immediately vested and payable. The restricted stock and RSUs were valued at $48.38. The fair market value of a share of the Company’s stock on February 3, 2018 was less than the exercise price of each of the unvested options that would be accelerated, so the intrinsic value of the option on that date was $0.

(10)	Upon a Change in Control, the Compensation Committee may, but is not required to, approve a pro rata payment to a participant under the LTIP. The amount shown in the table assumes approval of a payout under the plan and represents the cash portion of the LTIP award for the (i) 2015-16 performance measurement period at the actual payout level ($317,244), and (ii) 2017-18 performance measurement period at the target payout level pro rated to the termination date ($60,938). The amounts would be payable to the executive on the date of the Change in Control, or as soon as practicable thereafter.

(11)	The amount shown represents the sum of the (A) value of 15,677 shares of restricted stock, which the Compensation Committee may, but is not obligated to, accelerate vesting of some or all of these shares; (B) value of the RSUs that the executive would have been entitled to receive under the LTIP based on the (i) actual level of achievement of the performance goals for the 2015-16 performance measurement period (5,093 RSUs), and (ii) target level achievement of the performance goals for the 2017-18 performance period, pro rated to the termination date (2,511 RSUs); and (C) intrinsic value on February 3, 2018 of 26,131 stock options that would vest. The RSUs would be paid out at the same time as the payouts are made to the other participants in the plan for these performance periods in 2018, 2019, and 2020, respectively. The restricted stock and RSUs were valued at $48.38. The actual value of the RSUs to the executive would depend upon the Company’s stock price on the payout dates in 2018, 2019, and 2020, respectively. The fair market value of a share of the Company’s stock on February 3, 2018 was less than the exercise price of each of the unvested options that would be accelerated, so the intrinsic value of the option on that date was $0.

(12)	The Compensation Committee may, but is not obligated to, approve a pro rata payment under the LTIP following the end of the applicable performance period, provided the performance goals for the period are met. The amount shown assumes the approval of a payout to the executive and represents the cash portion of the LTIP award for the (i) 2015-16 performance measurement period based on the actual level of achievement of the performance goals ($317,244), and (ii) 2017-18 performance measurement period, pro rated to the termination date, based on a target level of achievement of the performance goals ($60,938). The amounts would be payable to the executive at the same time as the payouts are made for these performance periods to the other participants in 2018, 2019, and 2020, respectively.

(13)	SERP benefit payable in a lump sum following the determination of disability or the date of death.

(14)	The benefit amount assumes the executive does not qualify for disability benefits under Medicare.

(15)	The amount shown represents the sum of the (A) value of the RSUs that the executive would have been entitled to receive under the LTIP based on the (i) actual level of achievement of the performance goals for the 2015-16 performance measurement period (5,093 RSUs), and (ii) target level achievement of the performance goals for the 2017-18 performance period, pro rated to the termination date (2,511 RSUs); and (B) intrinsic value on February 3, 2018 of 26,131 stock options that would vest. The RSUs would be paid out at the same time as the payouts are made to the other participants in the plan for these performance periods in 2018, 2019, and 2020, respectively. The RSUs were valued at $48.38. The actual value of the RSUs to the executive would depend upon the Company’s stock price on the payout dates in 2018, 2019, and 2020, respectively. The fair market value of a share of the Company’s stock on February 3, 2018 was less than the exercise price of each of the unvested options that would be accelerated, so the intrinsic value of the option on that date was $0.

(16)	Senior executive life insurance benefit is payable following death in a lump sum to the executive’s beneficiary.

2018 Proxy Statement	69

Executive Compensation

Pawan Verma

Reason for Termination	Severance Payment ($)	Vesting of RS, RSUs and Options ($)	LTIP Payout Eligibility ($)	SERP Benefit ($)	Senior Executive Life Insurance ($)	Total ($)
By Company Without Cause	825,000	—	—	106,092	—	931,092
	(1)			(2)
By Executive for Good Reason	825,000	—	—	106,092	—	931,092
	(1)	(3)		(2)
Executive Resigns Before End of Term	—	—	—	106,092	—	106,092
				(2)
Following Change in Control: By Executive for Good Reason or By Company Without Cause	1,512,500	2,632,114	227,776	106,092	—	4,478,482
(4)	(5)	(6)	(7)	(2)
Disability	—	2,632,114	227,776	106,092	—	2,965,982
		(8)	(9)	(10)
Death	—	2,632,114	227,776	106,092	550,000	3,515,982
		(8)	(9)	(10)	(11)

Notes to Table on Pawan Verma

(1)	The severance amount equals one-and-a-half times the executive’s annual salary.

(2)	This amount is the total benefit payable under the SERP. The payments would be made quarterly over a three-year period. The first two quarterly payments would be made on the first day of the calendar quarter that occurs six months following the executive’s termination date, with the remaining payments made quarterly during the remainder of the three-year period.

(3)	The amount shown represents the intrinsic value on February 3, 2018 of 13,348 stock options that would vest. The fair market value of a share of the Company’s stock on February 3, 2018 was less than the exercise price of each of the unvested options that would be accelerated, so the intrinsic value of the option on that date was $0.

(4)	This covers termination by the Company without Cause or by the executive for Good Reason within 24 months following a Change in Control.

(5)	The severance amount equals two times the executive’s annual salary plus annual bonus at target under the Annual Bonus Plan or other annual incentive plan applicable to the executive. If the payments or benefits received by the executive following a Change in Control are subject to the excise tax under Section 4999, then the Company would automatically reduce the executive’s payments and benefits to an amount equal to $1 less than the amount that would subject him to the excise tax, as long as the reduced amount would result in a greater benefit to him compared to the unreduced amount on a net after-tax basis.

(6)	The amount shown represents the sum of the (A) value of 49,860 shares of restricted stock that would vest; (B) value of the RSUs that the executive would have been entitled to receive under the LTIP based on the (i) actual level of achievement of the performance goals for the 2015-16 performance period (2,407 RSUs), and (ii) pro rated target level achievement of the performance goals for the 2017-18 performance measurement period (2,138 RSUs); and (C) intrinsic value on February 3, 2018 of 27,728 stock options that would vest. The RSUs would become immediately vested and payable. The restricted stock and RSUs were valued at $48.38. The fair market value of a share of the Company’s stock on February 3, 2018 was less than the exercise price of each of the unvested options that would be accelerated, so the intrinsic value of the option on that date was $0.

(7)	Upon a Change in Control, the Compensation Committee may, but is not required to, approve a pro rata payment to a participant under the LTIP. The amount shown in the table assumes approval of a payout under the plan and represents the cash portion of the LTIP award for the (i) 2015-16 performance measurement period at the actual payout level ($176,213), and (ii) 2017-18 performance

70	2018 Proxy Statement

Executive Compensation

measurement period at the target payout level pro rated to the termination date ($51,563). The amounts would be payable to the executive on the date of the Change in Control, or as soon as practicable thereafter.

(8)	The amount shown represents the sum of the (A) value of 49,860 shares of restricted stock, which the Compensation Committee may, but is not obligated to, accelerate vesting of some or all of these shares; (B) value of the RSUs that the executive would have been entitled to receive under the LTIP based on the (i) actual level of achievement of the performance goals for the 2015-16 performance measurement period (2,407 RSUs), and (ii) target level achievement of the performance goals for the 2017-18 performance period, pro rated to the termination date (2,138 RSUs); and (C) intrinsic value on February 3, 2018 of 13,348 stock options that would vest. The RSUs would be paid out at the same time as the payouts are made to the other participants in the plan for these performance periods in 2018, 2019, and 2020, respectively. The restricted stock and RSUs were valued at $48.38. The actual value of the RSUs to the executive would depend upon the Company’s stock price on the payout dates in 2018, 2019, and 2020, respectively. The fair market value of a share of the Company’s stock on February 3, 2018 was less than the exercise price of each of the unvested options that would be accelerated, so the intrinsic value of the option on that date was $0.

(9)	The Compensation Committee may, but is not obligated to, approve a pro rata payment under the LTIP following the end of the applicable performance period, provided the performance goals for the period are met. The amount shown assumes the approval of a payout to the executive and represents the cash portion of the LTIP award for the (i) 2015-16 performance measurement period based on the actual level of achievement of the performance goals ($176,213), and (ii) 2017-18 performance measurement period, pro rated to the termination date, based on a target level of achievement of the performance goals ($51,563). The amounts would be payable to the executive at the same time as the payouts are made for these performance periods to the other participants in 2018, 2019, and 2020, respectively.

(10)	SERP benefit payable in a lump sum following the determination of disability or the date of death.

(11)	Senior executive life insurance benefit is payable following death in a lump sum to the executive’s beneficiary.

CEO Pay Ratio

We are a global retailer and approximately 70% of our employees are part-time employees. In 2015, pursuant to a mandate of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the SEC adopted a rule requiring annual disclosure of the ratio of our median employee’s annual total compensation to our Chief Executive Officer’s annual total compensation. As identified using the SEC pay ratio rules, our median employee is a part-time sales associate who worked an average of 18 hours per week in one of our stores in the United States, and whose annual compensation was $8,554 in fiscal year 2017. Our Chief Executive Officer’s compensation during the same time period was $6,402,450, including $9,228 for a health care benefit under a plan that is available generally to all salaried employees, which is not required to be reported as compensation for our Chief Executive Officer in the Summary Compensation Table, as disclosed on Pages 46 through 49, under the SEC rules. Accordingly, our CEO pay ratio based on fiscal year 2017 compensation is approximately 748:1.

We identified our median employee and calculated our CEO pay ratio as follows:

•	We identified the median employee using our employee population (excluding employees in four countries, as further described below) as of the final day of our payroll year, December 31, 2017.

•	We utilized a consistently applied compensation measure (“CACM”) across our global employee population to calculate the median employee compensation. For our CACM, we used base salary derived from our payroll records. Our employees receive a base salary, calculated on an hourly, weekly, monthly, or annual basis. As a result, base salary provides an accurate depiction of earnings for the purpose of identifying our median employee. Because we do not offer short-term incentive awards or widely distribute equity or other long-term incentive awards to our employees, such awards were excluded from our CACM. Given our workforce and the high turnover rates inherent in the retail industry, our methodology included annualizing the compensation for all permanent employees (full-time and part-time) who did not work a full calendar year to properly reflect their compensation levels. For non-salaried

2018 Proxy Statement	71

Executive Compensation

employees, references to “base salary” refer to the product of their hourly wage rate and the average weekly hours they worked. We did not perform any full-time equivalency adjustments or annualize the compensation for temporary or seasonal positions. We did not make any other assumptions, adjustments, exclusions, or estimates with respect to base salary. We also did not make any cost-of-living adjustments or use any statistical sampling.

•	We excluded certain employees under the de minimis exception permitted under the SEC rules. In total, our workforce consisted of 50,864 global full-time, part-time, temporary, and seasonal employees located across 24 countries. As part of our methodology, and in compliance with the pay ratio rule, we excluded all employees in four countries, totaling 117 employees (less than 1% of our total workforce). Employees in the following countries were excluded: Hungary (10 employees), Greece (38 employees), Poland (39 employees), and Turkey (30 employees). As a result, our pay ratio includes 50,747 of our 50,864 employees.

•	After identifying the median employee, we calculated this employee’s total annual compensation in the same manner as the Chief Executive Officer’s compensation, which is described in the Summary Compensation Table on Pages 46 through 49.

Our CEO pay ratio information is a reasonable good faith estimate calculated in a manner consistent with the SEC pay ratio rules and methods for disclosure. The SEC rules do not specify a single methodology for identification of the median employee or calculation of the CEO pay ratio, and other companies may use different assumptions, adjustments, exclusions, or estimates in calculating their CEO pay ratio. Accordingly, CEO pay ratio disclosures may involve a degree of imprecision and may be inconsistent in methodology among different companies. Therefore, the CEO pay ratio disclosed by other companies may not be comparable to the Company’s CEO pay ratio as disclosed above.

Trust Agreement for Certain Benefit Plans

The Company has established a trust for certain benefit plans, arrangements, and agreements, including the SERP, the Foot Locker Excess Cash Balance Plan, the executive employment agreements, and other benefit plans, agreements or arrangements that may be covered at a later date (collectively, the “Benefit Obligations”). Under the trust agreement, if there is a Change in Control of the Company (as defined in the Trust agreement), the trustee would pay to the persons entitled to the Benefit Obligations the amounts to which they may become entitled under the Benefit Obligations. Upon the occurrence of a Potential Change in Control of the Company as defined in the trust agreement, the Company is required to fund the trust with an amount sufficient to pay the total amount of the Benefit Obligations. Following the occurrence, and during the pendency, of a Potential Change in Control, the trustee would be required to make payments of Benefit Obligations to the extent these payments are not made by the Company.

72	2018 Proxy Statement

Equity Compensation Plan Information

The following table provides information as of February 3, 2018 for compensation plans under which equity securities may be issued:

	(a)	(b)	(c)
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($)	Number of Securities Remaining Available For Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a)) (#)
Equity Compensation Plans Approved by Security Holders	2,739,256	52.45	13,284,135	(1)(2)
Equity Compensation Plans Not Approved by Security Holders	—	—	—
Total	2,739,256	52.45	13,284,135

Notes to Equity Compensation Plan Table

(1)	Includes 2,523,865 shares available for future issuance under the 2013 Employees Stock Purchase Plan (the “2013 Purchase Plan”) other than upon the exercise of options, warrants, or rights.

Participating employees under the 2013 Purchase Plan may contribute up to 10% of their annual compensation during a plan year to acquire shares of the Company’s Common Stock at 85% of the lower market price on one of two specified dates in each plan year. In no event may the number of shares purchased on behalf of any one participant in any plan year exceed the number determined by dividing $25,000 by the fair market value of a share on the grant date.

(2)	The Stock Incentive Plan currently is the only plan under which stock awards may be granted to directors, officers, and other employees of the Company.

Payouts under the LTIP may be made in cash or shares of Common Stock. If shares are used, they would be issued as Other Stock-Based Awards under the Stock Incentive Plan.

2018 Proxy Statement	73

Proposal 3: Ratification of the Appointment of our Independent Registered Public Accounting Firm

The Audit Committee is responsible for the appointment, compensation, retention, and oversight of the independent registered public accounting firm retained to audit the Company’s financial statements. The Audit Committee conducts an annual evaluation of the independent registered public accounting firm’s qualifications, performance, and independence. The Audit Committee exercises sole authority to approve all audit engagement fees. In addition to ensuring the regular rotation of the lead audit partner as required by law, the Audit Committee is involved in the selection of, and reviews and evaluates, the lead audit partner.

The Audit Committee has appointed KPMG LLP as our independent registered public accounting firm for the 2018 fiscal year. We are asking shareholders at this meeting to ratify this appointment of KPMG LLP for 2018. KPMG LLP has served as our independent registered public accounting firm since 1995. The Audit Committee and the Board believe that the continued retention of KPMG LLP to serve as the Company’s independent registered public accounting firm is in the best interests of the Company and its shareholders. Although ratification is not required by our By-Laws or otherwise, the Board is submitting the appointment of KPMG LLP to our shareholders for ratification because we value our shareholders’ views regarding this appointment and because we view it as a good corporate governance practice. In the event that shareholders fail to ratify this appointment, it will be considered a recommendation to the Board and the Audit Committee to consider selecting a different firm. Even if the appointment is ratified, the Audit Committee may in its discretion select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

Representatives of KPMG will be present at the 2018 Annual Meeting and will have an opportunity to make a statement and respond to appropriate questions.

The Board recommends a vote FOR Proposal 3.

Audit and Non-Audit Fees

The following table shows the fees we paid to KPMG for the audit of the Company’s annual financial statements for 2016 and 2017, as well as the fees billed for other services KPMG provided during these two fiscal years:

Category	2016 ($)	2017 ($)
Audit Fees(1)	3,176,000	3,438,000
Audit-Related Fees(2)	200,000	287,000
Tax Fees(3)	240,000	322,000
All Other Fees	—	—
Total	3,616,000	4,047,000

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Proposal 3

Notes to Audit and Non-Audit Fees Table

(1)	Audit fees consisted of professional services provided in connection with the audit of our annual financial statements, reviews of financial statements included in our Form 10-Qs, as well as work generally only the independent auditor can reasonably be expected to provide, such as statutory audits.
(2)	Audit-related fees consisted principally of audits of financial statements of certain employee benefit plans and the Foot Locker Foundation as well as due diligence related to an investment.
(3)	Tax fees consisted principally of assistance with matters related to tax compliance.

Audit Committee Preapproval Policies and Procedures

The Audit Committee has a policy that all audit and non-audit services to be provided by our independent accountants, including services for our subsidiaries and affiliates, are to be approved in advance by the Audit Committee, regardless of the estimated cost for providing such services. Between meetings of the Audit Committee, the Audit Committee has delegated this authority to the Audit Committee Chair. In practice, these fees are normally approved by the Audit Committee Chair and reviewed with the Audit Committee at a subsequent meeting. Management reviews with the Audit Committee at regularly scheduled meetings the total amount and nature of the audit and non-audit services provided by the independent accountants, including services for our subsidiaries and affiliates, since the Audit Committee’s last meeting.

Audit Committee Report

In accordance with the charter adopted by the Board, the Audit Committee assists the Board in fulfilling its oversight responsibilities in the areas of the Company’s accounting policies and practices and financial reporting. The Audit Committee is responsible for the appointment, compensation, and oversight of the independent registered public accounting firm. The Company’s management is responsible for establishing and maintaining adequate internal control over financial reporting.

The Audit Committee consists of five independent directors, as independence is defined under the NYSE rules. All of the Audit Committee members meet the expertise requirements under the NYSE rules.

The Audit Committee held nine meetings in 2017. At its meetings during 2017, the Audit Committee discussed with management, the Company’s independent registered public accounting firm (KPMG LLP), and the Company’s internal auditors the assessment of the Company’s internal control over financial reporting. The Audit Committee also discussed with KPMG its attestation report and opinion on the Company’s internal control over financial reporting contained in the 2017 Annual Report on Form 10-K. The Audit Committee regularly meets privately with KPMG, the internal auditors, and the Director of Internal Controls during the year.

The Audit Committee reviewed and discussed with management and KPMG the audited financial statements for the 2017 fiscal year, which ended February 3, 2018. The Audit Committee also discussed with KPMG the matters required to be discussed by applicable Public Company Accounting Oversight Board (the “PCAOB”) standards. The Audit Committee, both with and without management present, discussed and reviewed the results of KPMG’s examination of the financial statements and the overall quality of the Company’s financial reporting.

The Audit Committee engages in an annual evaluation of the independent registered public accounting firm’s qualifications. In evaluating and selecting the Company’s independent registered public accounting firm, the Audit Committee considers, among other things, historical and recent performance of the current independent audit firm, an analysis of known significant legal or regulatory proceedings related to the firm, external data on audit quality and performance, including PCAOB reports, industry experience, audit fee revenues, firm capabilities and audit approach, and the independence, tenure, and partner rotation of the audit firm. The Audit Committee also considers the advisability and potential impact of selecting a different independent registered public accounting firm. The Audit Committee obtained from KPMG the written disclosures and the letter required by applicable PCAOB requirements regarding the independent accountant’s communications with the Audit

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Proposal 3

Committee concerning independence, and has discussed with KPMG its independence and any relationships that may affect its objectivity. The Audit Committee also considered whether the non-audit services provided by KPMG to the Company are compatible with maintaining KPMG’s independence. The Audit Committee has satisfied itself that KPMG is independent.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the 2017 Annual Report on Form 10-K.

Members of the Audit Committee
Guillermo G. Marmol, Chair	Jarobin Gilbert, Jr.	Matthew M. McKenna
Ulice Payne, Jr.	Dona D. Young

76	2018 Proxy Statement

Deadlines and Procedures for Nominations and Shareholder Proposals

Proposals for Inclusion in our 2019 Proxy Materials

Under SEC Rule 14a-8, if a shareholder would like us to include a proposal in our proxy statement and form of proxy for the 2019 Annual Meeting, our Secretary must receive the proposal at our corporate headquarters at 330 West 34th Street, New York, New York 10001 by December 14, 2018 in order to be considered for inclusion in the 2019 proxy statement.

Director Nominations for Inclusion in our 2019 Proxy Materials (Proxy Access)

Under our proxy access bylaw, a shareholder, or a group of up to 20 shareholders, owning at least 3% of the Company’s outstanding common stock continuously for at least three years as of the date of the notice of nomination, may nominate and include in the Company’s proxy materials director nominees constituting up to two individuals or 20% of the Board, whichever is greater (subject to certain limitations set forth in the By-Laws), provided that the shareholder(s) and nominee(s) satisfy the requirements specified in the By-Laws. Our Secretary must receive your notice of a proxy access nomination for the 2019 Annual Meeting at our corporate headquarters at 330 West 34th Street, New York, New York 10001 no earlier than November 14, 2018 and no later than December 14, 2018. You should carefully review the requirements specified in the Company’s By-Laws, which are available on the corporate governance section of the Company’s corporate website at www.footlocker.com/corpgov. You may also obtain a printed copy of the By-Laws by writing to the Secretary at the Company’s headquarters.

Other Proposals or Nominations for the 2019 Annual Meeting

For any shareholder proposal that is not submitted under SEC Rule 14a-8, and any nomination of directors not submitted pursuant to our proxy access bylaw provision, our By-Laws describe the procedures that must be followed. Under these procedures, we must receive notice of a shareholder’s intention to introduce a nomination or proposed item of business for an annual meeting not less than 90 days nor more than 120 days before the first anniversary of the prior year’s annual meeting. For the 2019 Annual Meeting, we must receive this notice no earlier than January 23, 2019 and no later than February 22, 2019, assuming that our 2019 Annual Meeting is held on schedule. However, if we hold the 2019 annual meeting on a date that is not within 25 days before or after the first anniversary of the prior year’s Annual Meeting, then we must receive the notice no later than ten days after the earlier of the date we first provide notice of the meeting to shareholders or announce it publicly. Proposals for nomination for directors and other items of business should be addressed to the Secretary, 330 West 34th Street, New York, New York 10001 and must contain the information specified in the Company’s By-Laws, which are available on the corporate governance section of our corporate website at www.footlocker.com/corpgov or from the Secretary.

2018 Proxy Statement	77

Questions and Answers about this Annual Meeting and Voting

Q: What is included in these proxy materials?

A: The proxy materials include our 2018 Proxy Statement and 2017 Annual Report on Form 10-K. If you received printed copies of these materials by mail, these materials also include the proxy card for the 2018 Annual Meeting.

Q: May I obtain an additional copy of the 2017 Annual Report on Form 10-K?

A: You may obtain an additional copy of our 2017 Annual Report on Form 10-K without charge by writing to our Investor Relations Department at Foot Locker, Inc., 330 West 34th Street, New York, New York 10001. It is also available free of charge through our corporate website at www.footlocker.com/corpgov.

Q: What constitutes a quorum for the Annual Meeting?

A: We will have a quorum and will be able to conduct the business of the Annual Meeting if the holders of a majority of the shares outstanding and entitled to vote are present at the meeting, either in person or by proxy. We will count abstentions and broker non-votes, if any, as present and entitled to vote in determining whether we have a quorum.

Q: Who may vote at the Annual Meeting?

A: Only shareholders of record on the books of the Company as of March 26, 2018 (the record date) are entitled to vote at the Annual Meeting and any adjournments or postponements of the meeting on the items of business described in this Proxy Statement. There were 118,115,818 shares of Common Stock outstanding as of March 26, 2018. Each share of Common Stock is entitled to one vote.

Q: Can I vote shares held in employee plans?

A: If you hold shares of the Company’s Common Stock through the Foot Locker 401(k) Plan or the Foot Locker Puerto Rico 1165(e) Plan, your proxy card includes the number of shares allocated to your plan account. Your proxy card will serve as a voting instruction card for these shares for the plan trustee to vote the shares. The trustee will vote only those shares for which voting instructions have been given. To allow sufficient time for voting by the trustees of these plans, your voting instructions must be received by 11:59 p.m. EDT on May 20, 2018.

78	2018 Proxy Statement

Questions and Answers

Q: What proposals are shareholders voting on at this meeting and what are the voting recommendations of the Board and the vote requirements to approve the proposals?

A: The proposals that you are being asked to vote on at the Annual Meeting, our Board’s voting recommendations, and the vote required to approve each proposal are as follows:

Proposal		Board’s Voting Recommendation	Vote Required to Approve
Proposal 1	Election of Ten Directors to Serve for One-Year Terms	FOR EACH NOMINEE	Majority of Votes Cast by Shareholders
Proposal 2	Advisory Approval of the Compensation of our NEOs	FOR	Majority of Votes Cast by Shareholders
Proposal 3	Ratification of the Appointment of KPMG LLP as Our Independent Registered Public Accounting Firm for 2018	FOR	Majority of Votes Cast by Shareholders

Q: Could other matters be voted on at the Annual Meeting?

A: We do not know of any other business that will be presented at the 2018 Annual Meeting. If any other matters are properly brought before the meeting for consideration, then the persons named as proxies will have the discretion to vote on those matters for you using their best judgment.

Q: What happens if I do not vote my shares?

A: This depends on how you hold your shares and the type of proposal. If you hold your shares in “street name,” such as through a bank or brokerage account, it is important that you cast your vote if you want it to count for Proposals 1 and 2. If you do not instruct your bank or broker regarding how to vote your shares on these proposals, no votes will be cast on your behalf because the broker does not have discretionary authority to vote. This is called a “broker non-vote.” With regard to Proposal 3, your bank or broker will have discretion to vote any uninstructed shares for this proposal.

If you are a “shareholder of record,” meaning your stock ownership is reflected directly on the books and records of the Company’s transfer agent, or if you hold your shares through the Foot Locker 401(k) Plan or Foot Locker 1165(e) Plan, no votes will be cast on your behalf on any of the proposals if you do not cast your vote.

Q: How will the votes be counted?

A: Votes will be counted and certified by an independent inspector of election.

If you abstain from voting or there is a broker non-vote on any matter, your abstention or broker non-vote will not affect the outcome of such vote because abstentions and broker non-votes are not considered to be votes cast.

2018 Proxy Statement	79

Questions and Answers

Q: How do I vote my shares?

A: You may vote using any of the following methods:

Telephone	Scanning	Ballot

If you are located within the United States or Canada, you may vote your shares by calling 1-800-690-6903 and following the recorded instructions. Telephone voting is available 24 hours a day and will be accessible until 11:59 p.m. EDT on May 22, 2018. The telephone voting system has easy to follow instructions and allows you to confirm that the system has properly recorded your vote. If you vote by telephone, you do NOT need to return a proxy card or voting instruction form.	You may scan the QR Code provided to you to vote your shares through the Internet with your mobile device. Internet voting is available 24 hours a day and will be accessible until 11:59 p.m. EDT on May 22, 2018. You will be able to confirm that the system has properly recorded your vote. You do NOT need to return a proxy card or voting instruction form if you scan your QR code to vote.	You may vote by ballot at the Annual Meeting if you decide to attend in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the meeting. If you plan to vote by ballot at the Annual Meeting, you do NOT need to return a proxy card or voting instruction form.

Internet	Mail

You may vote your shares through the Internet at www.proxyvote.com. Internet voting is available 24 hours a day and will be accessible until 11:59 p.m. EDT on May 22, 2018. As with telephone voting, you will be able to confirm that the system has properly recorded your vote. If you vote via the Internet, you do NOT need to return a proxy card or voting instruction form.	If you received printed copies of the proxy materials by mail, you may vote by mail. Simply mark your proxy card or voting instruction form, date and sign it, and return it in the postage-paid envelope that we included with your materials.

All shares that have been properly voted and not revoked will be voted at the Annual Meeting. If you sign and return a proxy card but do not give voting instructions, the shares represented by that proxy card will be voted as recommended by the Board.

Q: Can I change my mind after voting my shares?

A: Yes, you may revoke your proxy at any time before it is used by

•	sending a written notice to the Secretary at the Company’s corporate headquarters,

•	delivering a valid proxy card with a later date,

•	providing a later dated vote by telephone or Internet, or

•	voting by ballot at the Annual Meeting.

80	2018 Proxy Statement

Questions and Answers

Q: Will my vote be confidential?

A: Yes, we maintain the confidentiality of our shareholders’ votes. All proxy cards, electronic voting, voting instructions, ballots, and voting tabulations identifying shareholders are kept confidential from the Company, except:

•	as necessary to satisfy any applicable legal requirements,

•	when a shareholder requests disclosure or writes a comment on a proxy card,

•	in a contested proxy solicitation, and

•	to allow independent inspectors of election to tabulate and certify the vote.

Q: Do I need an admission ticket or proof of share ownership to attend the Annual Meeting?

A: Yes, attendance at the meeting will be limited to shareholders as of March 26, 2018 (or their authorized representatives) having an admission ticket or proof of their share ownership, and guests of the Company. If you plan to attend the meeting, please indicate this when you vote, and we will promptly mail an admission ticket to you.

If your shares are held in the name of a bank, broker, or other holder of record and you plan to attend the meeting, you can obtain an admission ticket in advance by providing proof of your ownership, such as a brokerage account statement, to the Secretary at Foot Locker, Inc., 330 West 34th Street, New York, New York 10001. If you do not have an admission ticket, you must show proof of your ownership of the Company’s Common Stock at the registration table at the door.

Q: Who pays the cost of this proxy solicitation?

A: We will pay for the cost of the solicitation of proxies, including the preparation, printing, and mailing of the proxy materials.

Proxies may be solicited, without additional compensation, by our directors, officers, or employees by mail, telephone, facsimile, in person, or otherwise. We will request banks, brokers, and other custodians, nominees, and fiduciaries to deliver proxy materials to the beneficial owners of the Company’s Common Stock and obtain their voting instructions, and we will reimburse those firms for their expenses under both SEC and NYSE rules. In addition, we have retained Innisfree M&A Incorporated to assist us in the solicitation of proxies for a fee of $12,500 plus out-of-pocket expenses.

Q: Why did I receive a Notice of Internet Availability of Proxy Materials but no proxy materials?

A: We are furnishing proxy materials to our shareholders primarily over the Internet under the SEC’s notice and access rules instead of mailing full sets of the printed materials. We believe that this procedure reduces costs, provides greater flexibility to our shareholders, and lessens the environmental impact of our Annual Meeting. On or about April 13, 2018, we started mailing a Notice of Internet Availability of Proxy Materials (the “Foot Locker Notice”) to most of our shareholders in the United States. The Foot Locker Notice contains instructions on how to access and read our 2018 Proxy Statement and our 2017 Annual Report to Shareholders on the Internet and to vote online. If you received a Foot Locker Notice by mail, you will not receive paper copies of the proxy materials in the mail, unless you request them. Instead, the Foot Locker Notice instructs you on how to access and read the Proxy Statement and Annual Report and how you may submit your vote over the Internet. If you received a Foot Locker Notice by mail and would like to receive a printed copy of the materials, please follow the instructions on the Foot Locker Notice for requesting the materials, and we will promptly mail the materials to you.

We are mailing to shareholders, or making available to shareholders via the Internet, this Proxy Statement, form of proxy card, and our 2017 Annual Report on Form 10-K on or about April 13, 2018.

2018 Proxy Statement	81

Questions and Answers

Q: What is “householding” and how does it affect me?

A: The Company has adopted the “householding” procedure approved by the SEC, which allows us to deliver one set of documents to a household of shareholders instead of delivering a set to each shareholder in a household, unless we have been instructed otherwise. This procedure is more environmentally friendly and cost-effective because it reduces the number of copies to be printed and mailed. Shareholders who receive proxy materials in paper form will continue to receive separate proxy cards/voting instruction forms to vote their shares. Shareholders who receive the Foot Locker Notice will receive instructions on submitting their proxy cards/voting instruction form via the Internet.

If you would like to change your householding election, request that a single copy of the proxy materials be sent to your address, or request a separate copy of the proxy materials, please contact Broadridge Financial Solutions, Inc., by calling (866) 540-7095 or by writing to Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York 11717. We will promptly deliver the proxy materials to you upon receipt of your request. If you hold your shares in street name, please contact your bank, broker, or other record holder to request information about householding.

Q: Where is the location of the 2018 Annual Meeting?

A: This year’s annual meeting will be held at NYC33, 125 West 33rd Street, New York, New York 10001 (located between 6th Avenue and 7th Avenue). You may consult the following directions:

Directions

By subway

Take any of the A, C, E, 1, 2, or 3 subway lines to 34th Street–Penn Station. NYC33 is on the north side of 33rd Street between 6th Avenue and 7th Avenue.

By car

NYC33 is on the north side of 33rd Street between 6th Avenue and 7th Avenue.

By Order of the Board of Directors

Sheilagh M. Clarke

Senior Vice President, General Counsel and Secretary

April 13, 2018

82	2018 Proxy Statement

Connecting With Our Customers

330 WEST 34TH STREET New York, NY 10001

Thank you	for being a shareholder and for the trust you have in Foot Locker, Inc.

Y O U R   V O T E   I S   I M P O R T A N T

P L E A S E   V O T E   Y O U R   P R O X Y

FOOT LOCKER, INC.
330 WEST 34TH STREET
NEW YORK, NY 10001

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E38556-P04997-Z71995                   KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

FOOT LOCKER, INC.

Proposals - The Board of Directors recommends a vote FOR EACH NOMINEE for Director in Proposal 1.

1.	Election of Ten Directors to Serve for One-Year Terms.
			For	Withhold
Nominees:

	1a.	Maxine Clark

	1b.	Alan D. Feldman

	1c.	Richard A. Johnson

	1d.	Guillermo G. Marmol

	1e.	Matthew M. McKenna

	1f.	Steven Oakland

	1g.	Ulice Payne, Jr.

	1h.	Cheryl Nido Turpin

	1i.	Kimberly Underhill

	1j.	Dona D. Young

The Board of Directors recommends a vote FOR Proposals 2 and 3.		For	Against	Abstain

2.	Advisory Approval of the Company’s Executive Compensation.

3.	Ratification of the Appointment of Independent Registered Public Accounting Firm.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address changes and/or comments, please check this box and write them on the back where indicated.

Please indicate if you plan to attend this meeting.
		Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report with Form 10-K are available at www.proxyvote.com.

E38557-P04997-Z71995

FOOT LOCKER, INC.
Annual Meeting of Shareholders
May 23, 2018 at 9:00 A.M. Eastern Daylight Time
This proxy is solicited by the Board of Directors of Foot Locker, Inc.

Sheilagh M. Clarke, John A. Maurer, and Lauren B. Peters, or any of them, each with the power of substitution, are hereby authorized to vote the shares of the undersigned at the Annual Meeting of Shareholders of Foot Locker, Inc., to be held on May 23, 2018, at 9:00 A.M., local time, at NYC33, 125 West 33rd Street, New York, New York 10001, and at any adjournment or postponement thereof, upon the matters set forth in Foot Locker, Inc.’s Proxy Statement and upon such other matters as may properly come before the Annual Meeting, voting as specified on the reverse side of this card with respect to the matters set forth in the Proxy Statement, and voting in the discretion of the above-named persons on such other matters as may properly come before the Annual Meeting.

IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET, PLEASE SIGN AND DATE THE REVERSE SIDE OF THIS PROXY CARD AND PROMPTLY RETURN IT IN THE ENCLOSED ENVELOPE. THE PERSONS NAMED ABOVE AS PROXIES CANNOT VOTE THE SHARES UNLESS YOU SIGN AND RETURN THIS CARD OR VOTE BY TELEPHONE OR INTERNET. YOU MAY SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, BUT YOU NEED NOT MARK ANY BOX IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS.

EMPLOYEE PLANS

IF YOU ARE A PARTICIPANT IN THE FOOT LOCKER 401(k) PLAN OR THE FOOT LOCKER PUERTO RICO 1165(e) PLAN, BY SIGNING AND RETURNING THIS PROXY CARD (OR VOTING BY TELEPHONE OR INTERNET), YOU WILL AUTHORIZE THE PLAN TRUSTEES TO VOTE THOSE SHARES ALLOCATED TO YOUR ACCOUNT AS YOU HAVE DIRECTED.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

SCAN TO VIEW MATERIALS & VOTE

FOOT LOCKER, INC.

ANNUAL MEETING FOR HOLDERS AS OF 3/26/18

TO BE HELD ON 5/23/18

Your vote is important. Thank you for voting.

Read the Proxy Statement and have the voting instruction form below at hand. Please note that the telephone and Internet voting turns off at 11:59 p.m. ET the night before the meeting or cut-off date.

Vote by Internet: www.proxyvote.com, or scan the QR Barcode above.

Vote by Phone:	1-800-454-8683

Vote by Mail:	Use the envelope enclosed

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	E38566-P05037

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting. The following materials are available at www.proxyvote.com:
Notice and Proxy Statement and Annual Report with Form 10-K

Proposals - The Board of Directors recommends a vote FOR EACH NOMINEE for Director in Proposal 1.

1.	Election of Ten Directors to Serve for One-Year Terms.

	Nominees:		For	Withhold

	1a.	Maxine Clark

	1b.	Alan D. Feldman

	1c.	Richard A. Johnson

	1d.	Guillermo G. Marmol

	1e.	Matthew M. McKenna

	1f.	Steven Oakland

	1g.	Ulice Payne, Jr.

	1h.	Cheryl Nido Turpin

	1i.	Kimberly Underhill

	1j.	Dona D. Young

PLEASE “X” HERE ONLY IF YOU PLAN TO ATTEND THE MEETING AND VOTE THESE SHARES IN PERSON

The Board of Directors recommends a vote FOR Proposals 2 and 3.		For	Against	Abstain

2.	Advisory Approval of the Company’s Executive Compensation.

3.	Ratification of the Appointment of Independent Registered Public Accounting Firm.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Signature [PLEASE SIGN WITHIN BOX]	Date